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                                                                     EXHIBIT 2.1


                         AGREEMENT OF PURCHASE AND SALE

                                  By and Among

                                MISS ERIKA, INC.,

                CERTAIN OF THE STOCKHOLDERS OF MISS ERIKA, INC.,

                              ME ACQUISITION CORP.

                                       and

                             NORTON MCNAUGHTON, INC.
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                                Table of Contents

SECTION I.      PURCHASE AND SALE OF THE ASSETS......................    2

      1.01      Purchase and Sale of the Assets......................    2

SECTION II.     THE PURCHASE PRICE...................................    9

      2.01      Purchase Price.......................................    9
      2.02      Earn Out.............................................   10
      2.03      Allocation of Purchase Price.........................   14
      2.04      Registration Rights..................................   15

SECTION III.    REPRESENTATIONS AND WARRANTIES
                OF THE STOCKHOLDERS..................................   21

      3.01      Organization and Qualification.......................   22
      3.02      Authority............................................   22
      3.03      No Legal Bar; Conflicts..............................   23
      3.04      Capitalization.......................................   23
      3.05      Financial Statements; No Undisclosed Liabilities.....   23
      3.06      Accounts Receivable; Inventories.....................   24
      3.07      Accounts Payable, Etc................................   25
      3.08      Absence of Certain Changes...........................   25
      3.09      Loans, Etc...........................................   26
      3.10      Real Property Owned or Leased........................   26
      3.11      Title to Assets; Condition of Property...............   27
      3.12      Taxes................................................   27
      3.13      Permits; Compliance with Applicable Law; Permits;
                Environmental........................................   28
      3.14      Licenses.............................................   31
      3.15      Contractual and Other Obligations; Customers and
                Suppliers............................................   31
      3.16      Compensation.........................................   32
      3.17      Employee Benefit Plans...............................   33
      3.18      Labor Relations......................................   34
      3.19      Dividends, Transfers, Increases in Compensation or
                Benefits.............................................   34
      3.20      Insurance............................................   35
      3.21      Conduct of Business..................................   35
      3.22      Intellectual Property................................   35
      3.23      Use of Names.........................................   36
      3.24      Power of Attorney; Bank Accounts, Etc................   37
      3.25      Books and Records....................................   37
      3.26      Litigation...........................................   37
      3.27      Location of Business and Assets......................   37
      3.28      Insider Interests; Intercompany Transactions.........   37
      3.29      Investment...........................................   38

SECTION IV.     REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS...   39

      4.01      Stockholders.........................................   39
      4.02      Non-Management Stockholders..........................   41


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
SECTION V.      REPRESENTATIONS AND WARRANTIES
                OF THE PURCHASER.....................................   43
      5.01      Organization.........................................   44
      5.02      Authority............................................   44
      5.03      No Legal Bar; Conflicts..............................   44
      5.04      Norton Common Stock..................................   45
      5.05      SEC Documents........................................   45

SECTION VI.     CONDUCT OF THE BUSINESS..............................   45

      6.01      Operation of the Business............................   45
      6.02      Preservation of Organization and Employees...........   45
      6.03      Contracts............................................   45
      6.04      Sales or Encumbrances................................   46
      6.05      Documents, Etc.......................................   46
      6.06      Permits..............................................   46
      7.01      Company Acquisition Proposal.........................   46
      7.02      Publicity............................................   47
      7.03      Further Assurances...................................   47
      7.04      Correspondence, Funds, etc...........................   47
      7.05      Discharge of Obligations.............................   48
      7.06      Encumbrances.........................................   48
      7.07      Confidential Information.............................   49
      7.08      Employees............................................   50
      7.09      Insurance Policies; Consents.........................   52
      7.10      HSR Filing...........................................   53
      7.11      Taxes and Tax Returns................................   53
      7.12      Effective Time.......................................   53
      7.13      Operation of the Purchaser After the Closing.........   54
      7.14      Chase Indebtedness...................................   56

SECTION VIII.   CLOSING..............................................   56

      8.01      Time and Place of Closing............................   56
      8.02      Termination..........................................   56
      8.03      Effect on Obligations................................   57
      8.04      Return of Documentation..............................   58
      8.05      Delivery of Assets...................................   58
      8.06      Assumption of Liabilities............................   58
      8.07      Contracts and Books..................................   58
      8.08      Additional Steps.....................................   59
      8.09      Change of Name.......................................   59

SECTION IX.     CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE......   59

      9.01      Opinion of Counsel...................................   59
      9.02      No Litigation........................................   60
      9.03      Representations and Warranties.......................   60
      9.04      Other Certificates...................................   60
      9.05      Hart-Scott-Rodino....................................   60
      9.06      Instruments of Assumption of the Assumed Liabilities.   60
      9.07      Subordinated Pledge..................................   61
      9.08      Additional Closing Purchase Price....................   61
      9.09      Employment Agreements................................   61

SECTION X.      CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE....   61


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
      10.01     Opinion of Counsel...................................   61
      10.02     No Litigation........................................   62
      10.03     Representations and Warranties.......................   62
      10.04     Other Certificates...................................   63
      10.05     Sale of All the Assets...............................   63
      10.06     Third Party Consents.................................   63
      10.07     Hart-Scott-Rodino....................................   63
      10.08     Instruments of Conveyance of the Assets, Power of
                Attorney, Etc........................................   63
      10.09     Regulation S-X and Consent of Price Waterhouse LLP...   64
      10.10     Additional Closing Purchase Price....................   64
      10.11     Employment Agreements................................   64

SECTION XI.     INDEMNIFICATION......................................   64

      11.01     Indemnification by the Stockholders..................   64
      11.02     Indemnification by the Purchaser.  ..................   66
      11.03     Procedure for Indemnification........................   66
      11.04     Subrogation..........................................   68
      11.05     Validity.............................................   69
      11.06     Limits on Indemnifications...........................   69
      11.07     Set-Off..............................................   72
      11.08     Exclusive Remedy.....................................   72

SECTION XII.    BROKERS AND FINDERS..................................   73

      12.01     The Company's and the Stockholders' Obligations......   73
      12.02     The Purchaser's and Norton's Obligations.............   73

SECTION XIII.   MISCELLANEOUS........................................   74

      13.01     Notices..............................................   74
      13.02     Entire Agreement and Amendment.......................   75
      13.03     Expenses.............................................   75
      13.04     Injunctive Relief....................................   76
      13.05     Arbitration..........................................   76
      13.06     Invalidity...........................................   77
      13.07     Successors and Assigns...............................   77
      13.08     Governing Law........................................   77
      13.09     Counterparts.........................................   78
      13.10     Assignment...........................................   78
      13.11     Knowledge, Etc.......................................   78
      13.12     Independence of Representations and Warranties.......   79
      13.13     Interpretation.......................................   79
      13.14     Action by the Stockholders...........................   80

SECTION XIV.    DEFINITIONS..........................................   81

      14.01  Certain Definitions.....................................   81


                                    SCHEDULES

A.                        PERCENTAGES
      1.01(a)(ii)         PROPERTY
      1.01(a)(iii)        WAREHOUSES
      1.01(a)(vi)         CONTRACTS
      1.01(c)(iii)        ACCRUED MANAGEMENT BONUSES


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           2.03   ALLOCATION OF PURCHASE PRICE
           3.01   ORGANIZATION
           3.03   CONSENTS
           3.04   CAPITALIZATION
        3.05(b)   EXCEPTIONS TO GAAP
        3.05(c)   LIABILITIES
           3.06   ACCOUNTS RECEIVABLE; INVENTORIES
           3.07   ACCOUNTS PAYABLE
           3.08   CERTAIN CHANGES
           3.09   COMPANY INDEBTEDNESS
           3.10   REAL PROPERTY LEASED
           3.11   CONDITION OF THE ASSETS
        3.12(a)   INCOME TAXES
        3.12(b)   NON INCOME TAXES
        3.13(b)   PERMITS
        3.13(c)   ENVIRONMENTAL
           3.14   LICENSES
           3.15   CONTRACTS; CUSTOMERS AND SUPPLIERS
           3.16   COMPENSATION
           3.17   EMPLOYEE BENEFIT PLANS
           3.18   LABOR MATTERS
           3.19   INCREASES IN COMPENSATION
           3.20   INSURANCE
           3.22   INTELLECTUAL PROPERTY
           3.23   USE OF NAMES
           3.24   POWERS OF ATTORNEY; BANK ACCOUNTS
           3.26   LITIGATION
           3.27   LOCATIONS
           3.28   INSIDER INTERESTS; INTERCOMPANY TRANSACTIONS


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                         AGREEMENT OF PURCHASE AND SALE

      THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") made as of the 29th day of August, 1997 by and among Miss Erika, Inc., a Delaware corporation (the "Company"); Terbem Limited, a British Virgin Islands corporation, Bobst Investment Corp., a British Virgin Islands corporation, TCRI Offshore Partners C.V., a Netherlands Antilles corporation and TCR International Partners L.P., a Delaware limited partnership (collectively, "TCR"); Triumph Capital, L.P. II, a Delaware limited partnership ("Triumph"; TCR and Triumph sometimes are referred to herein individually as a "Financial Stockholder" and collectively as the "Financial Stockholders"); Stuart Bregman ("Bregman") and Howard Zwilling ("Zwilling") (individually, a "Management Stockholder" and collectively, the "Management Stockholders"); Sidney Goldstein and Christian Baillet (individually, an "Other Stockholder" and collectively, the "Other Stockholders"; the Financial Stockholders and the Other Stockholders sometimes are referred to herein individually as a "Non-Management Stockholder" and collectively as the "Non-Management Stockholders"; and the Management Stockholders and the Non-Management Stockholders sometimes are referred to herein individually as a "Stockholder" and collectively as the "Stockholders"); ME Acquisition Corp., a Delaware corporation (the "Purchaser"); and Norton McNaughton, Inc., a Delaware corporation ("Norton"). Capitalized terms used herein and not defined above or in the Section in which they are used, shall have the meanings assigned to such terms in Section 14.01 hereof.


                              W I T N E S S E T H :


      WHEREAS, the Company is engaged in the businesses of the design, importing, marketing, merchandising, distribution and sale of women's apparel (such activities and all incidental or related businesses of the Company, and all activities and businesses currently planned or under development (such planned activities or activities under development collectively, the "Development Projects") by the Company (other than in respect of Excluded Assets and Excluded Liabilities) being referred to herein collectively as the "Business");

      WHEREAS, the Purchaser desires to acquire from the Company the Business and all of the assets of the Company, other than those assets specifically described in Section 1.01(b) hereof, and to assume only the liabilities of the Company specifically described in Section 1.01(c) hereof, the Company intending to retain and remain solely responsible for all liabilities not so assumed by the Purchaser. The Company desires to sell, transfer and assign the Assets and to assign the Assumed Liabilities to the Purchaser, all on the terms and subject to the conditions hereinafter set forth;

      WHEREAS, the Company has been given and has exercised the option of receiving, in lieu of part of the contingent consideration payable for the Assets hereunder, cash at Closing, which exercise is reflected in full in
Section II hereof; and

      WHEREAS, to induce each of the Purchaser and Norton to enter into this Agreement and perform its obligations hereunder, the Company and the Stockholders have agreed to make the representations, warranties, covenants and agreements (including, without limitation, the indemnification agreements) set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:


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                                SECTION I.

                     PURCHASE AND SALE OF THE ASSETS

               1.1 Purchase and Sale of the Assets. (a).1 Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Company shall sell, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Company, all of the Company's right, title and interest in and to all of the Business and all of the Company's assets, rights and properties of every kind and nature, whether real, personal or mixed, tangible or intangible, whether identifiable or contingent, wherever located, whether or not reflected on the books and records of the Company, whether or not used or useful in or related to the Business, other than the Excluded Assets, which Business, assets, rights and properties (collectively, the "Assets") shall include, without limitation, all of the following, except to the extent that any of the following are Excluded Assets:

                   (i) all assets shown or reflected on the Current Balance Sheet except for changes made therein in the ordinary course of business since the Current Balance Sheet Date and as otherwise permitted by the terms hereof;

                  (ii) all of the fixed assets and other tangible personal property, including without limitation, machinery, vehicles, tools, equipment, furniture, fixtures, leasehold improvements, materials and supplies, in each case other than Inventory (collectively, "Property") of the Company wherever located, including without limitation, the Property set forth on (with locations thereof) Schedule 1.01(a)(ii) hereto and Property acquired by the Company through the Closing Date;

                 (iii) all work-in-process, finished goods and other inventory whether on hand, on order, in transit or held by others on a consignment or other basis (collectively, "Inventory") owned by the Company (including without limitation, the Inventory located in any warehouses (the "Warehouses") wherever located, including without limitation, the Warehouses set forth on Schedule 1.01(a)(iii) hereto), including without limitation, the Inventory shown or reflected on the Current Balance Sheet and the Inventory acquired or created by the Company from the Current Balance Sheet Date through the Closing Date, excluding only such Inventory as shall have been sold by the Company from the Current Balance Sheet Date through the Closing Date;

                  (iv) all tradenames, tradename rights, trademarks, trademark rights, patents, patent rights, copyrights, copyright rights, service marks, service mark rights, trade secrets, trade secret rights, intellectual property, intellectual property rights, confidential information, mailing lists, customer lists, supplier lists, market studies, training and equipment manuals, trade dress, designs, patterns, technology, know-how, processes, business opportunities and businesses, projects and products planned or under development (including without limitation, all goodwill associated with any of the foregoing, licenses in respect of any of the foregoing, applications relating to any of the foregoing and claims for infringement of or interference with any of the foregoing) and other proprietary information owned or used by the Company, in any case whether domestic or foreign, registered or common law, including without limitation, the tradename "Miss Erika" and the trademark "Erika" and the goodwill associated therewith and all variations, simulations and derivations thereof;

                   (v) all receivables of the Company, including without limitation, trade accounts receivable and other accounts receivable, notes receivable, loans receivable and advances shown or reflected on the Current Balance Sheet and all such acquired or created by the Company from the Current Balance Sheet Date through the Closing Date (collectively, the "Receivables"), excluding only such Receivables as shall have been collected by the Company from the Current Balance Sheet Date through the Closing Date;


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
                  (vi) all of the Company's rights and entitlements under all Contracts (other than Retained Contracts), including without limitation, the Health Contract and the Contracts set forth on Schedule 1.01(a)(vi) hereto;

                 (vii) all goodwill, other intangible property, and causes of action, actions, claims and rights of any kind of the Company against other Persons (whether by contract or otherwise) relating to any of the Assets (including without limitation, the Intellectual Property, the Contracts and the Receivables), the Assumed Liabilities or the Business;

                (viii) all books and records (financial, accounting and other), correspondence, and all sales, marketing, advertising, packaging, promotional and other materials, files, data, drawings, designs, engineering and manufacturing data and other technical information and data (whether written, on disk, film, tape or other media, and including without limitation, all computerized data), and all other business and other records, in each case arising under or relating to the Assets (or any of them), the Assumed Liabilities or the Business;

                  (ix)  all Permits, to the extent legally transferable;

                   (x) all prepaid expenses, refunds in respect of payments made prior to the Closing Date (other than Income Tax refunds, but including insurance refunds), security and like deposits, securities, instruments and investments of the Company;

                  (xi) all rights, remedies and benefits of the Company arising under or relating to any of the Assets, the Assumed Liabilities or the Business, including without limitation, rights, remedies and benefits arising out of express or implied warranties from builders, manufacturers, contractors or suppliers of Property, Inventory or other Assets (or components thereof) or products sold or ordered by the Company prior to the Closing Date (and in any case, any component thereof), and all causes of action and claims arising therefrom;

                 (xii) all cash and cash equivalents (net of Outstanding Checks for payments not prohibited by this Agreement), bank and investment accounts and lockboxes (and their contents on the Closing Date) to which payments to the Company may be sent by any customer or other Person (collectively, the "Lockboxes") (together with the cash, securities and other things held in all such accounts); and

                (xiii)  all products and proceeds of any of the foregoing.

                  (b) Excluded Assets. It is understood and agreed that the Company is not selling, assigning or conveying to the Purchaser, the Purchaser is not purchasing and the Assets shall not include any of the right, title or interest of the Company in the following (collectively, the "Excluded Assets"):

                   (i)  Retained Contracts;

                  (ii) corporate minute books, stock transfer records and corporate seal of the Company;

                 (iii) Income Tax refunds, prepaid Income Taxes and deferred Income Tax assets;

                  (iv)  cash to the extent of Outstanding Checks;

                   (v) subject to Section 11.04 hereof, all causes of action, actions, claims and rights of any kind of the Company against other Persons (whether by contract or otherwise), and other rights, remedies and benefits of the Company relating to any of the Excluded Assets or any of the Excluded Liabilities;


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
                  (vi) insurance claims arising out of occurrences prior to the Closing Date; and

                 (vii)  all products and proceeds of any of the foregoing.

                  (c) Assumed Liabilities. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Company agrees to assign to the Purchaser and the Purchaser agrees to assume from the Company, without duplication, the following (collectively, the "Assumed Liabilities"):

                   (i) each of the Contracts (other than Retained Contracts, but including the Health Contract, including without limitation, with respect to Sidney Goldstein's post-retirement medical benefits (but only in respect of liabilities and obligations after the Closing Date));

                  (ii) all trade and other accounts payable of the Company, and all ordinary course operating expenses, accrued expenses and liabilities of the Company, including the payable due to P.S. Moon, in any case, that are not Excluded Liabilities described in clauses (i) through (iv) of
      Section 1.01(d);

                 (iii) all liabilities or obligations owing by the Company for
      (a) accrued and unpaid salaries reflected on the Company's books and records, (b) accrued management bonuses to the extent set forth on
      Schedule 1.01(c)(iii) hereof (the "Management Bonuses"), (c) accrued vacation pay in the ordinary course of business consistent with past practices, and (d) reimbursement obligations for travel and entertainment expenses incurred in the ordinary course of business consistent with past practices;

                  (iv) severance obligations, if any, of the Company to employees without written employment or severance contracts arising out of the termination of such employees' employment with the Company pursuant to
      Section 7.08;

                   (v) all obligations in respect of Products sold prior to the Closing Date and returnable in the ordinary course of business after the Closing Date;

                  (vi) Non Income Taxes payable by the Company in respect of periods ending before the Closing Date, which are not Excluded Liabilities; and

                 (vii) one half of any liability arising out of the matter indicated with an asterisk on Schedule 3.26 hereto.

            (d) No Other Liabilities. It is expressly agreed and understood that, except as specifically provided in Section 1.01(c) hereof, the Purchaser shall not assume or be deemed to assume and shall have no responsibility or obligation with respect to, any liability or obligation of, or claim against, the Company, or of or against any predecessor, director, officer, employee, agent, stockholder or other affiliate of the Company of any kind or nature, whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not asserted, and whether known or unknown, and however arising, all of which liabilities, obligations and claims the Company hereby agrees to retain, remain solely responsible for, perform, pay and discharge promptly as and when due.

            Without limiting the generality of the foregoing, except as specifically provided in Section 1.01(c) hereof, the Purchaser shall not assume nor be deemed to assume and the Company hereby agrees to retain, remain solely responsible for, perform, pay and discharge promptly as and when due each of the following (collectively, the "Excluded Liabilities"):

                (i) any and all liabilities or obligations owing by the Company to, or claims against the Company by, any Stockholder (other than (a) accrued and unpaid salaries reflected on the Company's books and records,
      (b) Management Bonuses, (c) accruals for vacation pay in the


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
      ordinary course of business consistent with past practices, and (d) reimbursement obligations for travel and entertainment expenses incurred in the ordinary course of business consistent with past practices) or any affiliate of the Company or of any Stockholder, including without limitation, all liabilities and obligations arising out of or related to the Subordinated Debt, the Preferred Stock and the Retained Contracts;

               (ii) any and all liabilities, obligations or claims of any type relating to, arising under or in respect of any Benefit Plan (other than the Health Contracts in respect of liabilities, obligations or claims after the Closing Date) or Multiemployer Plan, including without limitation, (a) any and all liabilities, obligations or claims (including without limitation costs and expenses incurred by employees of the Company or by other participants on, prior to or after the Closing Date) relating to, arising under or in respect of all health (including without limitation post retirement health), medical, dental and similar plans in which any employee or other participant of the Company participates or otherwise covering any employee or other participant of the Company and
      (b) any and all liabilities or obligations arising from or as a result of
      (x) the operation of the Miss Erika, Inc. Employee Profit Sharing Plan or
      (y) the transfer of certain account balances therefrom, other than any liability to pay a transferred account balance to a specific participant entitled to such account balance to the extent assets have been transferred in respect of such participant.

              (iii) any and all liabilities, obligations or claims relating to, arising under or in respect of product liability or warranty claims (including without limitation for personal injury, damage to or loss of property, or consequential or punitive damages) relating to, arising out of or in respect of Products sold prior to the Closing;

               (iv) any and all liabilities, obligations or claims to the extent covered by the Company's insurance policies arising out of events occurring on or prior to the Closing Date or conditions existing on or prior to the Closing Date (including without limitation, workers' compensation liabilities, obligations or claims);

                (v) (1) any and all Income Taxes, imposed or claimed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and any and all interest and penalties thereon, (a) which are or were at any time and from time to time due or payable by the Company, (b) which relate to the Assets or the operation or conduct of the Business on or prior to the Closing Date or
      (c) which arise out of the sale of the Assets (and any of them) by the Company; in any and all cases, including without limitation, Income Tax liabilities, obligations and claims arising out of the Company's (or its predecessor's) inclusion (if any) in any consolidated or affiliated group or in any affiliate's combined group (including by reason of Treasury Regulation Section 1.1502-6(a) or otherwise), and whether or not disputed and (2) any and all liabilities, obligations or claims relating to, arising out of or in respect of (x) the audit of the Company for New Jersey State sales taxes for the 1991 through 1995 tax years (the "New Jersey Audit") and (y) the desk audit of the Company for New York City Taxes for fiscal year ended January 31, 1996 (the "New York Audit");

               (vi) any and all liabilities, obligations and claims relating to, arising out of or in respect of any and all checks and drafts of the Company drawn or issued on or prior to the Closing Date (collectively, the "Outstanding Checks"); and

              (vii) all other liabilities and obligations of, or claims against, the Company, or of any predecessor, stockholder or other affiliate of the Company, and claims related to arising out of or in respect of the ownership of the Assets (or any of them) or the conduct of the Business prior to the Closing, of any kind or nature, whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not asserted, and whether known or unknown, and however arising, and, in each case, which are not Assumed Liabilities.


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
                               SECTION II.

                           THE PURCHASE PRICE

            1.021 Purchase Price. The purchase price for the Assets (other than the assumption the Assumed Liabilities) shall consist of the Closing Purchase Price and the Earn Out Payment, if any (collectively, the "Purchase Price"). At the Closing, the Purchaser shall pay (and Norton agrees to cause the Purchaser to pay) an aggregate amount for the Assets equal to $24,000,000, plus the amount determined pursuant to Sections 9.08 and 10.10 hereof (collectively, the "Closing Purchase Price"). The Closing Purchase Price shall be paid at the Closing in cash in immediately available funds by bank wire transfer to an account designated by the Company at least two business days prior to the Closing.

            1.022 Earn Out. (a) In addition to the Closing Purchase Price, the Company shall be entitled to the Earn Out Payment, if any, determined in accordance with this Section 2.02. In Norton's sole discretion, the Purchaser may elect to pay all or any portion of the Earn Out Payment (the "Stock Earn Out Amount") by requesting Norton to issue (and if so requested Norton agrees to issue) to the Company an aggregate number of shares of Norton's common stock $0.01 par value ("Norton Common Stock"), equal to the Stock Earn Out Amount divided by the Average Market Value per share of Norton Common Stock determined on the third business day preceding the Earn Out Payment Date (the "Earn Out Shares"). Notwithstanding the foregoing, (i) any amount by which the Final EBITDA Payment exceeds the Initial EBITDA Payment, as determined by the Independent Auditor pursuant to Section 2.02(b)(iv) below, shall be payable by the Purchaser in accordance with the terms and conditions hereof in cash in immediately available funds, (ii) in no event shall the number of Earn Out Shares, in the aggregate, exceed the Stock Earn Out Cap and, in such case, the excess of the Earn Out Payment over the aggregate Average Market Value of the Stock Earn Out Cap, if any, shall be payable by the Purchaser in accordance with the terms and conditions hereof in cash in immediately available funds, (iii) in the event that the Norton Common Stock and the Earn Out Shares are not listed or admitted to trading on a Securities Exchange on the Earn Out Payment Date, the Earn Out Payment, if any, shall be payable in cash in immediately available funds and not in Norton Common Stock, and (iv) the foregoing agreements and the other matters set forth in this Section 2.02 are subject to the provisions set forth in Section 7.13(d) hereof.

            (b) (i) Norton shall give notice to the Company of its calculations of EBITDA for the fiscal years ending October 31, 1998 and November 6, 1999, on or prior to each of February 28, 1999 (the "1999 EBITDA Notice") and, unless a Security Default shall have occurred and be continuing (in which case no 2000 EBITDA Notice shall be required to be delivered), February 28, 2000 (the "2000 EBITDA Notice," and each of the 1999 EBITDA Notice and the 2000 EBITDA Notice hereinafter collectively referred to as the "EBITDA Notice"), respectively. The EBITDA Notice shall be accompanied by an unaudited consolidated balance sheet and consolidated statement of income of the Purchaser and its subsidiaries for the applicable fiscal year prepared by Norton. In addition, the 1999 EBITDA Notice shall set forth the Purchaser's determination of the Initial Earn Out Payment, if any, which would be payable if a Security Default were to occur and the 2000 EBITDA Notice, if any, shall set forth the Purchaser's determination of the Initial Earn Out Payment, if any.

                   (ii) On the Earn Out Payment Date, subject to the terms and conditions of this Agreement, the Purchaser shall (i) pay to the Company (or its permitted assigns) by bank wire transfer in cash in immediately available funds to a bank account designated by the Company an amount, if any, equal to the amount by which the Earn Out Payment exceeds the Stock Earn Out Amount and (ii) deliver to the Company or to its stockholders as the Company's permitted assigns in accordance with Section 13.10 hereof certificates representing, if any, the Earn Out Shares (collectively, the "Initial Earn Out Payment"). In addition, simultaneously with such delivery of the Initial Earn Out Payment, if any, Norton shall cause its independent public accountants to deliver a written statement to the Company stating that such accountants have reviewed each EBITDA Notice and that EBITDA set forth in each EBITDA Notice was calculated in accordance with the provisions of this Agreement. The Purchaser, Norton, the Company and the Stockholders agree jointly to satisfy any reasonable request from Norton's independent public accountants for indemnification and release of liability in connection with such written statement. The Company and its permitted assigns as aforesaid shall have reasonable access to all relevant personnel of Norton and shall have the right to review all accounting books and records of the Purchaser that the

Company reasonably deems relevant to the applicable EBITDA Notice and to make copies of relevant portions thereof, and Norton shall provide access to such accounting books and records to the Company during normal business hours and upon reasonable prior notice. Norton shall also request its independent public accountants to permit the Company and its permitted assigns as aforesaid to review and make copies of the relevant work papers with respect to the applicable EBITDA Notice. The Purchaser, Norton, the Company and the Stockholders agree jointly to satisfy any reasonable request from Norton's independent public accountants for indemnification and release of liability in connection with any grant of access to such work papers.

                  (iii) If the Company or the Stockholder Representative disputes the amount of the Initial Earn Out Payment set forth in the 2000 EBITDA Notice or, if a Security Default shall have occurred and be continuing, the Initial Earn Out Payment set forth in the 1999 EBITDA Notice, the applicable disputing person shall give written notice (the "Dispute Notice") to Norton within 45 days after the Earn Out Payment Date. The Dispute Notice shall specify in reasonable detail the matters and reasons for such dispute, which may include a dispute as to the EBITDA determination in either or both the 1999 EBITDA Notice or the 2000 EBITDA Notice (if any), and the amount or amounts in dispute. In the event that no such Dispute Notice is timely delivered to Norton, the 2000 EBITDA Notice or, if a Security Default shall have occurred and be continuing, the 1999 EBITDA Notice shall be deemed a final determination of the Earn Out Payment as of such forty-fifth (45th) day after the Earn Out Payment Date (the "Final Determination of the Earn Out Payment").

                  (iv) In the event that Norton timely receives a Dispute Notice and Norton and the Company or the Stockholder Representative, as applicable, are unable to resolve the disputed matters set forth in the Dispute Notice within 30 days after receipt by Norton thereof, all disputed matters raised in the Dispute Notice and not resolved (the "Disputed Matters") shall be submitted to (i) the New York office of KPMG Peat Marwick LLP, and if such firm refuses to accept such engagement, (ii) the New York office of Arthur Andersen & Co., and if such firm refuses to accept such engagement, (iii) such other nationally recognized independent accounting firm as is chosen by mutual agreement of Norton, on the one hand, and the Company or the Stockholder Representative, as applicable, on the other hand, acting in good faith (the "Independent Auditor") for final resolution in accordance with the terms of this Agreement. The Independent Auditor shall follow such procedures as it deems reasonably appropriate for obtaining the necessary information in considering the Disputed Matters and may, if it deems reasonably appropriate, conduct an independent audit of the Purchaser. The Independent Auditor shall have the right to review all of the Purchaser's accounting books and records relevant to the applicable EBITDA Notice. Norton and the Company or the Stockholder Representative, as applicable, shall use their respective best efforts to cause the Independent Auditor to render its determination on the Disputed Matters (the "Determination") within 60 days of submission of the Disputed Matters. The Determination shall be limited to the Disputed Matters, shall be final, conclusive and binding upon all of the parties hereto, and shall be reflected in a written report which shall be delivered by the Independent Auditor to Norton and the Company or the Stockholder Representative, as applicable. The 2000 EBITDA Notice (if any) or, if a Security Default shall have occurred, the 1999 EBITDA Notice, as, when and if adjusted to reflect the Independent Auditor's resolution of any Disputed Matters shall be deemed the Final Determination of the Earn Out Payment on the date that the Independent Auditor so delivers the Determination.

                    (v) By not later than the tenth (1Oth) business day after there is a Final Determination of the Earn Out Payment in accordance with clause
(iv) above, if any, Norton shall deliver to the Company a calculation of the Earn Out Payment (the "Final Earn Out Notice") calculated on the basis of the Final Determination of the Earn Out Payment (the "Final Earn Out Payment"). If the Final Earn Out Payment is greater than the Initial Earn Out Payment (if any), then Norton shall, simultaneously with the delivery of the Final Earn Out Notice, pay such excess amount (the "Excess Amount")(adjusted to reflect any fees and expenses for which the Company is responsible pursuant to Section 2.02(b)(vi) below, but not below zero) to the Company or its permitted assigns as aforesaid by bank wire transfer in cash in immediately available funds to a bank account designated by the Company, together with interest accrued on the Excess Amount paid at the prime rate per annum (as announced by NationsBank, N.A.) from the date of delivery of the 2000 EBITDA Notice, if any (or February 28, 2000, if earlier), or, if a Security Default shall have occurred, the date of delivery of the 1999 EBITDA Notice (or February 28, 1999, if earlier) to the date of such payment.

                   (vi) The fees and expenses of the Independent Auditor (i) shall be paid by the Company and the Stockholders (on a several basis based upon the percentages set forth opposite each Stockholder's name on Schedule A hereto, each such percentage being hereinafter referred to as such Stockholder's "Pro Rata Percentage")if the Excess Amount is equal to or less than 1% of the Initial Earn Out Payment, (ii) shall be paid by Norton if the Excess Amount is equal to or greater than 25% of the Initial Earn Out Payment, and (iii) shall be paid one-half by the Company and the Stockholders (on a several basis based upon each Stockholder's Pro Rata Percentage), on the one hand, and one-half by Norton, on the other hand, if the Excess Amount is greater than 1% but less than 25% of the Initial Earn Out Payment.

                  (vii) Notwithstanding any provisions contained herein to the contrary, the determination pursuant to this Section 2.02 of the Final Determination of the Earn Out Payment shall in no way limit or otherwise affect the parties' rights and remedies in accordance with the terms and conditions hereof for breach of the provisions contained in Section 7.13 hereof.

                  (viii)If the 1999 EBITDA Notice states that EBITDA for the fiscal year ending October 31, 1998 is greater than $9,000,000 and if on the date the 1999 EBITDA Notice is sent to the Company the product of the Average Market Value and the number of issued and outstanding shares of Norton Common Stock ("the Market Capitalization") is less than $30,000,000, then any Stockholder having a Pro Rata Percentage greater than 25% may, by written notice (the "Security Notice") delivered to Norton within 30 days of delivery of the 1999 EBITDA Notice, require Norton, within 45 days of Norton's receipt of the Security Notice, either (a) to arrange for the issuance of a letter of credit (the "Earn Out L/C") with a face amount equal to the Secured Earn Out Amount (as defined below) by a bank or trust company with assets in excess of $50,000,000 for the benefit of the Stockholder Representative, in its capacity as such, securing Norton's obligation to pay the cash portion, if any, of the Earn Out Payment and containing such other terms and conditions as shall be reasonably satisfactory to the Company or (b) to pay the Secured Earn Out Amount to the Company as a prepayment to be credited against the Earn Out Payment. The "Secured Earn Out Amount" shall mean the lesser of (A) $5,000,000 and (B) one half of the product of (x) (i) four times the amount of EBITDA stated on the 1999 EBITDA Notice (ii) less $24,000,000, and (y) one minus a fraction (a) the numerator of which is 13.64% of the Market Capitalization and (b) the denominator of which is the excess of (i) four times the amount of EBITDA stated in the 1999 EBITDA Notice over (ii) $24,000,000. All costs and expenses incurred in obtaining the Earn Out L/C, including all fees and charges payable to the issuer thereof, shall be paid one-half by the Company and each of the Stockholders (severally on the basis of such Stockholder's Pro Rata Percentage) and one-half by Norton.

            1.023 Allocation of Purchase Price. The Purchase Price (including the Assumed Liabilities) shall be allocated among the Assets as set forth in
Schedule 2.03 hereto. The parties hereto agree that the allocation of the total Purchase Price is intended to comply with the allocation method required by
Section 1060 of the Code. The parties hereto shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted or supplemented if, and to the extent, necessary to comply with the requirements of Section 1060 of the Code. None of the Purchaser, the Company, Norton or any Stockholder will take, nor permit any affiliated Person to take, for Federal, state or local income tax purposes, any position inconsistent with the allocation set forth in
Schedule 2.03 hereto, or, if applicable, such adjusted or supplemented allocation. The Company and the Purchaser agree that each shall attach to its tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with the allocations set forth in Schedule 2.03 hereto.

            1.024 Registration Rights.

                  (a) If (i) Norton issues any Earn-Out Shares, (ii) at least 40 days prior to the issuance of such Earn Out Shares, the Stockholder Representative delivers to Norton a list of Persons to whom Earn Out Shares, if any, are to be issued and in what proportions and a letter from counsel reasonably acceptable to Norton (Norton agreeing that the counsel set forth in Section 13.01(b) hereof will be acceptable) to the effect that such counsel is unable to opine that certain of the Earn Out Shares the Persons to whom such shares are to be issued who are not "affiliates" (as defined in Rule 144) may not be sold pursuant to subsection (k) of Rule 144 by such Persons on the Earn Out Payment Date and (iii) at least

10 days prior to the issuance of such Earn Out Shares, Norton does not deliver to the Stockholder Representative an opinion of counsel reasonably acceptable to the Stockholder Representative (the Stockholder Representative agreeing that counsel set forth in Section 13.01(d) hereof will be acceptable) that all of the Earn Out Shares subject to the letter delivered pursuant to clause (ii) above, may be sold pursuant to subsection (k) of Rule 144 (all Earn Out Shares covered by the letter delivered pursuant to clause (ii) but not covered by the opinion delivered pursuant to clause (iii) are referred to herein as "Restricted Shares", and all Persons to whom Norton issues Restricted Shares are referred to herein as "Restricted Stockholders"), then Norton shall use its best efforts to effect the registration under the Securities Act at its expense on or before the Earn Out Payment Date (but failing that, as promptly as practicable following the Earn Out Payment Date) of the offer and sale of all of the Restricted Shares by the Restricted Stockholders and shall keep such registration in effect for a period of 180 days following the effective date thereof and furnish to the Restricted Stockholders at its expense such copies of the prospectus as shall be reasonably required in connection with the offer and sale of their shares. The Company and the Restricted Stockholders shall assist and cooperate with Norton in the preparation of the registration statement covering the Restricted Shares. Norton, at its sole cost and expense, shall also take any actions necessary to register the offer and sale of the Restricted Shares by the Restricted Stockholders under applicable state securities or "blue sky" laws (provided that Norton shall not be required in connection therewith to qualify as a foreign corporation or to execute general consent to service of process in any state). Each of Norton and the Restricted Stockholders shall notify the other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the registration statement or prospectus or for additional information and shall supply the other with copies of all correspondence with the Commission or its staff with respect to the registration statement or prospectus.

                  (b) In the event that, at any time or from time to time, Norton proposes to register any shares of Norton Common Stock (the "Primary Registration Shares"), under the Securities Act, other than pursuant to a registration statement on Forms S-4 or S-8 or any successor to such Forms, for the purpose of the sale or other transfer of the Primary Registration Shares by Norton, Norton shall mail or deliver a written notice (a "Registration Notice") of its intention so to register the Primary Registration Shares to the Company and to each of the Stockholders to whom Earn Out Shares have been issued and who continue to hold such Earn Out Shares on the day before such Registration Notice is sent (the persons to whom such Registration Notice is given, collectively, the "Supplemental Registration Investors", and together with the Restricted Stockholders, the "Registration Investors") at least 20 days prior to the filing of the registration statement covering the Primary Registration Shares.

                  (c) In the event that a Registration Notice shall have been so mailed or delivered, the Supplemental Registration Investors, at their election, may deliver to Norton a written notice or notices (each, a "Supplemental Notice") (i) specifying the number of Earn Out Shares ("Supplemental Registration Shares", and together with the Restricted Shares, the "Registration Shares") proposed to be sold or otherwise transferred by the Supplemental Registration Investors, (ii) describing the proposed manner of sale or other transfer thereof and (iii) requesting the registration thereof under the Securities Act; provided, however, that such Supplemental Notice shall be so delivered not more than 15 days after the date of delivery to the Supplemental Registration Investors of a Registration Notice.

                  (d) From and after receipt of a Supplemental Notice, Norton shall, subject to the sale or other transfer of some or all of the Primary Registration Shares, use its best efforts to cause the offer and sale of the Supplemental Registration Shares in the manner specified in such Supplemental Notice to be registered under the Securities Act and to effect and to comply with all such qualifications and requirements as may be necessary to permit the sale or other transfer of such Supplemental Registration Shares in the manner described in such Supplemental Notice, including without limitation, qualifications under the applicable "blue sky" or other state securities laws (provided that Norton shall not be required in connection therewith to qualify as a foreign corporation or to execute general consent to service of process in any state); provided, however, that if (i) in the case of an underwritten public offering of securities, the managing underwriter shall advise Norton that inclusion of some or all of such Supplemental Registration Shares would, in such managing underwriter's judgment, interfere with the proposed distribution of the securities to be registered by Norton, in any case in respect of which registration was originally to be effected, then Norton may, upon written notice to the Supplemental Registration Investors, allocate the

Supplemental Registration Shares to be included in the registration statement (if and to the extent such allocation is stated by such managing underwriter as necessary to eliminate such interference) pro rata among holders of Supplemental Registration Shares on the basis of the number of shares of Norton Common Stock held by such holders or (ii) any firm of counsel representing Norton in connection with such registration shall advise Norton and the Supplemental Registration Investors in writing that in their opinion one or more of the steps contemplated hereby is not necessary to permit the sale of the Supplemental Registration Shares in a transaction constituting a public offering within the meaning of the Securities Act, then Norton shall not be required to take any action with respect to such step or steps.

                  (e) If and whenever Norton is required by the provisions of this Section 2.04 to use its best efforts to effect the registration under the Securities Act of the offer and sale of Registration Shares, Norton will, as promptly as reasonably possible:

             (i) prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to the offer and sale of such Registration Shares by the Registration Investors and use its best efforts to cause such registration statement to become effective;

            (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period from the date of the effectiveness thereof through the earlier of (1) the date which is six months after the date of effectiveness thereof and (2) the date on which all Registration Shares, as the case may be, included in such registration statement shall have been sold by the Registration Investors, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement whenever the Registration Investors shall desire to sell or otherwise dispose of the same within such period;

           (iii) furnish to the Registration Investors such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as may reasonably be requested thereby in order to facilitate the public sale or other disposition of such securities owned thereby; and

            (iv) notify the Registration Investors in writing, at any time when a prospectus relating to such securities is required to be delivered under the Securities Act within the appropriate period mentioned in clause (ii) above, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of circumstances then existing, and promptly prepare (and file with the Commission) and furnish to the Registration Investors a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.


                  (f) Each of the Registration Investors, severally and not jointly, agrees to furnish Norton such information regarding itself or himself and the proposed distribution of Registration Shares by such Registration Investor as Norton may from time to time reasonably request in writing in order to prepare a registration statement and prospectus or any supplement or amendment thereto pursuant to the Securities Act and the rules and regulations promulgated thereunder.

                  (g) Each of the Registration Investors, severally and not jointly, agrees that, upon receipt of a written notice from Norton of the happening of any event of the kind described in clause (iv) of subsection (e) above, it or he will forthwith discontinue its or his disposition of Registration Shares pursuant to the registration statement relating to such Registration Shares until receipt of the copies of the supplemented or amended prospectus contemplated by clause (iv) of subsection (e) above and, if so requested by Norton in writing, will deliver to Norton (at Norton's expense) all copies then in its or his possession, other than permanent file copies, of the prospectus relating to such Registration Shares.

                  (h) Norton shall pay all expenses (the "Registration Expenses") necessary to effect under the Securities Act any registration statements, amendments or supplements filed pursuant to this Section 2.04 (other than underwriters' discounts and commissions and brokerage commission and fees, if any, payable with respect to securities sold by the Registration Investors and other than legal fees and expenses of counsel to any of the Registration Investors), including without limitation, printing expenses, fees of the Commission and The Nasdaq Stock Market, Inc., expenses of compliance with "blue sky" and other state securities laws, and accounting and legal fees and expenses of Norton.

                  (i) If the Primary Registration Shares or the Registration Shares are to be distributed by or through one or more underwriter(s), as determined by Norton in its sole discretion, Norton will have the sole right to select the managing underwriter(s) to administer the offering.

                  (j) Each of the Registration Investors, severally and not jointly, agrees that, in the event Norton files a registration statement under the Securities Act with respect to an underwritten public offering of any shares of its capital stock, none of the Registration Investors will effect any public sale or distribution, including any sale pursuant to Rule 144 of the Securities Act, of any shares of Norton Common Stock or any other equity securities of Norton or any securities convertible into or exchangeable or exercisable for any equity security of Norton (other than as part of such underwritten public offering) during the seven days prior to or 90 days, or such longer period as may be required by an underwriter (not to exceed in any event 180 days), after the effectiveness of such registration statement; provided, however, that in the event that any Persons, other than the Registration Investors, who have similarly agreed not to effect any such sales are released from such agreements, the Registration Investors shall also be so released to the extent and at the time such other Persons are released.

                  (k) In the event of any registration pursuant to this Section
2.04 covering Registration Shares, Norton will indemnify and hold harmless each of the Registration Investors whose Registration Shares are included in such registration and each Person if any, who controls the applicable Registration Investor (the "Registration Indemnitees") against any Damages which arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Norton will not be liable to a Registration Indemnitee in any such case to the extent that any such Damage arises out of or is based upon (x) an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said prospectus, or any said amendment or supplement, in reliance upon and in conformity with written information furnished by such Registration Indemnitee specifically for use in the preparation thereof or (y) such Registration Indemnitee's failure to deliver a copy of the prospectus or any amendments or supplements thereto (if required by applicable law) to the Person asserting any Damage.

                  (l) In the event of any registration pursuant to this Section
2.04 covering Registration Shares, each Registration Investor (if securities of the applicable person are included in the subject registration statement) shall, severally and not jointly, as to such person in the instances and to the extent set forth in this subsection (l) indemnify and hold harmless Norton, each of its directors and officers who has signed any registration statement, and each Person, if any, who controls Norton within the meaning of the Securities Act, against any Damages, to which Norton or any such director, officer, or controlling Person may become subject, under the Securities Act or otherwise, insofar as such Damages, arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in said registration statement, said preliminary prospectus, said prospectus, or said amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in said registration statement, said preliminary prospectus, said prospectus, or said amendment or supplement, in reliance upon and in conformity with written information furnished by such Registration Investor specifically for use in the preparation thereof.

                  (m) With respect to any underwritten offering, each of the Registration Investors severally and not jointly (if it or he shall sell securities owned in such offering) shall, in addition to the foregoing, provide the underwriter of such offering with customary representations and warranties, and indemnification, in each instance as shall be reasonably requested by the underwriter, provided, however, that any such agreement to indemnify an underwriter with respect to any preliminary prospectus shall not inure to the benefit of any such underwriter to the extent that any Damage of any such underwriter results solely from an untrue statement of material fact contained in, or the omission of a material fact from, such preliminary prospectus which untrue statement or omission was corrected in the final prospectus, if such underwriter failed to send or give a copy of the final prospectus to the Person asserting such loss, claim, damage or liability at or prior to the written confirmation of the sale of such securities to such Person, and provided further that any such agreement by any of the Registration Investors to indemnify an underwriter shall be on a several (and not joint) basis in proportion to the number of securities sold by each Registration Investor in such underwritten offering and shall be limited in amount to the net proceeds received by such Registration Investor in such underwritten offering.


                                  SECTION III.

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

            The Management Stockholders and, solely with respect to (i) Sections 3.01, 3.02, 3.03, 3.04, 3.11(a), 3.12(a) and (c) (insofar as such subsection deals with Income Taxes) and 3.29 (the foregoing Sections, collectively, the "First Listed Sections"), (ii) Section 3.05(a) (the "Second Listed Section") and
(iii) Sections 3.13(b) (solely with respect to Permits relating to Environmental Laws and Hazardous Substances) and 3.13(c) (the foregoing Section, the "Third Listed Sections;" the First Listed Sections, the Second Listed Section and the Third Listed Sections are referred to herein collectively as the "Listed Sections"; all of the subsections of this Section III which are not Listed Sections are referred to herein as the "Non-Listed Sections") the Non-Management Stockholders, severally and not jointly, hereby represent and warrant to the Purchaser and Norton, as of the date hereof and as of the Closing Date (provided that no representation or warranty herein shall be deemed to refer to any Excluded Asset or Excluded Liability), that:

            1.031 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is in good standing and qualified to do business in New York and New Jersey, which are the only jurisdictions in which the failure so to qualify has not had and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Assets, the Business (it being understood and agreed that wherever used in this Agreement (other than in the recitals and Section I hereof), the term Business shall not include the Development Projects), the results of operations or the condition (financial or other) of the Company (a "Material Adverse Effect"). Except as set forth on
Schedule 3.01 hereto, the Company has no subsidiaries and owns no capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity, nor does the Company have any agreement with any Person to acquire any such capital stock or other proprietary interest.

            1.032 Authority. The execution and delivery by the Company of this Agreement and each other instrument or document required to be executed and delivered by the Company pursuant hereto, the performance by the Company of its covenants and agreements hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, including all board of director and stockholder approvals. This Agreement and, when executed by the Company, each other instrument or document required to be executed and delivered by the Company pursuant hereto, constitutes, or when executed will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and to general principles of equity.

            1.033 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, violates or violated any provision of the certificate of incorporation or by-laws of the Company or, subject to the satisfaction of Section 9.05 hereof and except as set forth on Schedule 3.03 hereto, any statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, or will result or resulted in any breach of any of the terms of or constitute or constituted a default under or will result or resulted in the termination of or the creation of any Lien pursuant to the terms of or otherwise affect or affected the continuation, validity or effectiveness of any Contract, except for such violations, breaches and defaults have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except with respect to the HSR Act or as set forth on
Schedule 3.03 hereto, no consents, approvals or authorizations of, or filings with, any Governmental Authority are or were required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company pursuant hereto, or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consents, approvals or authorizations, or make such filings, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

            1.034 Capitalization. All of the issued and outstanding shares of capital stock of all classes of the Company, all warrants, options and rights to purchase any such capital stock and all securities or other instruments convertible into such capital stock are owned of record by the Stockholders as set forth on Schedule 3.04 hereto.

            1.035 Financial Statements; No Undisclosed Liabilities. (a) The Company has delivered to the Purchaser the audited balance sheets of the Company as at January 31, 1997 (the "1997 Balance Sheet"), January 31, 1996 and January 31, 1995 and the related statements of operations and retained earnings and of cash flows for the 12-month periods then ended (collectively, the "Full Year Financial Statements"). Except as set forth on Schedule 3.05(a) hereto, the Full Year Financial Statements have been prepared from the books and records of the Company and in accordance with GAAP consistently applied and maintained throughout the periods indicated, and fairly present the financial condition of the Company as at their respective dates and the results of its operations for the periods covered thereby.

            (b) The Company has delivered to the Purchaser the unaudited balance sheet of the Company as at June 30, 1997 (the "Current Balance Sheet") and the related statements of operations and retained earnings and of cash flows for the five-month period then ended (together with the Current Balance Sheet, collectively, the "Current Financial Statements"). Except as set forth on
Schedule 3.05(b), the Current Financial Statements have been prepared from the books and records of the Company and in accordance with GAAP consistently applied and maintained throughout the period indicated (except that the Current Financial Statements do not include footnotes or normal year-end adjustments), and fairly present the financial condition of the Company as at their date and the results of its operations for the period covered thereby, subject to normal year end adjustments.

            (c) Except to the extent set forth in or reserved against in the Current Balance Sheet or as identified in Schedule 3.05(c) hereto, except for liabilities incurred in the ordinary course of business consistent with past practices since the Current Balance Sheet Date, except for liabilities or obligations which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and except for liabilities and obligations under the Contracts and contracts entered into since the Current Balance Sheet Date which would have been permitted under Section
6.03 had such Section been in effect since the Current Balance Sheet Date, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, or contingent, whether due or to become due, of a type which would currently be required to be reflected under GAAP on a balance sheet as a liability or a charge or reserve against an asset or equity account.

            1.036 Accounts Receivable; Inventories.

                  (a) All Receivables of the Company reflected on the Current Balance Sheet and all Receivables which have arisen since the Current Balance Sheet Date are valid and shall have arisen only from bona fide arm's-length transactions in the ordinary course of the Business. To the knowledge of any of the Management Stockholders except for returns, allowances, discounts and claims in the ordinary course of business, no such Receivables are subject to any counterclaim or set-off that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) The values at which items of Inventory are carried on the Current Balance Sheet, or in the case of Inventory acquired or created following the Current Balance Sheet Date on the books and records of the Company, reflect the Inventory valuation policy of the Company set forth on Schedule 3.06 hereto, which policy has been consistently applied.

            1.037 Accounts Payable, Etc. Except as set forth on Schedule 3.07, the accounts and notes payable and accrued expenses reflected on the Current Balance Sheet or thereafter incurred by the Company arose in the ordinary course of business and consistent with past practices. Since the Current Balance Sheet Date, the accounts and notes payable and accrued expenses of the Company have been maintained on a basis consistent with past practices, except where such accounts or notes payable are subject to good faith, bona fide disputes. Except as set forth on Schedule 3.07 hereto, since the Current Balance Sheet Date, the Company has paid in full all required installments and other payments under each of the Contracts, except where such payments are not material in amounts (individually or in the aggregate) and except where any delays in payment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            1.038 Absence of Certain Changes. Except as set forth in Schedule
3.08 hereto, subsequent to the 1997 Balance Sheet Date, with respect to the Company or the Business, there has not been any (a) event or condition (other than general economic conditions or conditions affecting the apparel industry in general) which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (b) damage or destruction (whether or not insured) affecting any of the Assets (other than Inventory in transit) or the Business or, to the knowledge of any of the Management Stockholders, any Inventory in transit which had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (c) any work stoppage or strike involving employees of the Company or material labor dispute or, to the knowledge of any of the Management Stockholders, threatened labor dispute; (d) changes in the methods or procedures for billing or collection of customer accounts receivable or other receivables or recording of customer accounts receivable or other receivables or reserves for doubtful accounts with respect to the Business; (e) addition to or modification of any of the employee benefit plans, arrangements or practices (including without limitation, those listed on Schedule 3.17 hereto) other than contributions made in the ordinary course of business consistent with past practices; (f) sale, assignment or transfer of any of the Assets, except in the ordinary course of business and consistent with past practices; (g) cancellation of any debts or waivers of any claims or rights of substantial value to the Company; (h) commitments to make capital expenditures (whether individually or in the aggregate) in excess of $50,000 in the aggregate for repairs or additions to property, plant, equipment or tangible capital assets; (i) change in any method of accounting or accounting principles including without limitation with respect to Inventory valuation; (j) material change in the methods of purchasing any of the Inventory, Property or other Assets; (k) failure to replenish inventories or supplies of the Business in a normal and customary manner consistent with its past practices which failure has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (l) purchase commitments materially in excess of the normal, ordinary and usual requirements of the Business or at any price materially in excess of the current market price at the time of incurring such purchase commitments; (m) mortgage, pledge, charge, security interest or any other Lien with respect to any of the Assets or the Business (other than Permitted Liens); or (n) agreement or commitment to do any of the foregoing.

            1.039 Loans, Etc. Except as set forth on Schedule 3.09 hereto, the Company does not have outstanding, any Company Indebtedness and is not a party to any loan agreement or contract or obligation or arrangement for the payment of borrowed money to any Person.

            3.10 Real Property Owned or Leased. A complete and accurate list of all real property leased to the Company or in which the Company has any interest is set forth on Schedule 3.10 hereto. The Company does not own and has never owned any real property. All such leased real property is held subject to written leases or other written agreements which are valid and effective in all material respects in accordance with their respective terms against the Company and, to the knowledge of each of the Management Stockholders, are valid and effective in accordance with their respective terms against the other parties thereto, subject in each case as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and to general principles of equity. There are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company or, to the knowledge of any of the Management Stockholders, any other party thereto, except for defaults which have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any written notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

            3.11 Title to Assets; Condition of Property. (a) The Company has good and valid title to all of the Assets, including without limitation, the Assets reflected on the Current Balance Sheet (except for Assets sold, used or consumed and Receivables collected or written off since the Current Balance Sheet Date, in any case in the ordinary course of business consistent with past practices), free and clear of all Liens, except for Permitted Liens. The Assets, the Excluded Assets and the property leased by the Company constitute all of the assets used in the operations of, and necessary to operate, the Business as presently conducted. Assuming Norton and the Purchaser comply with Section 7.14, except as set forth in Schedule 3.11 hereto, the Company has the right, power and authority to sell and transfer all of the Assets to the Purchaser, and upon such sale and transfer the Purchaser will acquire good and valid title to the Assets, free and clear of all Liens, except for Permitted Liens.

            (b) Except as set forth on Schedule 3.11 hereto, all of the material tangible Assets (including without limitation, all material equipment, but excluding Inventory) owned or leased by the Company are in good operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they presently are being used.

            3.12 Taxes. (a) The Company has filed or caused to be filed on a timely basis all Income Tax Returns required to be filed by the Company and has paid all Income Taxes shown to be due and payable on such Income Tax Returns. There are no Income Tax or Non Income Tax Liens on any of the Assets other than for Income Taxes and Non Income Taxes not due and payable. Schedule 3.12(a) hereto sets forth a complete and accurate list of all jurisdictions in which such Income Tax Returns are currently required to be filed. Except as set forth on Schedule 3.12(a) hereto, no Income Tax Returns of the Company have ever been audited and, to the knowledge of any of the Stockholders, no written inquiries have been received by the Company from any taxing authorities with respect to possible claims for Income Taxes or assessments which remain unresolved.

            (b) The Company has filed or caused to be filed on a timely basis all Federal, state, local, foreign and other Non Income Tax Returns required to be filed by the Company, except where the failure to file has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect and has paid or withheld all Non Income Taxes shown to be due and payable on such Non Income Tax Returns. Schedule 3.12(b) hereto sets forth a complete and accurate list of all jurisdictions in which such Non Income Tax Returns are currently required to be filed and the type of such Non Income Tax Return. Except as set forth on Schedule 3.12(b) hereto, no Non Income Tax Returns of the Company have ever been audited and, to the knowledge of any of the Management Stockholders, no written inquiries have been received by the Company from any taxing authorities with respect to possible claims for Non Income Taxes or assessments.

            (c) Except with respect to the New Jersey Audit and the New York Audit, adequate charges, accruals and reserves have been made in the Current Financial Statements and the books and records of the Company for the payment of all accrued and unpaid Income Taxes and Non Income Taxes for the periods through the respective dates thereof and through July 31, 1997, whether or not yet due and payable and whether or not disputed by the Company and nothing has occurred subsequent to the date of such Financial Statements and which makes such charges, accruals or reserves inadequate.

            (d) The Company is not a foreign person within the meaning of
Section 897 or Section 1445 of the Code.

            3.13 Permits; Compliance with Applicable Law; Permits;
Environmental.

            (a) General. The Company is not in default under, nor has the Company failed to comply with, any existing Law (other than Environmental Laws, as to which clauses (b) and (c) below shall be applicable) or any order, judgment or decree of any Governmental Authority, and the Premises are in compliance with all existing Laws (other than Environmental Laws) and all orders, judgments and decrees of any Governmental Authority, except where the failure to be in compliance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.13(a), to the knowledge of any of the Management Stockholders, since July 31, 1996 the Company has not received any written notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

            (b) Permits. Set forth in Schedule 3.13(b) hereto, is a complete and accurate list of all Federal, state, local and foreign permits, licenses, approvals, franchises and authorizations issued by Governmental Authorities (collectively the "Permits"), held by the Company that are material to the conduct of the Business or the ownership any of the Assets. The Permits set forth in Schedule 3.13(b) hereto are all the Permits required for the Company to conduct the Business or own any of the Assets (including without limitation, any Permits relating to (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions, (D) solid or liquid waste disposal, (E) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Law as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant", and (2) petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel and drilling fluids, produced waters, and other wastes associated with the exploration, development or production), or (F) other environmental, health and safety matters (collectively, "Hazardous Substances")), except where the failure to have any such Permits has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.13(b), all of the Permits set forth in Schedule 3.13(b) hereto are in full force and effect, and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, except where such revocations or suspensions have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of any of the Management Stockholders, threatened. Except as set forth in Schedule 3.13(b) hereto, there are no existing defaults or events of default or events or states of facts which with notice or lapse of time or both would constitute a default by the Company under any such Permit, except for such defaults which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

            (c)   Environmental.

            Except as set forth on Schedule 3.13(c) hereto:

                  (i) The Company duly complied with, the Business is being conducted and has been conducted in compliance with, and, to the knowledge of each of the Management Stockholders or the Non-Management Stockholders, the real property subject to the leases listed on Schedule 3.10 hereto, and improvements thereon, (all such leased real property, and improvements thereon, is herein referred to collectively as the "Premises"), are in compliance with, all applicable Environmental Laws, except where the failure to be in compliance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

                  (ii) To the knowledge of any of the Management Stockholders, the Company has not received written notice of any Environmental Claim made or threatened against the Company;

                  (iii) Neither the Company nor, to the knowledge of any of the Management Stockholders or the Non-Management Stockholders, any other Person has generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Hazardous Substances, arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws, in each case, at or under the Premises and the Company has not done any of the foregoing at or under any other real property, whether or not presently or formerly owned or leased by the Company;

                  (iv) To the knowledge of any of the Management Stockholders or the Non-Management Stockholders, none of the Premises, nor any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on CERCLIS (as referred to in CERCLA) or on any similar Federal, state or foreign list of sites requiring investigation or clean-up;

                  (v) Other than the Premises, the Company has never leased any real property.

            3.14 Licenses. Except as set forth on Schedule 3.14 and other than pursuant to Permits listed on Schedule 3.13, the Company does not produce or distribute any Product nor does it perform any service, under a license granted by another Person (other than any Governmental Authority and other than private label merchandise orders) and the Company has not licensed its rights in any Intellectual Property, current Products, designs or services to any other Person.

            3.15 Contractual and Other Obligations; Customers and Suppliers. (a) Except for contracts and agreements entered into after the date hereof and not prohibited by Section 6.03 hereof and except for the Debt Documents, set forth in Schedule 1.01(a)(vi) hereto is a complete and accurate list of each contract, agreement, license, lease, guarantee or instrument (or other agreement relating to contingent obligations of the Company with respect to the Assets, the Assumed Liabilities or the Business) to which the Company is a party or by which the Company, the Assumed Liabilities, the Business or any of the Assets is bound or subject, without duplication (i) with respect to which the outstanding obligation of any party thereto is in excess of $50,000, (ii) with respect to which the Company leases any personal property used in the conduct of the Business the aggregate lease payments for which are in excess of $5,000 or any real property, (iii) with customers of the Company (which listing may set forth the names of the customers and the aggregate dollar amount of all open purchase orders and other contracts with each such customer by season), and (iv) in respect of obligations and liabilities of the Company pursuant to uncompleted orders or agreements for the purchase by the Company of Inventory, Property or services for the requirements of the Business with respect to which the remaining obligation of the Company arising under any such uncompleted order or agreement is, or in the next year could reasonably be expected to be, in excess of $50,000; all of the foregoing described under clauses (i) through (iv) above, together with all other contracts, agreements, purchase orders, or other instruments or documents to which the Company or any of the Assets, Assumed Liabilities or Business is subject or bound, other than Retained Contracts, being herein collectively referred to as the "Contracts" and singularly referred to as a "Contract".

                  (b) Except as set forth on Schedule 3.15 hereto, the Company is not in default in the performance of any covenant or condition under any Contract and, to the knowledge of any of the Management Stockholders, no written claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such default under any covenant or condition under any Contract, except for defaults which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.15 hereto, all of the Contracts have been entered into in the ordinary course of business of the Company, at arm's length and on commercially reasonable terms and conditions. The Company has delivered or made available to the Purchaser true and complete copies of each written Contract set forth on Schedule 1.01(a)(vi). Each of the Contracts is a legal, valid and binding obligation of the Company and, to the knowledge of each of the Management Stockholders, each other party thereto, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and to general principles of equity.

                  (c) The names of each of the 20 largest customers and 15 largest purchasing agents and of the suppliers of the Company are set forth on
Schedule 3.15 hereto. Since July 31, 1996, the Company has experienced no material difficulties in obtaining in a timely manner consistent with industry norms (including the recent strike by United Parcel Service employees) and at market prices materials, goods and supplies used in the Business.

            3.16 Compensation. Set forth in Schedule 3.16 hereto, is (a) a complete and accurate list of all agreements, plans, arrangements or commitments maintained, entered into or contributed to by the Company, or by which the Company is bound pursuant to which the Company is obligated to pay to any current or former employees, directors, officers or consultants, or any of their respective family members or affiliates, any compensation, bonus, incentive, stock option, stock purchase, severance pay, or other benefits or perquisites, other than any agreements, plans, arrangements or commitments listed in Schedule
3.17 hereto; and (b) a complete and accurate list of all employees of the Company with current annual salaries of $50,000 or more and their respective positions, job categories and salaries. Except as set forth in Schedule 3.16 hereto, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will result in any liability or obligation of the Purchaser, for a bonus payment, severance pay or similar payment or other compensatory requirements to any employee, salesman, independent contractor, consultant, distributor, agent, stockholder or affiliate of the Company.

            3.17 Employee Benefit Plans. Except as set forth in Schedule 3.17 hereto, the Company does not maintain or sponsor, nor is it required to make contributions to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA") (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), being herein referred to as the "Benefit Plans" and such multiemployer plans being hereinafter referred to as the "Multiemployer Plans"). Each Benefit Plan complies with all requirements of the Department of Labor and the Internal Revenue Service, and with all other existing applicable Laws, including but not limited to, ERISA and the Code and any rules or regulations promulgated thereunder, except where the failure to be in compliance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any affiliate has taken or failed to take any action with respect to the Benefit Plans (including the failure to timely and completely file all required reports, returns and similar documents with applicable Governmental Authorities) which could create any material liability on the part of the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with the requirements of ERISA and the Code, including any rules or regulations promulgated thereunder and all other applicable Laws in respect of each Benefit Plan.

            (b) Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received any and all appropriate favorable determination letters from the Internal Revenue Service as to such qualification and, to the knowledge of any of the Management Stockholders, nothing has occurred since the most recent determination letter to adversely affect the qualified status of any such Benefit Plan;

            (c) The Company does not maintain, sponsor or contribute to (nor is it required to contribute to), and, to the knowledge of any of the Management Stockholders, has never maintained, sponsored, contributed to (nor has it been required to contribute to) or withdrawn from any Multiemployer Plan; and

            (d) The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment (whether or not in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code. The Company has complied with the notice and continuation requirements of
Section 4980B of the Code and Section 601 of ERISA, and the regulations thereunder.

            3.18 Labor Relations. Except as set forth on Schedule 3.18 hereto, to the knowledge of each of the Management Stockholders, the Company has complied with all Laws with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours, except where any failure to be in compliance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedules 3.18 and 3.26, the Company has not received notice of any charges of unfair labor practices or other employee-related complaints which are pending nor, to the knowledge of any of the Management Stockholders, have any such charges been threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. There is currently no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the knowledge of any of the Management Stockholders, threatened against or involving the Company or the Business. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company.

            3.19 Dividends, Transfers, Increases in Compensation or Benefits. Except as set forth on Schedule 3.19 hereto, subsequent to the 1997 Balance Sheet Date, there have been no (i) dividends or other distributions or payments made or declared (whether payable in cash or other property) with respect to any class of capital stock of the Company, (ii) sales, assignments or other payments or transfers of any of the Company's assets (including without limitation, cash) to any Stockholder or to any related or affiliated Persons thereof (other than payments of salaries, bonuses and benefits to employee Stockholders of the Company in the ordinary course of business and in accordance with the applicable rate of salary set forth for each such individual on Schedule 3.16 hereof and management fees payable to certain Financial Stockholders pursuant to an agreement as in effect prior to the 1997 Balance Sheet Date), (iii) payments in respect of the Subordinated Debt other than interest accrued on the 1997 Balance Sheet and other than interest paid since the 1997 Balance Sheet Date as required by the terms of the documents governing the Subordinated Debt, (iv) increases in the rate of compensation or other amounts payable or to become payable to any Stockholder, (v) increases in the rate of compensation or other amounts payable or to become payable to any salesman, distributor, independent contractor, consultant, agent, director or employee of the Company except in the ordinary course of business consistent with past practice and (vi) payments under or provisions (including accruals) for any awards, bonuses, stock options, loans, profit sharing, pension, retirement or welfare plans or similar arrangements for or on behalf of any Stockholder, Roberta Ciacci or Elizabeth Moser (or Persons related by blood or marriage to or controlled, directly or indirectly, by any such Persons) other than pursuant to the Company's existing plans and agreements in the ordinary course of business consistent with past practices; provided, however, that in no event was any such increase in the rate of compensation or any such payment or provision made with respect to any such employee earning or paid in excess of $50,000 per annum except as specifically indicated on Schedule
3.16 or 3.19 hereto other than regular annual increases in the ordinary course of business consistent with past practices.

            3.20 Insurance. A complete and accurate list and brief description of the insurance policies held by or on behalf of the Company that relate to the Business, the Premises or the Assets is set forth in Schedule 3.20 hereto, including a complete and accurate list of all deductibles and self insured levels applicable to such policies. Such policies are in full force and effect and all premiums due thereon have been paid in full.

            3.21 Conduct of Business. The Company is not party to any contract or agreement restricting it from conducting the Business in any manner or location which restriction has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect nor is the Company subject to any court order or decree restricting it from conducting the Business in any manner or location.

            3.22 Intellectual Property. Set forth on Schedule 3.14 and 3.22 is a complete and accurate list of the Company's patents, registered and common law trademarks, service marks, tradenames and copyrights, and other similar rights and applications for and all contracts, agreements, licenses or other rights licensing, granting rights over or restricting the use of each of the foregoing, in any case whether domestic or foreign (collectively, together with all of the other Assets referred to in Section 1.01(a)(iv) hereof, the "Intellectual Property"). The Company owns all right, title and interest in and to all of its Intellectual Property listed on Schedule 3.22 free and clear of all Liens (except for Permitted Liens and all restrictions and covenants contained in contracts, agreements and licenses set forth on Schedule 1.01(a)(vi) hereto relating to the Intellectual Property). Schedule 3.22 sets forth which of the Intellectual Property is duly, validly and properly registered with, as applicable, the U.S. Patent and Trademark Office, the Registrar of Copyrights and applicable foreign Governmental Authorities in foreign jurisdictions. Except as set forth on
Schedule 3.22, to the knowledge of any of the Management Stockholders, (i) the Intellectual Property constitutes all such rights necessary to the conduct of the Business as currently conducted; (ii) no adverse claims have been made against the Company and no disputes have arisen with respect to the registered trademarks for "Erika", "Ricki" and "Sugar Blues" listed on Schedule 3.22 and no adverse claims have been made and no disputes have arisen with respect to the other Intellectual Property on Schedule 3.22 which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) the operation of the Company and the Business and the use by the Company of its Intellectual Property do not involve infringement or violation of any patent, trademark, service mark, tradename, copyright, agreement, license or similar right, except for infringements and violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule
3.22 hereto, the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement (including the transfer of the Assets to the Purchaser), will not affect the continuation, validity or effectiveness of any Intellectual Property listed on Schedule 3.22 or require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any Governmental Authority, other than the U.S. Patent and Trademark Office or the U.S. Registrar of Copyrights, or other Person in respect of any Intellectual Property.

            3.23 Use of Names. Except as set forth on Schedule 3.23 hereto, to the knowledge of any of the Management Stockholders, in the conduct of an apparel business, there are no other Persons using the names "Miss Erika" or "Erika" or any variants thereof, and no Person has ever attempted to restrain the Company from using or contested the Company's right to use, such names, marks or any variants thereof.

            3.24 Power of Attorney; Bank Accounts, Etc. Except as set forth on
Schedule 3.24 hereto and except in favor of the lenders under Debt Documents evidencing the Chase Indebtedness (in any case, which powers of attorney will not affect the Purchaser or the Business after the Closing), the Company has not granted any power of attorney (revocable or irrevocable) to any Person for any purpose whatsoever. Set forth on Schedule 3.24 hereto (i) is each Lockbox, (ii) is the name of each institution in which the Company has a bank account, securities account, safe-deposit box or any other similar account relating to the Business, and (iii) are all marketable securities and negotiable promissory notes.

            3.25 Books and Records. Except as set forth on Schedules 3.05(a), 3.05(b) and 3.05(c), the books and records of the Company have been maintained in accordance with good business practices and fairly reflect in all material respects the basis for the financial position and results of operations of the Company set forth in the Full Year and Current Financial Statements. All such books and records have been made available for inspection by the Purchaser and its representatives.

            3.26 Litigation. Except as set forth in Schedule 3.26 hereto, there are no actions or suits, and there are no investigations or proceedings by or before any Governmental Authority, pending (for which service has been made) or, to the knowledge of any of the Management Stockholders, threatened, against or by the Company, against any of the Assets or, to the knowledge of any of the Management Stockholders, against or affecting any of the Premises; and, to the knowledge of any of the Management Stockholders, there are no existing facts which are reasonably likely to result in any such action, suit, investigation or proceeding, which if adversely determined, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

            3.27 Location of Business and Assets. Set forth in Schedule 3.27 hereto is each and every location (specifying state, city and street address) (each a "Company Location") where the Company (a) has a place of business, (b) leases real property or (c) owns, leases, maintains or stores any of the Assets, including Inventory (including on consignment but excluding Inventory in transit) or Property.

            3.28 Insider Interests; Intercompany Transactions. Except as set forth in Schedules 3.04 and 3.28 hereto, to the knowledge of any of the Management Stockholders, no present or former affiliate, officer, director or employee of the Company, or family member of any of the foregoing, or any corporation, partnership, trust or other entity in which any such individual is an officer, director, employee, partner or stockholder (a) is presently a party to any transaction or arrangement with the Company relating to the Business (other than for services as officers, directors or employees of the Company),
(b) owns any interest in, controls or is an employee, officer, director, partner or stockholder or agent of, or consultant to any other entity which is a competitor, supplier or customer or which is a landlord or tenant of the Company with respect to any aspect of the Business, (c) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of the Company relating to the Business other than compensation and reimbursement obligations arising in the normal course of employment, (d) has acquired from or sold to the Company any assets or properties owned or leased by the Company relating to the Business or (e) has any right to or interest in the Business or any of the Assets (other than in such Person's capacity as a stockholder of the Company or a holder of Subordinated Debt).

            3.29  Investment.

                  (i) The Company has had access to Norton's Annual Report on Form 10-K for the fiscal year ended November 2, 1996, Norton's Quarterly Reports on Form 10-Q for the quarters ended February 3, 1997 and May 3, 1997, Norton's 1996 Proxy Statement and Norton's Current Report on Form 8-K dated May 6, 1997 (collectively, the "SEC Documents") and such other information relating to the business and affairs of Norton which the Company has reasonably requested, and all additional information which the Company has considered necessary to verify the accuracy of the information so received. The Company has had the opportunity to ask questions of and receive answers from Norton concerning the business and condition (financial and other) of Norton and concerning the terms and conditions of the transactions contemplated by this Agreement.

                  (ii) The Company understands and agrees that, subject to certain restrictions set forth in Section 2.02 hereof, Norton has the option to issue and deliver to the Company the Earn Out Shares, if any, to be delivered in connection with any Earn Out Payment pursuant to this Agreement, all in a transaction exempt from the registration requirements of the Securities Act; that for such purpose the Purchaser and Norton will rely upon the representations and warranties of the Company and the Stockholders contained in this Section 3.29 and in Section 4.01(iv) below; and that such exception from registration may not be available unless such representations and warranties are correct. The Company is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                  (iii) The Company understands and agrees that, under existing rules of the Commission, a holder may be unable to sell its, his or her shares of Norton Common Stock, if any, except to the extent that its, his or her shares of Norton Common Stock may be sold (i) pursuant to an effective registration statement covering such shares pursuant to the Securities Act, (ii) in transactions exempt from the registration requirements of the Securities Act or
(iii) subject to the restrictions contained in Rule 144 under the Securities Act ("Rule 144").

                  (iv) The Company is familiar with the provisions of Rule 144 under the Securities Act and the limitations upon the availability and applicability of such rule.

                  (v) The Company is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as shares of Norton Common Stock and the Company's financial position is such that it can afford to retain its shares of Norton Common Stock for an indefinite period of time without realizing any direct or indirect cash return on the investment.

                  (vi) The Company intends to acquire any shares of Norton Common Stock payable as part of the Earn Out Payment for its own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act; provided, however, that the Company intends to assign its rights to any Earn Out Shares pursuant to Section 13.10.

SECTION IV.

           REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

            1.041 Stockholders. Each of the Stockholders, severally but not jointly, hereby represents and warrants to the Purchaser and Norton, as of the date hereof and as of the Closing Date, that as to himself or itself:

                    (i) Qualification. Such Stockholder has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to enter into and consummate the transactions contemplated under this Agreement and under each other instrument and document required to be executed and delivered by such Stockholder pursuant hereto.

                  (ii) Enforceability. This Agreement and, when executed by such Stockholder, each other instrument or document required to be executed and delivered by such Stockholder pursuant hereto constitutes, or when executed will constitute, a valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and to general principles of equity.

                  (iii) No Legal Bar; Conflicts. Subject to the satisfaction of
Section 9.05 hereof, neither the execution and delivery by such Stockholder of this Agreement nor any other instrument and document required to be executed and delivered by such Stockholder pursuant hereto, nor the consummation by such Stockholder of the transactions contemplated hereby or thereby, violates or violated, any Law, or will result or resulted in any breach of any of the terms of or constitute or constituted a default under or will result or resulted in the termination of or the creation of any Lien pursuant to the terms of or otherwise affect or affected the continuation, validity or effectiveness of any material contract or agreement to which such Stockholder (or any affiliate thereof) is a party or by which such Stockholder (or such affiliate) or any of such Stockholder's (or such affiliate's) assets or properties is bound. Except with respect to the HSR Act or as set forth on Schedule 3.03 hereto, no material consents, approvals or authorizations of, or filings with, any Governmental Authority are or were required in connection with the execution and delivery by such Stockholder of this Agreement or any other instrument or document required to be executed and delivered by such Stockholder pursuant hereto or the consummation of the transactions contemplated hereby by such Stockholder.

                  (iv)Investment.

            A. Such Stockholder has had access to the SEC Documents and such other information relating to the business and affairs of Norton which such Stockholder has reasonably requested, and all additional information which such Stockholder has considered necessary to verify the accuracy of the information so received. Such Stockholder has had the opportunity to ask questions of and receive answers from Norton concerning the business and condition (financial and other) of Norton and concerning the terms and conditions of the transactions contemplated by this Agreement.

            B. Such Stockholder understands and agrees that, subject to certain restrictions set forth in Section 2.02 hereof, Norton has the option to issue and deliver to such Stockholder, as assignee of the Company, the Earn Out Shares, if any, to be delivered in connection with any Earn Out Payment pursuant to this Agreement, all in a transaction exempt from the registration requirements of the Securities Act; that for such purpose the Purchaser and Norton will rely upon the representations and warranties of the Company and the Stockholders contained in this Section 4.01(iv) and in Section 3.29 above; and that such exemption from registration may not be available unless such representations and warranties are correct. Such Stockholder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

            C. Such Stockholder understands and agrees that, under existing rules of the Commission, a holder may be unable to sell its, his or her shares of Norton Common Stock, if any, except to the extent that its, his or her shares of Norton Common Stock may be sold (i) pursuant to an effective registration statement covering such shares pursuant to the Securities Act, (ii) in transactions exempt from the registration requirements of the Securities Act or
(iii) subject to the restrictions contained in Rule 144.

            D. Such Stockholder is familiar with the provisions of Rule 144 and the limitations upon the availability and applicability of such rule.

            E. Such Stockholder is, or has been advised by a financial representative who is, a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as shares of Norton Common Stock and such Stockholder's financial position is such that it can afford to retain its shares of Norton Common Stock for an indefinite period of time without realizing any direct or indirect cash return on the investment.

            F. Such Stockholder intends to acquire any shares of Norton Common Stock payable as part of the Earn Out Payment for its own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

            1.042 Non-Management Stockholders. Each of the Financial Stockholders, as to clauses (i) through (vi) below, each of the Other Stockholders solely with respect to clauses (iv) through (vi) below, in any case severally but not jointly, hereby represents and warrants to, and covenants and agrees with, the Purchaser and Norton, as of the date hereof and as of the Closing Date, that as to himself or itself:

                  (i) Organization. Such Financial Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

                  (ii) Authority. The execution and delivery by such Financial Stockholder of this Agreement and each other instrument or document required to be executed and delivered by such Financial Stockholder pursuant hereto, the performance by such Financial Stockholder of its covenants and agreements hereunder and thereunder, and the consummation by such Financial Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action.

                  (iii) Conflicts. Neither the execution and delivery by such Financial Stockholder of this Agreement and the other instruments and documents required to be executed and delivered by such Financial Stockholder pursuant hereto, nor the consummation by Financial Stockholder of the transactions contemplated hereby or thereby violates or violated any provision of the organizational documents of such Financial Stockholder.

                  (iv) Litigation. To the knowledge of such Stockholder, except as set forth in Schedule 3.26 hereto, there are no actions or suits, and there are no investigations or proceedings by or before any Governmental Authority, pending (for which service has been made) or threatened, against or by the Company, or against or affecting any of the Premises, any of the Assets owned or leased by the Company, in any case which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (v) Insider Interests; Intercompany Transactions. Except as set forth in Schedules 3.04 and 3.28 hereto, to the knowledge of such Stockholder, neither such Stockholder nor any present or former affiliate, officer, director or employee of such Stockholder, or family member of any of the foregoing, or any corporation, partnership, trust or other entity in which any such Person is an officer, director, employee, partner or stockholder (a) is presently a party to any transaction or arrangement with the Company relating to the Business (other than for services as officers, directors or employees of the Company), (b) owns any interest in, controls or is an employee, officer, director, partner or stockholder or agent of, or consultant to any other entity which is a competitor, supplier or customer or which is a landlord or tenant of the Company with respect to any aspect of the Business, (c) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of the Company relating to the Business, (d) has acquired from or sold to the Company any assets or properties owned or leased by the Company relating to the Business or (e) has any right to or interest in the Business or in the Assets (other than in such Stockholders capacity as a stockholder of the Company or a holder of Subordinated Debt).

                  (vi) Dividends, Transfers, Increases in Compensation or Benefits. Except as set forth on Schedule 3.19 hereto, subsequent to the 1997 Balance Sheet Date, there have been no (i) dividends or other distributions or payments made or declared (whether payable in cash or other property) to such Stockholder with respect to any class of capital stock of the Company held by such Non-Management Stockholder, (ii) sales, assignments or other payments or transfers of any of the Company's assets (including without limitation, cash) to such Non-Management Stockholder or to any related or affiliated Persons thereof (other than management fees payable to certain Financial Stockholders pursuant to an agreement as in effect prior to the 1997 Balance Sheet Date), (iii) payments in respect of Subordinated Debt to such Non-Management Stockholder other than interest accrued on the 1997 Balance Sheet and other than interest paid since the 1997 Balance Sheet Date as required by the terms of the documents governing the Subordinated Debt, (iv) increases in the compensation or other amounts payable or to become payable to such Non-Management Stockholder and (v) payments under or provisions (including accruals) for any awards, bonuses, stock options, loans, profit sharing, pension, retirement or welfare plans or similar arrangements for or on behalf of such Non-Management Stockholder (or related or affiliated Persons thereof).

                                   SECTION V.

                         REPRESENTATIONS AND WARRANTIES
                           OF THE PURCHASER AND NORTON

            The Purchaser and Norton, jointly and severally, hereby represent and warrant to the Company and each of the Stockholders, as of the date hereof and as of the date of the Closing, that:

            1.051 Organization. Each of the Purchaser and Norton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to purchase the Assets.

            1.052 Authority. The execution and delivery of this Agreement and the Employment Agreements by the Purchaser and/or Norton, as applicable, the performance by the Purchaser and/or Norton, as applicable, of their respective covenants and agreements hereunder and thereunder and the consummation by the Purchaser and Norton of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement and the Employment Agreements constitute valid and legally binding obligations of the Purchaser and/or Norton, as applicable, enforceable against the Purchaser and/or Norton, as applicable, in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and to general principles of equity.

            1.053 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any of the Employment Agreements by the Purchaser or Norton, as applicable, nor the consummation of the transactions contemplated hereby or thereby by the Purchaser or Norton, as applicable, violates any provision of the certificate of incorporation or by-laws of the Purchaser or Norton, respectively, or, subject to the satisfaction of Section 10.07, any statute, ordinance, regulation, order, judgment or decree of any Governmental Authority, or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of or otherwise affect the continuation, validity or effectiveness of any contract or agreement to which the Purchaser or Norton is a party or by which the Purchaser or Norton or any of their respective assets is bound. Except with respect to the HSR Act, the Securities Act (with respect to the matters set forth in Section 2.04 hereof) and the listing on the applicable Securities Exchange of any shares of Norton Common Stock issued as the Earn Out

Payment, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Purchaser or Norton pursuant hereto, or the consummation of the transactions contemplated hereby or thereby by the Purchaser or Norton.

            1.054 Norton Common Stock. Any shares of Norton Common Stock issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable shares of Norton Common Stock.

            1.055 SEC Documents. As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder. As of their respective dates, except to the extent that information contained therein has been revised or superseded by a later filed SEC Document, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Subsequent to the date of the latest balance sheet included in the SEC Documents, there has not been any event or condition (other then general economic conditions or conditions affecting the apparel industry in general) which has had or would reasonably be likely to have a material adverse effect on the business, assets, results of operations or condition (financial or other) of Norton.


                                   SECTION VI.

                             CONDUCT OF THE BUSINESS

            The Company hereby covenants and agrees with the Purchaser and Norton that, from and after the date of this Agreement and until the Closing, the Company shall not:

            1.061 Operation of the Business. Operate or otherwise conduct its business other than in the ordinary course of business and in a manner consistent with past practices, including make a purchase, sale or lease, or introduce any method of management, accounting or operation other than in the ordinary course of business and in a manner consistent with past practices.

            1.062 Preservation of Organization and Employees. Fail to use all reasonable efforts to preserve the present business organization of the Company intact and keep available the services of the present key employees of the Company.

            1.063 Contracts. Enter into any contract, agreement, license, lease or other document involving the purchase or sale of inventory (or component or attendant goods or services) other than in the ordinary cause of business and consistent with past practices, or enter into any other contract, agreement or other document in which the obligation of any party thereto is in excess of $50,000.

            1.064 Sales or Encumbrances. Sell, assign or otherwise transfer any of the Assets, other than sales of Inventory in the ordinary course of business. Permit any Lien on or against any of the Assets, other than Permitted Liens and other than Liens securing the Chase Indebtedness prior to the Closing.

            1.065 Documents, Etc. Fail to furnish to the Purchaser, its counsel, accountants and authorized representatives, such financial, legal and other documents, records and information relating to the Company, the Business and the Assets as the Purchaser or its counsel, accountants or authorized representatives may from time to time reasonably request.

            1.066 Permits. Fail to maintain through the Closing Date all Permits required for the conduct of the Business or the ownership of the Assets, except where the failure to maintain any such Permits would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, or fail to use its best efforts to obtain on or prior to the Closing Date all required consents to make available to the Purchaser the full benefits of such Permits as of the Closing Date.

                                  SECTION VII.

                           ADDITIONAL COVENANTS OF THE
                            COMPANY AND THE PURCHASER

            1.071 Company Acquisition Proposal. The Company and each Stockholder severally covenants and agrees that, from and after the date of this Agreement and until the earlier to occur of the Closing and the termination of this Agreement pursuant to Section 8.02 hereof, no such Person shall directly or indirectly (a) take any action to solicit, initiate or encourage any Company Acquisition Proposal or (b) engage in negotiations with, or disclose any nonpublic information relating to the Company (other than to employees of the Company in the ordinary course of business), or afford access to the properties, books or records of the Company to, in any case, any Person that the Company believes may be considering making, or has made, a Company Acquisition Proposal. The Company and each Stockholder severally shall promptly notify the Purchaser after receipt by the Company or such Stockholder of a Company Acquisition Proposal or any indication known to the Company or any Stockholder that any Person is considering making a Company Acquisition Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any Person that the Company or such Stockholder believes may be considering making, or has made, a Company Acquisition Proposal. For purposes of this Agreement, "Company Acquisition Proposal" means any offer or proposal for, or any indication of interest in, or any negotiations or discussions concerning, a merger or other business combination involving the Company, the acquisition of any equity interest in the Company (whether from the Company or from any of the Stockholders), or the acquisition of all or a substantial portion of the assets of the Company, other than the transactions contemplated by this Agreement and other than sales of inventory in the ordinary course of Business.

            1.072 Publicity. Except as specifically contemplated by this Agreement, the Company and each Stockholder severally covenants and agrees that any and all publicity (whether written or oral) and notices to or other communications with third parties (including any securities analysts or other public announcements) concerning the Company, the sale of the Assets and other transactions contemplated by this Agreement shall be subject to the prior written approval of Norton, which approval shall not be unreasonably withheld or delayed. Norton and the Purchaser will consult with the Stockholder Representative prior to issuing any press release relating to this Agreement.

            1.073 Further Assurances. Subject to the terms and conditions of this Agreement, prior to and after the Closing, the Purchaser, Norton, the Company and each Stockholder at the request of the applicable party severally shall use its or his respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, including under applicable Laws and including to obtain all necessary consents and approvals, to consummate and otherwise give effect to the transactions contemplated by this Agreement.

            1.074 Correspondence, Funds, etc. The Company and each Stockholder severally covenants and agrees that, subsequent to the Closing, the Company shall deliver to the Purchaser, promptly after the receipt thereof and in the form received, all inquiries, correspondence and other items and materials received by the Company or, such Stockholder, as applicable, from any Person relating to the Business (other than the Excluded Assets or the Excluded Liabilities), any of the Assets or the Assumed Liabilities. Without limiting the generality of the foregoing, subsequent to the Closing, the Company and each Stockholder severally covenants and agrees to mail on a weekly basis any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to the Purchaser, received by the Company or, such Stockholder, as applicable, comprising payment of any accounts, notes or other Receivables of, or other amounts owed to, the Company (except with respect to payments made by the Purchaser or Norton to the Company), or otherwise constituting part of the Assets. From and after the Closing, the Purchaser shall have the right and authority to endorse, without recourse, the name of the Company on any check, note, draft, instrument or any other evidence of indebtedness received by the Purchaser on account of any account, note or other Receivable, or other amounts owed to, the Company, or otherwise constituting part of the Assets, and the Company shall deliver to the Purchaser at the Closing such documents (including powers of attorney) as may reasonably be requested by the Purchaser to permit the Purchaser to negotiate, cash or otherwise deposit in bank accounts in the name of the Purchaser each such check, note, draft, instrument or other evidence of indebtedness.

            1.075 Discharge of Obligations. (a) The Company and each Stockholder severally covenants and agrees, subsequent to the Closing, that the Company shall promptly and timely pay and otherwise fulfill and discharge all obligations and liabilities of the Company and the Business which are Excluded Liabilities hereunder, in all cases when due and payable and otherwise prior to the time at which any of such obligations or liabilities could in any way result in or give rise to a claim against any of the Assets, the Business or the Purchaser (or any of its employees, officers, directors, stockholders or other affiliates), result in any Lien on any of the Assets, or adversely affect the Purchaser's title to or use of any of the Assets.

            (b) The Purchaser and Norton covenant and agree, subsequent to the Closing, that the Purchaser shall promptly and timely pay and otherwise fulfill and discharge all Assumed Liabilities, in all cases when due and payable and otherwise prior to the time at which any of such obligations or liabilities could in any way result in or give rise to a claim against the Company or any of the Stockholders.

            1.076 Encumbrances. Upon the fulfillment by Norton and the Purchaser of the obligations under Section 7.14 and the repayment and effectiveness of the other assignments set forth therein, the Company and each Stockholder severally covenants and agrees to cause, at the sole expense of the Stockholders (on a several basis based upon each Stockholder's Pro Rata Percentage), any and all Liens of any kind whatsoever which affect the Assets or the Business, including without limitation, those arising under the Debt Documents and all other Liens which affect the Premises, except for Permitted Liens and any and all restrictions and covenants in the Contracts relating to the Premises, but including without limitation, Liens securing the Chase Indebtedness, to be released, discharged and terminated in full on or prior to the Closing or, at the Closing, will provide the Purchaser with such termination statements, releases and other documents, all in recordable form, as are necessary or reasonably requested by the Purchaser to effect the foregoing.

            1.077 Confidential Information. The Company and each Stockholder severally acknowledges and agrees that after the Closing the Purchaser could be irreparably damaged if the Company's or any of such Stockholder's confidential knowledge of or information concerning any aspect of the Business was disclosed to or utilized on behalf of any Person other than the Purchaser or its affiliates, and the Company and each Stockholder severally covenants and agrees that it or he will not, following the Closing, without the prior written consent of the Purchaser, disclose (or permit to be disclosed) or use in any way any such confidential knowledge or information other than in the good faith exercise of their respective rights and remedies hereunder and, as applicable, other than in the conduct of the Business after the Closing pursuant to the Employment Agreements, unless (a) compelled to disclose such by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law,
(b) such is available to the public or to the apparel industry in general through no fault of the Company or such Stockholder, or (c) such becomes available to the Company or such Stockholder from a third party who, to the knowledge of the Company or such Stockholder, is under no confidential or fiduciary obligation to the Purchaser or the Company (with respect to the Business) with respect to such knowledge or information. Except in the good faith exercise of their respective rights and remedies hereunder or under the Employment Agreements, as applicable, Norton and the Purchaser covenant and agree that they will not, following the Closing, without the prior written consent of the applicable Stockholder, disclose (or permit to be disclosed) or use in any way any confidential knowledge or information concerning such Stockholder unless any of the circumstances in respect of Norton or the Purchaser set forth in clauses (a), (b) and (c) above shall exist.

            1.078 Employees. (a) As of the Closing Date, the Purchaser shall offer employment to all those individuals employed as of the Closing Date by the Company in the Business (all such employees, the "Employees") on such terms and conditions which, as a whole, are no less favorable than those in effect prior to the Closing, provided that it is understood and agreed that nothing herein shall require the Purchaser to maintain any defined benefit pension plan for the benefit of Employees, and, to the extent the

Purchaser determines to continue to employ any Employee, to maintain such terms and conditions through the end of the Purchaser's 1997 fiscal year. As of the Closing Date the Company shall terminate all of the Employees. For purposes of the Purchaser's or Norton's employee benefit plans and policies, as applicable, to the extent permitted or contemplated by such plans and policies, the Purchaser shall give credit to Employees who accept such offer for their respective periods of employment with the Company. Subject to the foregoing, nothing herein, including in any subsection of this Section 7.08, shall be deemed either to affect or to limit in any way the management prerogatives of the Purchaser with respect to the Employees who accept such offer of employment (including without limitation, the right of the Purchaser to modify compensation or the right of the Purchaser to terminate the employment of any Employee), or to create or to grant to such Employees any third-party beneficiary rights or claims or causes of action of any kind or nature against the Purchaser or its affiliates. Nothing herein shall prevent the Purchaser from terminating any such Employee at any time for any reason as determined by the Purchaser in its sole discretion.

            (b) Pursuant to Treasury Reg. Section 31.3121(a)(1)-1(b), for purposes of FICA tax withholding, the Purchaser shall treat all wages (within the meaning of Section 3121(a) of the Code) paid by the Company in 1997 to each Employee employed by the Purchaser immediately after the Closing Date as paid by the Purchaser. Pursuant to Section 5 of Rev. Proc. 84-77, 1984-2 C.B. 753, the Purchaser and the Company agree that the Form W-2 (Employee's Wage and Tax Statement) furnished by the Purchaser to each Employee employed by the Purchaser immediately after the Closing shall include wages and other compensation paid, and taxes withheld, during 1997 by the Company and the Purchaser. At or prior to the Closing, the Company shall transfer to the Purchaser a current Form W-4 (Employee's Withholding Allowance Certificate) for each Employee employed by the Purchaser immediately after the Closing. The Company and the Purchaser agree to include a statement (with the relevant information described in Section 5 of Rev. Proc. 84-77) with their respective Forms 941 (Employer's Quarterly Tax Return) for the calendar quarter during which the Closing occurs, apprising the Internal Revenue Service of the foregoing arrangements.

            (c) The Company and the Stockholders severally covenant and agree that the Company shall (i) as of the Closing Date, fully vest all Employees in their accrued benefits under the Miss Erika, Inc. Pension Plan, (ii) cooperate with the Purchaser and Norton in connection with roll-overs, if any, of accrued benefits under the Miss Erika, Inc. Pension Plan to employee benefit plans, if any, maintained or to be maintained by the Purchaser or Norton, (iii) on or as soon as practicable after the Closing Date issue a Notice of Intent to Terminate (the "NIT") the Miss Erika, Inc. Pension Plan as of 60 days after the date of the NIT in accordance with applicable law, including but not limited to Section 4041 of ERISA and the regulations thereunder, (iv) after the Closing Date, take all necessary actions, in accordance with the terms of the Miss Erika, Inc. Pension Plan and all applicable Law, to effectuate such termination of the Miss Erika, Inc. Pension Plan, all without liability to the Purchaser or Norton, and
(v) as soon as reasonably practicable after the Closing Date, cause the trustee of the Miss Erika, Inc. Employee Profit Sharing Plan to transfer all account balances (whether or not vested) of Employees in cash or in kind or as evidenced by a loan document which is in accordance with the terms of the Miss Erika, Inc. Profit Sharing Plan, as determined in the sole discretion of the Purchaser or Norton (except with respect to any loans referenced above which shall be transferred in kind), to the profit sharing plan to be established by the Purchaser pursuant to Section 7.08(d) (or, if no such plan is established, to a tax-qualified defined contribution plan of Purchaser or Norton in which such Employees are eligible to participate).

            (d) As soon as reasonably practicable following the Closing Date, to the extent it legally is able to do so, the Purchaser shall adopt, and shall use its best efforts to continue in effect for the lesser of (i) four full fiscal years or (ii) for so long as any Management Stockholder remains employed by the Purchaser or any successor, a tax-qualified profit sharing plan applicable to its employees, which profit sharing plan shall (i) contain terms and conditions substantially similar to those provided pursuant to the Miss Erika, Inc. Profit Sharing Plan and such other terms and conditions as shall be reasonably acceptable to the Purchaser and the Management Stockholders and (ii) as soon as reasonably practicable after its establishment be submitted to the Internal Revenue Service for a determination letter regarding its tax-qualified status (unless such plan is a standardized prototype plan for which no further determination letter is required). Purchaser or Norton shall cause the trustee of such profit sharing plan (or such other tax qualified defined contribution plan of Purchaser or Norton) to accept the transfer of account balances from the Miss Erika, Inc. Employees Profit Sharing Plan as described in Section 7.08(c).

            1.079 Insurance Policies; Consents. (a) The Company and the Stockholders severally covenant and agree that the Company shall promptly after the date hereof apply for or otherwise seek and use its respective best efforts to obtain, at the sole expense of the Company, all necessary amendments, modifications, consents, approvals and endorsements (collectively, the "Endorsements"), effective at the Closing, to insurance policies covering the Company and covering occurrences which have taken place within a period of six years prior to the Closing (other than in respect of product liability claims), all in order to add the Purchaser and Norton as a named insured thereon and thereunder and/or, as specified by the Purchaser, to name the Purchaser and Norton as an additional insured with an indemnity thereunder.

            (b) To the extent that any consent or approval relating to any Contract requiring consent or approval as disclosed on Schedule 3.03 hereto or any other consent or approval necessary to assign to the Purchaser any other Contract or other Asset is not obtained on or before the Closing Date (all such Contracts or other Assets for which such consent or approval is not obtained on or before the Closing Date are hereinafter referred to collectively as the "Designated Agreements"), and, without limiting the Purchaser's rights under
Section 10.06, the Closing occurs, the Company covenants and agrees to use its best efforts to obtain each such consent and approval that the Purchaser reasonably requests the Company to obtain, in form and substance reasonably satisfactory to the Purchaser, promptly following the Closing Date. The Company covenants and agrees, at the request of the Purchaser, to provide to and enforce on behalf of the Purchaser all of the Company's rights, benefits, entitlements and interest in, to and under each Designated Agreement and the Purchaser agrees to provide the Company with all personnel and other support reasonably necessary therefor and, subject to Sections 11.01 and 11.02, the Purchaser shall reimburse the Company for all obligations and liabilities paid by the Company at the Purchaser's request and arising after the Closing Date under each such Designated Agreement for which it receives the benefit as provided above; provided, however, that in the event any such third party refuses or is otherwise unwilling to consent to an assignment of any Designated Agreement on terms acceptable to the Purchaser, then upon notice from the Purchaser to the Company of any such event, such obligation of the Company to obtain such consent shall cease, and in such event, nothing contained herein shall prohibit or be deemed to prohibit the Purchaser from entering into a new agreement with such third party.


7.10 HSR Filing. The parties hereto recognize that a pre-merger notification must be filed with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Company and the Stockholders, on the one hand, and the Purchaser, on the other hand, hereby agree to fully cooperate with each other in all reasonable respects to supply and file the required documentation. The parties hereto agree that, promptly following the execution of this Agreement by all parties (but in no event later than five (5) business days following such execution), the Purchaser and the Company will prepare and file with the FTC and the DOJ all required documents under the HSR Act, including a complete notification and report form, will seek early termination of the HSR Act waiting period in connection with such filing, will fully cooperate with each other in connection with the preparation and filing of such documents, and will use their respective best efforts to promptly comply with all formal or informal requests for additional information by the FTC or the DOJ in respect of such filing.

            7.11 Taxes and Tax Returns. After the Closing, the Company and each Stockholder severally covenants and agrees that the Company shall file or cause to be filed on a timely basis any and all Tax Returns (including without limitation, final sales and employment Tax Returns and any real property transfer Tax Returns required to be filed on account of the assignment to the Purchaser by the Company of any leases) required to be filed in respect of any and all periods, including up to and including the Closing Date, and shall pay on a timely basis all Taxes due and payable with respect to the periods covered by all such Tax Returns.

            7.12 Effective Time. The parties hereto understand, intend and agree that, notwithstanding the actual Closing Date, the closing of the transactions contemplated hereby shall be deemed to occur on the opening of business on date hereof.

            7.13 Operation of the Purchaser After the Closing. (1) From the Closing Date and continuing until November 7, 1999, Norton and the Purchaser, covenant and agree, and the Company and the Stockholders acknowledge and understand as follows:

            (a) As between the Purchaser and Norton, the Purchaser (and not Norton) will conduct the business in which the Company is currently engaged and all businesses developed by the Purchaser after the Closing Date, and Norton (and not the Purchaser, without the consent of Bregman and Zwilling to the extent they continue in the employ of the Purchaser) will conduct the business in which Norton is currently engaged. Accordingly, for purposes of calculating EBITDA, all revenues and expenses arising from the conduct of business by the Purchaser after the Closing, including the use of the Intellectual Property currently used by the Company and constituting part of the Assets or developed by the Purchaser subsequent to the Closing Date, will belong to and be the responsibility of the Purchaser and will be accounted for in determining EBITDA.

            (b) Bregman and Zwilling, for so long as each of them is employed by the Purchaser and subject to the terms and conditions of their respective Employment Agreements, (i) shall serve as the Chief Executive Officer and President, respectively, of the Purchaser and (ii) subject to the ultimate control of the Chairman of the Board of Norton and/or the Purchaser (presently Sanford Greenberg), the Vice Chairman of the Board of Norton and/or the Purchaser (presently Peter Boneparth), and the Board of Directors of the Purchaser, Bregman and Zwilling shall have day-to-day management control over the Purchaser's business and operations, including without limitation, sales practices, pricing of merchandise, inventory matters, mark-down allowances, customer discounts, and the hiring, firing and compensation of other employees of the Purchaser, all with authority and discretion consistent with past practices of the Company. In the event that either Bregman or Zwilling are not serving in the foregoing capacities of the Purchaser, for whatever reason, including as a result of a termination under their respective Employment Agreement, subject to the Purchaser's good faith business discretion, replacement(s) shall be selected by the Purchaser (including from Norton's or Purchaser's management ranks) and, for purposes of the calculation of EBITDA, such replacement(s)' compensation and benefits shall not exceed the amounts paid or payable pursuant to Bregman's or Zwilling's respective Employment Agreement.

            (c) Subject to availability on commercially reasonable terms and subject to the terms and conditions set forth in any credit documentation entered into in good faith, Norton shall use its best efforts to make available to the Purchaser from bank or other financial institution sources working capital (including but not limited to letters of credit) at levels sufficient to effectuate the Purchaser's business plans developed jointly and in good faith by Norton, on the one hand, and Bregman and Zwilling (for so long has they are employed by the Purchaser), on the other hand.

            (d) Norton shall not sell the capital stock of the Purchaser (including by merger) and the Purchaser shall not sell or transfer all or substantially all of its assets unless the purchaser or transferee thereof shall assume the Purchaser's obligations under, and in accordance with, Section 2.02 hereof and this Section 7.13. It being understood and agreed by the parties hereto that in the event of any such sale or transfer, notwithstanding Section
2.02 hereof, any Earn Out Payment shall be payable by the Purchaser (or in the case of a sale or transfer of all or substantially all of the assets of the Purchaser, the transferee thereof) in cash in immediately available funds unless otherwise agreed by the Stockholders Representative and the Management Stockholders.

            (e) Without limiting the provisions of Section 2.02(b) hereof, the Stockholders Representative and the Management Stockholders shall, through the Earn Out Payment Date, if any, have reasonable access to the accounting books and records and personnel of the Purchaser, including the Purchaser's regularly prepared budget and operations reports. The Company and each Stockholder severally acknowledges and agrees that Norton and the Purchaser could be irreparably damaged if any of the information obtained by the Stockholders Representative, the Company or such Stockholder as a result of the foregoing access or as a result of the disclosure of the information provided pursuant to
Section 2.02(b) hereof were disclosed (other than to each other and their respective advisors) or used in any way (other than to assess the calculation of EBITDA), and the Company and each Stockholders severally covenants and agrees that it or he will not, without the prior written consent of Norton, disclose (or permit to be disclosed) (other than to each other and their respective advisors) or use in any way (other than to assess the calculation of EBITDA) any such information unless (i) compelled to disclose such by a judicial or administrative process or, in the written opinion of their counsel, by any requirement of law, (ii) such is available to the public or the apparel industry in general through no fault of the Company, the Stockholder Representative or such Stockholder, or (iii) such becomes available to the Company, the Stockholder Representative or Stockholder from a third-party who is under no confidential or fiduciary obligation to the Purchaser or Norton with respect to such information.

            (2) The Company and each of the Stockholders acknowledge and agree that neither Bregman nor Zwilling shall have any liability for Damages or otherwise to the Company or such Stockholder related to or arising out of their conduct of Purchaser's business after the Closing.

            7.14 Chase Indebtedness. Norton and the Purchaser covenant and agree with the Company, at the Closing, to arrange for the repayment of then outstanding indebtedness for borrowed money constituting Chase Indebtedness and to arrange for the issuance of letters of credit or other arrangements to support then outstanding letters of credit constituting Chase Indebtedness, on terms and conditions acceptable to the Company, The Chase Manhattan Bank, N.A. and the Purchaser, subject to the terms and conditions of the commitment letter dated August 20, 1997 from NationsBanc Commercial Corporation and The CIT Group/Commercial Services Inc. to Norton and the Purchaser heretofore delivered to the Company.

                                  SECTION VIII.

                                     CLOSING


1.081 Time and Place of Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Assets as set forth herein (the "Closing") shall be held at 10:00 A.M. at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 on the fifth business day after the later of the termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act or the satisfaction or waiver of all other conditions precedent set forth in Sections IX and X hereof, or such other time, date and place as the parties shall mutually agree (such date upon which the Closing occurs is herein referred to as the "Closing Date").

            1.082 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing, by written agreement of the Company and the Purchaser or at any time after November 15, 1997 by written notice from the Company or the Purchaser to the other;

            (b) at any time before the Closing, by the Purchaser or the Company in writing in the event that any Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

            (c) at any time after October 15, 1997 (the "Termination Date"), by the Purchaser or the Company in writing, if the transactions contemplated by this Agreement have not been consummated on or before the Termination Date and such terminating party is not (and, in the case of the Company, none of the Stockholders is) then in material breach of this Agreement; provided that the Termination Date shall be extended, but not beyond November 15, 1997, in the event that the Company or the Purchaser shall receive a second request for information under the HSR Act;

            (d) at any time before the Closing, by the Purchaser in writing pursuant to Section 10.03 hereof; and

            (e) at any time before the Closing, by either the Purchaser or the Company in writing if such terminating party (and, in the case of the Company, each of the Stockholders) is not then in material breach of this Agreement and the nonterminating party (and, in the case of the Company, any of the Stockholders) shall (i) fail to timely perform its or his agreements contained herein required to be performed on or prior to the Closing Date and such failure shall have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) subject to Section 10.03 hereof, breach any of its or his representations or warranties contained herein, which breach shall have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

            1.083 Effect on Obligations. Termination of this Agreement pursuant to Section 8.02 shall terminate all obligations and liabilities of the parties to each other hereunder, except for the rights and obligations under Sections 8.04, XII, 13.03 and 13.04 and, provided, however, that, notwithstanding the foregoing, in the event of a termination of this Agreement pursuant to clauses
(c) or (e) of Section 8.02 above, Norton in the event the terminating party is the Company, or the Company, in the event the terminating party is the Purchaser, agrees promptly to reimburse the Company or Norton, as applicable, for all reasonable out-of-pocket costs and expenses incurred by such terminating party in connection with the transactions contemplated hereby (including all reasonable legal fees and expenses).

            1.084 Return of Documentation. Following a termination in accordance with Section 8.02, the Purchaser and Norton shall use their respective best efforts to return all agreements, documents, contracts, instruments and other books and records of the Company provided by the Company to the Purchaser or any representatives of the Purchaser in connection with the transactions contemplated by this Agreement and the Company and each of the Stockholders shall use their respective best efforts to return all agreements, documents, contracts, instruments and other books and records of the Purchaser and Norton provided by the Purchaser or any representative of the Purchaser in connection with the transactions contemplated by this Agreement.

            1.085 Delivery of Assets. Without limiting Section 10.08 hereof, the Company and each Stockholder severally covenants and agrees that delivery of the Assets shall be made by the Company to the Purchaser at the Closing by delivering such bills of sale, endorsements, assignments and other good and sufficient instruments of sale, assignment, conveyance and transfer, and such powers of attorney, as shall be effective fully to vest in the Purchaser good and valid title to, and the right to full custody and control of, all of the Assets, free and clear of all Liens (except for Permitted Liens and restrictions and covenants in the Contracts), in each case in form and substance reasonably satisfactory to the Purchaser and its counsel.

            1.086 Assumption of Liabilities. Without limiting Section 9.06 hereof, at the Closing, the Purchaser shall deliver to the Company such instruments of assumption as shall be sufficient fully to effect the assumption by the Purchaser of the Assumed Liabilities in form and substance reasonably satisfactory to the Company and its counsel.

            1.087 Contracts and Books. At the Closing, the Company and each Stockholder severally covenants and agrees that the Company shall deliver to the Purchaser the Contracts and the books and records of the Business constituting a part of the Assets, excluding those constituting Excluded Assets.

            1.088 Additional Steps. At the Closing, the Company and each Stockholder severally covenants and agrees that it or he shall take all steps required to put the Purchaser in actual possession and control of all of the Assets.

            1.089 Change of Name. On or prior to the Closing Date, the Company and each Stockholder severally covenants and agrees that the Company shall take all necessary steps to deliver, and shall execute and deliver, to the Purchaser (including an amendment to the Company certificate of incorporation in form for filing with the Secretary of State of Delaware and such other documents in form for filing in all states where the Company is qualified or licensed to do business as a foreign corporation) all documents necessary to change the Company's corporate name to a name other than "Miss Erika" or "Erika" (or any variant or derivation thereof) in the Company's state of incorporation and in all other states in which the Company is qualified or licensed to do business as a foreign corporation, and to terminate any and all d/b/a's with respect to such name, in each case in form and substance reasonably satisfactory to the Purchaser. If requested by the Purchaser, on and after the Closing Date, the Company and each Stockholder severally covenants and agrees that the Company shall execute and deliver to the Purchaser such other consents, waivers, approvals and other documents and shall take such other actions as shall be necessary to permit the Purchaser or any designee to use the names "Miss Erika" and "Erika" (and any variant or derivation thereof), including as its corporate name.

                                  SECTION IX.

             CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE

            The obligations of the Company to sell the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which, other than
Section 9.09 (which may be waived only in the sole discretion of the Management Stockholders), may be waived by the Company in its sole discretion, and each of which the Purchaser hereby agrees to use its best efforts (and Norton hereby agrees to cause the Purchaser to use its best efforts) to satisfy at or prior to the Closing:

            1.091 Opinion of Counsel. The Company shall have received an opinion of Haythe & Curley, counsel for the Purchaser and Norton, delivered to the Company and the Stockholders pursuant to the instructions of the Purchaser and Norton dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel, covering the matters set forth in Sections 5.01, 5.02, 5.03 and 5.04.

            1.092 No Litigation. No action, suit or proceeding against the Company, any Stockholder, the Purchaser or Norton relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending. No action, suit or proceeding against Norton shall be pending, which if determined adversely to Norton could reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or other) of Norton.

            1.093 Representations and Warranties. The representations and warranties made by the Purchaser and Norton herein shall be correct at and as of the date of the Closing with the same force and effect as though such representations and warranties had been made at and as of the date of the Closing (except to the extent that any of such representations and warranties are, by their express terms, made as of another date), and on the date of the Closing, the Purchaser and Norton shall deliver to the Company a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser and Norton on or before the date of the Closing shall have been duly complied with and performed, and on the date of the Closing, the Purchaser and Norton shall deliver to the Company a certificate dated the date of the Closing to such effect.

            1.094 Other Certificates. The Company shall have received such additional certificates, instruments and other documents, in form and substance reasonably satisfactory to it and its counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

            1.095 Hart-Scott-Rodino. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

            1.096 Instruments of Assumption of the Assumed Liabilities. The Purchaser shall have delivered to the Company the instruments required to be delivered by the Purchaser pursuant to Section 8.06 hereof.

            1.097 Subordinated Pledge. Norton shall have delivered to the Company a subordinated pledge agreement pursuant to which Norton will grant to the Company a subordinated security interest in the capital stock of the Purchaser to secure any Earn Out Payment payable in cash in accordance with the terms and conditions of Section 2.02 hereof, which subordinated pledge agreement will contain such other terms and conditions as are reasonably satisfactory to Norton and the Company. It is understood and agreed by the Company and the Stockholders that Norton's and the Purchaser's lenders will have a first priority security interest in the capital stock of the Purchaser and that the Company will be required to enter into a subordination and intercreditor agreement with such lenders, which among other items, will prohibit the Company from exercising its rights as pledgee under the subordinated pledge agreement without the consent of such lenders.

            1.098 Additional Closing Purchase Price. The Purchaser and the Company shall have agreed on an amount to be payable to the Company on the Closing Date, which amount shall constitute a portion of the Closing Purchase Price as specified in Section 2.01 and which amount shall equal a mutually agreed upon amount of accrued and unpaid Income Taxes of the Company as of the Closing Date.

            1.099 Employment Agreements. The Purchaser shall not have terminated either of the Employment Agreements with the Management Stockholders.

                                   SECTION X.

            CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

            The obligation of the Purchaser to purchase the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company and each Stockholder severally hereby agree to use its or his respective best efforts to satisfy at or prior to the Closing:


1.101 Opinion of Counsel. The Purchaser and Norton shall have received (a) an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Company and the Financial Stockholders and Christian Baillet, delivered to the Purchaser and Norton pursuant to the instructions of the Company and the Financial Stockholders dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel, covering the matters set forth in Sections 3.01, 3.02 and 3.03 and Sections 4.01 (i), (ii) and (iii) (as to the Financial Stockholders and Christian Baillet) and 4.02 (i), (ii) and (iii) and
(b) an opinion of Morgan, Lewis & Bockius LLP, counsel for the Management Stockholders and Sidney Goldstein, delivered to the Purchaser and Norton pursuant to the instructions of the Management Stockholders and Other Stockholders dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel, covering the matters set forth in Sections 4.01(i) and (ii) (as to the Management Stockholders and Sidney Goldstein).

            1.102 No Litigation. No action, suit or proceeding against the Company, any Stockholder, Norton or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending.

            1.103 Representations and Warranties. (a) Subject to the next two sentences, the representations and warranties made by the Company and each Stockholder herein shall be correct at and as of the date of the Closing with the same force and effect as though such representations and warranties had been made at and as of the date of the Closing (except to the extent that any of such representations and warranties are, by their express terms, made as of another date), and on the date of the Closing, the Company and each Stockholder shall deliver to the Purchaser and Norton a certificate dated the date of the Closing to such effect. The Company and the Stockholders shall be entitled to notify the Purchaser on or before the date which is one business day prior to the Closing Date, which notification (each, an "Update Notice") may disclose the occurrence of events which have not occurred on or prior to the date hereof, the occurrence of which does or may result in a breach of the Company's and the Stockholders' representations and warranties contained in Sections III and IV hereof. Upon delivery of the Update Notice, the applicable representations and warranties (and any applicable Schedules), for all purposes of this Agreement, shall be deemed to be amended consistent with the such Update Notice. In the event that the Purchaser receives an Update Notice which sets forth the occurrence of events which have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Purchaser shall have no obligation to complete the Closing of the transactions contemplated by this Agreement and may terminate this Agreement pursuant to Section 8.02(d) above.

            (b) All the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and each Stockholder on or before the date of the Closing shall have been duly complied with and performed, and on the date of the Closing, the Company and each Stockholder shall deliver to the Purchaser and Norton a certificate dated the date of the Closing to such effect.

            1.104 Other Certificates. The Purchaser shall have received such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Purchaser and counsel for the Purchaser, as it shall have reasonably requested in connection with the transactions contemplated hereby.

            1.105 Sale of All the Assets. All of the Assets shall be sold and delivered to the Purchaser (or its designee) at the Closing free and clear of all Liens (other than Permitted Liens) as provided in Section 7.06.

            1.106 Third Party Consents. The Purchaser shall have received evidence satisfactory to the Purchaser of receipt by the Company of the consents, approvals and authorizations of Governmental Authorities and of third parties to the consummation of the transactions contemplated hereby as set forth with the designation of an asterisk on Schedule 1.01(a)(vi) or Schedule 3.03 hereto, which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser or any of the Assets and shall be in form and substance reasonably satisfactory to the Purchaser.

            1.107 Hart-Scott-Rodino. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

            1.108 Instruments of Conveyance of the Assets, Power of Attorney, Etc. (a) The Company shall have delivered to the Purchaser, at the Company's sole expense (i) the documents described in Section 8.05 (including Intellectual Property assignments in form for filing with the U.S. Patent and Trademark Office, the U.S. Registrar of Copyrights and in appropriate foreign jurisdictions where Intellectual Property is registered) and (ii) executed releases and other documents necessary to comply with Section 7.06 (including without limitation, all necessary UCC-3 Termination Statements and all releases in respect of Liens on Intellectual Property in form for filing with the U.S. Patent and Trademark Office, the Registrar of Copyrights and all appropriate foreign authorities).

            (b) The Company shall have delivered to the Purchaser the documents (including powers of attorney and the Endorsements) required to be delivered by Sections 7.04 and 7.09(a).

            1.109 Regulation S-X and Consent of Price Waterhouse LLP. Norton and its independent public accountants shall have received from the Company copies of the Full Year Financial Statements, and the Current Financial Statements and any later interim period financial statements, in each case together with comparative financial statements for the corresponding period in the prior fiscal year, all presented in conformity with the requirements of Regulation S-X of the Commission under the Securities Act. In addition, Norton shall have received a letter from Price Waterhouse LLP ("PW") stating that PW understands and agrees that the Full Year Financial Statements and the related audit reports of PW will be included in Exchange Act and Securities Act registration statements, reports and other filings by Norton and that PW will, promptly following the request of Norton, deliver to Norton written consents to such inclusion and originally executed copies of such audit reports, all for inclusion in such registration statements, reports and other filings.


10.10 Additional Closing Purchase Price. The Purchaser and the Company shall have agreed on an amount to be payable to the Company on the Closing Date, which amount shall constitute a portion of the

Closing Purchase Price as specified in Section 2.01 and which amount shall equal a mutually agreed upon amount of accrued and unpaid Income Taxes of the Company as of the Closing Date.

            10.11 Employment Agreements. Neither of the Management Stockholders shall have terminated their respective Employment Agreement.


                               SECTION XI.

                             INDEMNIFICATION


1.111 Indemnification by the Stockholders. (a) From and after the Closing Date, each Stockholder, severally on the basis of such Stockholder's Pro Rata Percentage and not jointly, shall indemnify and hold harmless the Purchaser, Norton and each of their respective directors (collectively, the "Purchaser Indemnified Parties") from and against any and all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of (i) the breach by the Company or such Stockholder of any of its or his respective covenants, agreements or obligations herein, or under any of the other certificates, agreements or other documents entered into and delivered by the Company or such Stockholder pursuant hereto (other than a breach of representations and warranties herein or in other certificates, agreements or documents entered into and pursuant hereto, all of which breaches are the subject of clauses (ii), (iii) and (iv) below, and other than a breach of the covenants and agreements of such Stockholder in Sections 7.02, 7.04 and 7.07 hereof, all of which breaches are the subject of subsection (c) below), (ii) the breach of any of the representations or warranties made by such Stockholder in any of the First Listed Sections (including in any Schedule hereto with respect to any of the First Listed Sections) or in any certificate, agreement or other document entered into and delivered pursuant hereto by the Company or such Stockholder with respect to any of the representations and warranties set forth in the First Listed Sections, (iii) the breach of any of the representations or warranties made by such Stockholder in the Second Listed Section (including in any Schedule hereto with respect to the Second Listed Section) or in any certificate, agreement or other document entered into and delivered pursuant hereto by the Company or such Stockholder with respect to any of the representations and warranties set forth in the Second Listed Section (iv) the breach of any of the representation or warranties made by such Stockholder in the Third Listed Sections (including in any Schedule hereto with respect to the Third Listed Sections) or in any certificate, agreement or any document entered into and delivered pursuant hereto by the Company or such Stockholder with respect to any of the representations and warranties set forth in the Third Listed Sections, or (v) any and all Excluded Liabilities. Subject to the additional limitations set forth in this Agreement (including, without limitation, Section 11.06), it is understood and agreed that the obligation of any Stockholder to make any indemnification payment pursuant to this Section
11.01 is limited to such Stockholder's Pro Rata Percentage of the Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of the matters referred to in clauses (i) through
(v) of this Section 11.01.

             (b) From and after the Closing Date, each of the Management Stockholders, severally on the basis of such Management Stockholder's Pro Rata Percentage and not jointly, shall indemnify and hold harmless each of the Purchaser Indemnified Parties from and against any and all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of the breach of any of the representations and warranties made by such Management Stockholder in the Non-Listed Sections (including in any Schedule thereto) or in any certificate, agreement or other document entered into and delivered pursuant hereto by the Company or such Management Stockholder with respect to the representations and warranties made by the Management Stockholders in the Non-Listed Sections.

            (c) From and after the Closing Date, each of the Stockholders, severally but not jointly, as to such Stockholder only, shall indemnify and hold harmless each of the Purchaser Indemnified Parties from and against any and all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of (i) the breach of any of the representations and warranties made by such

Stockholder in Section IV hereof (including in any Schedule thereto) or in any certificate, agreement or other document entered into and delivered pursuant hereto by such Stockholder with respect to such representations and warranties or (ii) the breach of any of such Stockholder's covenants, agreements or obligations under Sections 7.02, 7.04 or 7.07 hereof.

            1.112 Indemnification by the Purchaser. From and after the Closing Date, Norton and the Purchaser shall, jointly and severally, indemnify and hold harmless the Company, each Stockholder and, if applicable, each of their respective directors (collectively, the "Seller Indemnified Parties") from and against any and all Damages sustained or incurred by any of the Seller Indemnified Parties in connection with or by reason of (a) the breach by the Purchaser or Norton of any of their respective covenants, agreements or obligations hereof, or under any of the other certificates, agreements or other documents delivered by the Purchaser or Norton in connection herewith, in any case, other than a breach of representations and warranties herein or in other certificates, agreements or documents delivered in connection herewith all of which breaches are the subject of clause (b) below), (b) the breach of any of the representations or warranties made by the Purchaser or Norton herein or in any certificate, agreement or other document delivered pursuant hereto by the Purchaser or Norton or (c) any and all Assumed Liabilities.

            1.113 Procedure for Indemnification. (a) In the event that any Seller Indemnified Party, on the one hand, or any Purchaser Indemnified Party, on the other hand, shall sustain or incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section XI or Section XII hereof (each, an "Indemnification Matter"), the party indemnified hereunder (the "Indemnitee") shall notify the parties providing indemnification (collectively, the "Indemnitor") by sending written notice to the Indemnitor stating a reasonable detail the basis for the Indemnification Matter (each, an "Indemnity Notice"). In the case of an Indemnification Matter involving a third party claim, which, if successful, could result in any liability under this Section XI or Section XII hereof, an Indemnity Notice shall be given as soon as practicable following the discovery by an Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such delay or failure to notify.

            (b) In the case of third party claims, the Indemnitor shall have the right (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (ii) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any such claim which is solely for money damages without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, and shall not settle any other such third party claim without the prior written consent of the Indemnitee (including without limitation, if such claim seeks or such settlement imposes equitable remedies or injunctive relief on the Indemnitee), and (iii) to employ counsel designated by the Indemnitor (which counsel shall not be an employee of the Indemnitor or any affiliate thereof) and reasonably satisfactory to the Indemnitee to contest any such claim or liability in the name of the Indemnitee or otherwise. The parties hereto agree that the respective counsel to the Financial Stockholders, the Management Stockholders and the Other Stockholders, and the Purchaser and Norton are satisfactory for purposes of clause (iii) of the preceding sentence. The Indemnitor shall, within 20 days of receipt of an Indemnity Notice of such claim (the "Indemnity Notice Period"), give written notice to the Indemnitee of its intention to assume the defense of such claim. If defendants in any action include any Indemnitee and any Indemnitor and any Indemnitee shall have been advised by its counsel that there may be legal defenses available to such Indemnitee which are different from or in addition to those available to any Indemnitor, or if a conflict of interest exists between any Indemnitee and any Indemnitor, then in either case, the Indemnitee shall have the right to employ its own counsel in such action, and, in such event (or in the event that the Indemnitor does not timely assume the defense within the Indemnity Notice Period as provided in the immediately succeeding sentence), the reasonable fees and expenses of the Indemnitee's counsel shall be borne by the Indemnitor and shall be paid by the Indemnitor from time to time within 20 days of receipt of appropriate invoices therefor. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor shall assume the defense of any such claim or litigation resulting therefrom pursuant to and in accordance with the provisions of this Section XI, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, all at the expense of the Indemnitor. In the event that the Indemnitor does timely assume the defense as provided above, the Indemnitee shall have the right to fully participate in such defense (including without limitation, with counsel of its choice), at its sole expense (except as otherwise provided herein), and the Indemnitor shall reasonably cooperate with the Indemnitee in connection with such participation, and in all cases the Indemnitor shall keep the Indemnitee fully informed as to all matters concerning each third party claim and shall promptly notify the Indemnitee in writing of any and all significant developments relating thereto. Subject to the other provisions of this Agreement (including without limitation, Section 11.06), within five (5) business days after the occurrence of a final, non-appealable order or other final determination with respect to each third party claim by any court, panel of arbitrator(s) or Governmental Authority having jurisdiction thereof, the Indemnitor shall pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee which have not theretofore been paid to the Indemnitee as provided above.

            (c) Subject to the other provisions of this Agreement (including without limitation, Section 11.06), in the event that an Indemnification Matter does not involve a third party claim, the Indemnitor shall within 30 days after the date of an Indemnity Notice pay to the Indemnitee the amount of Damages payable pursuant to Section 11.01 hereof and which are at the time sustained or incurred by the Indemnitee and shall thereafter pay any other Damages payable pursuant to Section 11.01 hereof and related to the same Indemnity Notice on demand.

            1.114 Subrogation. Neither the Company nor any of the Non-Management Stockholders shall assert any rights of any Purchaser Indemnified Party(s) to which any of them have been subrogated against any customer, supplier or purchasing agent of the Company (or the Purchaser) with respect to any Damages for which the Purchaser Indemnified Party(s) has been indemnified by the Company or any of the Stockholders hereunder without the prior written consent of both Management Stockholders. Without limiting the other provisions of this Section XI, no Purchaser Indemnified Party shall be required to make any claim against any other Person or to take any other action in order to pursue any claim against the Company or any of the Stockholders.

            1.115 Validity. The indemnification agreements provided for in this
Section XI, Section XII and Section 13.05 shall apply notwithstanding any investigation made at any time by or on behalf of any party hereto and notwithstanding the knowledge of any of the Purchaser Indemnified Parties other than the actual knowledge on the date hereof of Peter Boneparth and Amanda J. Bokman.

            1.116 Limits on Indemnifications. (a) Subject to the terms hereof, the aggregate liability of each Stockholder on any date is, and from time to time shall be, limited as follows:

                  (i) for Damages under Section 11.01(a)(iii) the product of (A) $10,000,000 and (B) such Stockholder's Pro Rata Percentage; and

                  (ii) for Damages under Section 11.01(a)(iv) hereof, or Section 11.01(c) hereof (but, in the case of Section 11.01(c), only in respect of the representations and warranties set forth in Section 4.02(iv) hereof), the product of (A) $4,000,000 and (B) such Stockholder's Pro Rata Percentage.

            Notwithstanding anything to the contrary contained herein,

            (1) no Non-Management Stockholder's aggregate liability for Damages on any date under Sections 11.01(a)(i) (but other than in respect of the covenant set forth in Section 7.05 hereof, as to which the provisions of this clause (1) shall not be applicable), 11.01(a)(ii), (a)(iii) and (a)(iv) shall exceed the product of (A) the Purchase Price and (B) such Non-Management Stockholder's Pro Rata Percentage;

            (2) no Management Stockholder's aggregate liability for Damages on any date under Sections 11.01(a)(i) (but other than in respect of the covenant set forth in Section 7.05 hereof, as to which the provisions of this clause (2) shall not be applicable), 11.01(a)(ii), (a)(iii), (a)(iv) and 11.01(b) shall exceed the product of (A) $480,000 and (B) such Management Stockholder's Pro Rata Percentage; and

            (3) if an Earn Out Payment is payable under Section 2.02 (without taking into account any set off under Section 11.07), to the extent that the recovery of any Damages prior to the Earn Out Payment Date has been limited by reason of the fact that the Earn Out Payment has not been included in the amount of the Purchase Price for purposes of clause (A) of paragraph (1) immediately above, the amount of any Damages not so recovered shall become recoverable from the applicable Stockholder(s) (including pursuant to Section 11.07 hereof) on and after the Earn Out Payment Date (subject to Section 11.06(e)), but only to the extent that such Damages would have been recoverable had the Earn Out Payment been included in the amount of the Purchase Price for purposes of clause
(A) of paragraph (i) immediately above from and after the Closing Date.

                  (b) Subject to the terms hereof, the aggregate liability of the Purchaser and Norton for Damages under Sections 11.02 (a) and (b) is, and shall be, limited to the Purchase Price.

                  (c) Subject to the final sentence of this Section 11.06(c), no Purchaser Indemnified Party and no Seller Indemnified Party shall be entitled to indemnification pursuant to Sections 11.01(a)(ii), 11.01(a)(iii), 11.01(a)(iv), 11.01(b) or 11.01(c) hereof (other than with respect to a breach of any representation and warranty contained in Sections 3.11(a), 3.12, 3,29, 4.01(iv) or 4.02(vi) hereof with respect to which the limitation in this Section 11.06(c) shall not apply) or Section 11.02(b), respectively, hereof unless and until the aggregate amount of all Damages sustained or incurred by all Purchaser Indemnified Parties and all Seller Indemnified Parties, as the case may be, to which the indemnity set forth in Sections 11.01(a)(ii), 11.01(a)(iii), 11.01(a)(iv), 11.01(b) or 11.01(c) hereof, on the one hand, or Section 11.02(b), on the other hand, relates exceeds an aggregate amount (the "Deductible Amount") equal to $250,000. Subject to Sections 11.06(a) and 11.06(b) above, if such Damages exceed the Deductible Amount, then the Purchaser's and Norton's liability for indemnification under Section 11.02(b) and the Stockholders' liability for indemnification under Sections 11.01(a)(ii), 11.01(a)(iii), 11.01(a)(iv), 11.01(b) or 11.01(c) hereof (other than as aforesaid), as the case may be, shall be limited to the amount of such Damages sustained or incurred which exceeds the Deductible Amount.

                  (d) Subject to the final sentence of this Section 11.06(d), no Purchaser Indemnified Party shall be entitled to indemnification pursuant to
Section 11.01(a)(v) hereof (other than with respect to Damages in respect of Income Taxes and the New Jersey Audit with respect to which this Section 11.01(d) shall not apply) unless and until the aggregate amount of all Damages sustained or incurred by all Purchaser Indemnified Parties to which the indemnity set forth in Section 11.01(a)(v) hereof relates (other than with respect to Damages in respect of Income Taxes and the New Jersey Audit with respect to which this Section 11.01(d) shall not apply) exceeds an aggregate amount (the "Basket Amount") equal to $100,000. Subject to Section 11.06(a) above, if such Damages exceed the Basket Amount, then the Stockholders' liability for indemnification under Section 11.01(a)(v) hereof shall be the full amount of such Damages sustained or incurred notwithstanding such Basket Amount.

                  (e) The representations and warranties contained in or made pursuant to this Agreement shall survive until the close of business on January 31, 1999, provided that (i) the representations and warranties contained in Sections 3.29 and 4.01(iv) hereof shall survive indefinitely, (ii) the representations and warranties contained in Sections 3.12 and 3.17 hereof shall survive until the date of expiration of the applicable statute of limitations (and all extensions thereof) with respect thereto, (iii) the representations and warranties contained in Section 3.11(a) hereof shall survive for two (2) years after the Closing Date and (iv) the representations and warranties contained in Sections 3.13(b) (as such Section relates to Permits required under Environmental Laws), 3.13(c), 3.26 and 4.02(iv) (as such Sections relates to Environmental Claims) hereof shall survive for three (3) years after the Closing Date, and provided further that if written notice is properly given under this
Section XI with respect to any alleged breach of a representation or warranty to which a party or other indemnified Person is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved, including by giving effect to Section 11.06(a)(3) above. The covenants and agreements of the parties hereto set forth herein shall survive indefinitely, except (i) the provisions of Sections 6.04, 7.06 and 8.05 shall survive for two (2) years after the Closing Date and (ii) the provisions of Sections 6.01, 6.02, 6.03, 6.05, 6.06 and 7.01 which shall not survive the Closing.

                  (f) The amount of any Damages for which indemnification is provided under this Section XI shall be net of any amounts recovered by the Indemnitee under insurance policies with respect to such Damages. The Indemnitee agrees to make claims under applicable insurance policies (or the Endorsements, as the case may be) in respect of Damages which are otherwise covered by such insurance policies (or Endorsements) and to use its reasonable efforts to prosecute such claims; provided, however, that the foregoing shall not restrict the right of the Indemnitee to take any and all actions it deems necessary or desirable in order to preserve its indemnification rights against any Indemnitor under this Section XI.

            1.117 Set-Off. Subject to the other provisions of this Agreement (including without limitation, Section 11.06), it is understood and agreed by the Company and each of the Stockholders that the Purchaser and Norton may (but shall not be required to, unless and to the extent that an Earn Out Payment is payable hereunder and on the Earn Out Payment Date Damages shall be the subject of an unsatisfied judgment which is not appealable against the Company or any Stockholder or a written agreement between the Company or any Stockholder, on the one hand, and the Purchaser and Norton, on the other hand, as to the amount of and their liability for Damages theretofore claimed by a Purchaser Indemnified Party, and without limiting or affecting any other right or remedy which it may have) satisfy any claims made against the Company or any of the Stockholders for Damages under this Section XI, Section XII or Section 13.05 below by offsetting amounts owed to any of the Purchaser Indemnified Parties as Damages pursuant to this Section XI, Section XII or Section 13.05 against any Earn Out Payment due under Section 2.02 hereof. Subject to the other provisions of this Agreement (including without limitation, Section 11.06), it is understood and agreed that nothing contained in this Section 11.07 shall in any way relieve any of the parties hereto of their indemnification obligations, or otherwise limit their indemnification obligations pursuant to this Section XI,
Section XII or Section 13.05 below.

            1.118 Exclusive Remedy. Notwithstanding anything to the contrary set forth herein, in the event that the Closing does not occur none of the parties hereto shall have any liability, whatsoever hereunder, whether based on misrepresentation or breach of any representation, warranty, covenant or agreement or otherwise except as set forth in Section 8.03. Except for Damages for fraud, from and after the Closing Date, subject to Section 13.04 hereof, each party hereto acknowledges and agrees that such party's sole remedy with respect to a claim for Damages (other than a dispute arising under Section 2.02 hereof, which shall be resolved in the manner and with the effect set forth in
Section 2.02 hereof) shall be in accordance with, and limited by (to the extent of any limitations expressly set forth in this Section XI), the provisions set forth in this Section XI, Section XII and Section 13.05. Notwithstanding the foregoing, nothing herein shall limit the rights and remedies of any party hereto for matters involving fraudulent conduct.

                              SECTION XII.

                           BROKERS AND FINDERS

            1.121 The Company's and the Stockholders' Obligations. The Stockholders shall be solely responsible for payment of all fees and expenses of Financo, Inc. arising in connection with the transactions contemplated hereby. Neither the Company nor any of the Purchaser Indemnified Parties shall have any obligation to pay any financial advisory, finder's fee or other compensation to any Person claiming by, through or under the Company, any Stockholder or any affiliate thereof in connection with this Agreement and the transactions contemplated hereby (including without limitation, Financo, Inc.), and the Company, and each of the Stockholders severally on the basis of such Stockholder's Pro Rata Percentage, hereby agree to indemnify and save the Purchaser Indemnified Parties harmless from any and all Damages sustained or incurred by any of the Purchaser Indemnified Parties by reason of any such claim for or payment of any such fee or other compensation.

            1.122 The Purchaser's and Norton's Obligations. Neither of the Company nor any of the Stockholders shall have any obligation to pay any fee or other compensation to any Person claiming by, through or under the Purchaser or Norton or any affiliate thereof in connection with this Agreement and the transactions contemplated hereby, and the Purchaser and Norton, jointly and severally, hereby agree to indemnify and save the Company and each Stockholder harmless from any and all Damages sustained or incurred by the Company or such Stockholder by reason of any such claim for or payment of any such fee or other compensation.

                                 SECTION XIII.

                              MISCELLANEOUS

            1.131 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by registered or certified mail, postage prepaid, or sent by Federal Express or any other nationally recognized overnight courier service, as follows:

    (a) If to the Company, to any Stockholder or to the Stockholder Representative prior to the Closing:

          1407 Broadway
          Suite 405
          New York, New York  10018

          Attention:  Chairman
          Telecopy No.:  (212) 921-8417

          with a copies to:

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, New York  10019
          Attention:  Robert M. Hirsh, Esq.
          Telecopy No.:  (212) 757-3990

          and

          Morgan, Lewis & Bockius LLP
          101 Park Avenue
          New York, New York  10178
          Attention:  W. Preston Tollinger, Esq.
          Telecopy No.:  (212) 309-6273

    (b) If to the Company, to any Stockholder or to the Stockholder Representative after the Closing: to Paul, Weiss, Rifkind, Wharton & Garrison as set forth in clause (a) above

    (c) If to any Management Stockholder after the Closing: to Morgan, Lewis & Bockius LLP as set forth in clause (a) above

    (d)   If to the Purchaser or Norton:

          463 Seventh Avenue
          New York, New York  10018
          Attention:  President
          Telecopy No.:  (212) 563-2766

          with a copy to:

          Haythe & Curley
          237 Park Avenue

          New York, New York  10017
          Attention:  Bradley P. Cost, Esq.
          Telecopy No.:  (212) 682-0200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied, sent by Federal Express or any other recognized overnight courier service, or mailed by certified mail, return receipt requested.

            1.132 Entire Agreement and Amendment. This Agreement (including the Exhibits and Schedules hereto) and the other certificates, agreements and documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, including, without limitation, the letter dated July 3, 1997 from Norton to Financo, Inc. and the Confidentiality Agreement dated February 22, 1997 between the Company and Norton, and no amendment or modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

            1.133 Expenses. Except as otherwise provided herein, including in
Section XII hereof, each of the parties hereto shall bear such party's own costs and expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs; provided that if the Closing shall occur (i) the Purchaser shall be responsible for any real estate transfer and other transfer, sales, documentary, stamp or similar taxes payable by the Company by reason of the sale of the Assets to the Purchaser in accordance with the terms hereof, (ii) the Stockholders severally on the basis of their respective Pro Rata Percentages shall be responsible for (and shall pay or, prior to the Closing, reimburse the Company for all such costs and expenses paid by the Company prior to the Closing) any and all costs and expenses of the Company in connection with this Agreement and the transactions contemplated hereby, whether incurred prior to, at or after the Closing and (iii) the Purchaser shall be responsible for one-half and the Stockholders severally on the basis of their respective Pro Rata Percentages shall be responsible for one half of any legal costs and expenses charged to the Company by The Chase Manhattan Bank, N.A. in connection with the matters contemplated by Section 7.14 hereof.

            1.134 Injunctive Relief. Notwithstanding the provisions of Section
13.05 hereof, in the event of a breach or threatened breach by the Company, any Stockholder, the Purchaser or Norton of any of their respective obligations hereunder, including without limitation, their respective obligations to close the transactions contemplated hereby, the Company, each Stockholder, the Purchaser and Norton hereby consent and agree that the applicable Person(s) shall be entitled to an injunction or similar equitable relief restraining the Company, such Stockholder, the Purchaser or Norton from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Company, such Stockholder, Purchaser or Norton under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the Federal courts for the Southern District of New York for any proceedings under this Section 13.04, and the Company, each Stockholder, the Purchaser and Norton further agree that the service of process or of any other papers upon them or any of them by registered mail, return receipt requested, at their respective addresses set forth herein shall be deemed good, proper and effective service upon them. The parties hereto agree that the availability of arbitration in Section 13.05 hereof shall not be used by any party as grounds for the dismissal of any injunctive actions or other equitable relief instituted by the Purchaser pursuant to this Section 13.04. Nothing in this Section 13.04 shall be construed as prohibiting any party hereto from pursuing any other remedies which it may have under Section XI hereof.

            1.135 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in
Section 2.02(b) and Section 13.04 hereof, be settled by arbitration in New York, New York by a panel of three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the foregoing arbitrators and judgment upon the Determination by the Independent Auditor may be entered in any court having jurisdiction thereof, and the parties hereto hereby consent to the jurisdiction of the New York courts for this purpose.

            1.136 Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

            1.137 Successors and Assigns. Subject to Section 13.10 hereof, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, the Stockholders, the Purchaser and Norton, respectively.

            1.138 Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles.

            1.139 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

            13.10 Assignment. This Agreement shall not be assignable by the Purchaser or Norton, except pursuant to a writing executed by all of the parties hereto, and except that the Purchaser's rights or interests under this Agreement (but not its obligations) may be assigned (i) to any member of the Purchaser Group, (ii) in connection with a sale of all or substantially all of the assets of the Purchaser or Norton or any of their respective direct or indirect consolidated subsidiaries or (iii) as collateral security to any financial institution which extends credit to any member of the Purchaser Group; provided that in the case of each such assignment, the assignee shall accept such rights or interests subject to the terms of this Agreement. This Agreement shall not be assignable by the Company or any of the Stockholders except that (i) the Company may assign its rights under this Agreement to one or more of the Stockholders or to the Stockholder Representative; provided that as a condition to any such assignment, including without limitation, any assignment as a result of a dissolution of the Company, the Company, Norton and each of the Stockholders hereby agree that if Norton elects to pay a portion of the Earn Out Payment in shares of Norton Common Stock pursuant to Section 2.02, (a) Norton shall have the right to require that up to and not more than 50% of the portion of the Earn Out Payment payable to each of the Management Stockholders and to Sidney Goldstein be paid in shares of Norton Common Stock and (b) Norton shall not have the right to require that any of the Earn Out Payment be payable other than in cash to each of Roberta Ciacci, Elizabeth Moser, Kenny Tse or William Rossler, so long as the aggregate Earn Out Payment shall equal the amount determined in accordance with Section 2.02 and (ii) any Management Stockholder or other Stockholder may assign his right to the Earn Out Payment, if any, to the spouse or any lineal descendant (including by adoption and stepchildren) of such person, or any trust of which such person is the trustee and which is established for the benefit of any of the foregoing persons or any partnership, limited liability company or other entity all of the general partner(s), limited partner(s) or member(s) of which are one or more of the foregoing persons. Any attempted assignment in violation of this Section 13.10 shall be null and void.

            13.11 Knowledge, Etc.. Whenever used in this Agreement, the words "to the knowledge of any Management Stockholder" or "to the knowledge of such Stockholder" (when referring to a Management Stockholder) or similar words shall mean the actual knowledge or awareness of such Management Stockholder, together with the knowledge or awareness such Management Stockholder would obtain after consultation by such Management Stockholder with the other Management Stockholder and with Roberta Ciacci, Elizabeth Moser and Samuel Glaser, including a review of the representations and warranties contained in
Section III and IV hereof (and related Schedules) with each such individual. Whenever used in this Agreement, the words "to the knowledge of any Non-Management Stockholder", "to the knowledge of such Stockholder" (when referring to a Non-Management Stockholder) or similar words shall mean the actual knowledge or awareness of such Non-Management Stockholder, together with the knowledge or awareness such Non-Management Stockholder would obtain after consultation by such Non-Management Stockholder with Bregman and Zwilling, including a review of the representations and warranties contained in Sections III and IV hereof (and related Schedules) with Bregman and Zwilling.

            13.12 Independence of Representations and Warranties, Schedules, Etc. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. The Exhibits and Schedules attached hereto are hereby made part of this Agreement in all respects. Section references in the Schedules refer to the specific Section of the Agreement with respect to which the Company and the Stockholders are making a disclosure. A disclosures under any Schedule hereto shall be deemed to be a disclosure under all of the Schedules hereto whether or not specifically referenced in any other Schedule; provided that any disclosure pursuant to
Section 3.08(a), 3.17, 3.22 or 3.26 shall be specifically referenced on Schedule 3.08, 3.22 or 3.26, respectively. The fact that a particular matter is reflected in the Schedules hereto shall not have any bearing on the issue of whether such matter is material for the purposes of this Agreement.

            13.13 Interpretation. The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

            13.14 Action by the Stockholders. (a) Any action to be taken by the Stockholders or the Company, notices to be given by the Stockholders or the Company or any matters requiring the Stockholders or the Company to act or refrain from acting hereunder may be undertaken with the concurrence of the Stockholder named in the next sentence (such Stockholder in its capacity as representative of the Stockholders and of the Company hereinafter, the "Stockholder Representative") and, for all purposes, it is expressly understood and agreed that any action so taken, notice so given or other matter acted upon or refrained from shall be deemed to constitute the action of all of the Stockholders on a joint and several basis, on the one hand, and the Company, on the other hand, and shall be binding on all of the Stockholders and the Company. It is understood and agreed that Michael E. Nugent shall act as the Stockholder Representative. In addition, subject to subsection (c) below, the Purchaser and Norton shall be entitled (i) conclusively to rely upon the direction, notice, request or other communication received from the Stockholder Representative without the need to confirm such or otherwise communicate with any other Stockholders or the Company, and (ii) to give any direction, notice, request or other communication to any of the Stockholders or the Company without the need to confirm or otherwise communicate with any other Stockholders or the Company, and any such direction, notice, request or other communication (whether from or to any of the Stockholder Representative) shall be conclusive, binding and enforceable against all Stockholders and the Company.

                  (b) The Stockholder Representative shall not be liable to the Stockholders or any third party for any action taken by any of the Stockholder Representative except with regard to actions involving (i) a breach of such Stockholder Representative's duty of loyalty to the Stockholders and the Company, (ii) any acts by such Stockholder Representative not in good faith or involving a known violation of law or (iii) transactions from which such Stockholder Representative derived an improper personal benefit.

                  (c) The Purchaser and Norton shall be entitled to rely on any and all communications from the Stockholder Representative as being authorized by all of the Stockholders and the Company as provided hereunder with respect to the subject matter of this Agreement and the Stockholders, jointly and severally, on the one hand, and the Company, on the other hand, agree to hold the

Purchaser and Norton harmless from any and all Damages sustained or incurred by any of the Purchaser Indemnified Parties by reason of any claim that such actions were not properly authorized. The Purchaser and Norton shall be entitled to send all communications with respect to the subject matter of this Agreement to the Stockholder Representative at the address indicated herein and to no other parties.

            13.15 LIMITATION OF REPRESENTATIONS AND WARRANTIES. OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY HEREIN OR IN ANY OTHER CERTIFICATES, AGREEMENTS OR OTHER DOCUMENTS ENTERED INTO AND DELIVERED PURSUANT HERETO, NO PARTY HERETO MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OF FITNESS.

            13.16 Several Obligations. With respect to any representation, warranty, agreement, covenant or undertaking in this Agreement made by one or more Stockholders, any Stockholder making any such representation, warranty, agreement, covenant or undertaking is doing so only as to itself or himself and it or he shall have no liability hereunder in the event of a breach thereof by any other Stockholder.

            13.17 No Third Party Beneficiaries. Except as specifically set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon any Person other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

                                  SECTION XIV.

                                   DEFINITIONS

            1.141 Certain Definitions. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere herein):

            "Assets" shall have the meaning set forth in Section 1.01(a) hereof.

            "Assumed Liabilities" shall have the meaning set forth in Section 1.01(c) hereof.

            "Average Market Value" shall mean, for any day, the last sale price for the Norton Common Stock on the New York Stock Exchange or the American Stock Exchange, as applicable, on which the Norton Common Stock is listed or admitted to trading, or, if not so listed or admitted to trading on any such securities exchange, the last sale price for the Norton Common Stock on the Nasdaq National Market or the Nasdaq SmallCap Market (but only if at the time Norton would otherwise qualify for listing on the Nasdaq National Market in accordance with the listing requirements in effect on the date hereof) (any such securities exchange, the Nasdaq National Market and, under the foregoing circumstances, the Nasdaq SmallCap Market, each a "Securities Exchange"), in each such case, averaged over a period of 30 consecutive business days prior to the day as of which Average Market Value is being determined.

            "Basket Amount" shall have the meaning set forth in Section 11.06(d) hereof.

            "Benefit Plans" shall have the meaning set forth in Section 3.17(a) hereof.

            "Best Efforts" or "best efforts" shall mean diligently, promptly and in good faith taking all actions which are reasonable, necessary and appropriate to accomplish the objective requiring the use of best efforts, but shall not include any obligation (a) to make any payment, incur any costs, commit available resources or forego the receipt of any payment, which in any case is material in amount in light of the required objective, (b) to initiate any lawsuit or other proceeding to achieve the required objective, or (c) to take any action which is unlawful; provided, however, that neither of the Management Stockholders nor Sidney Goldstein shall have in any case any obligation to make any payment, incur any costs, commit available resources or forgo the receipt of payment.

            "Business" shall have the meaning set forth in the recitals hereof, as modified in Section

III.

            "Chase Indebtedness" shall mean all Company Indebtedness arising under that certain Credit Agreement dated as of December 31, 1991 by and among Miss Erika Holding Corporation, Miss Erika, Inc., as borrower, The Chase Manhattan Bank, N.A., as bank, National Westminster Bank, N.A. as bank, The Bank of Tokyo Trust Company, as bank, ABN Anro Bank, N.V., as bank, and The Chase Manhattan Bank, N.A., as agent, as amended, and all collateral documents executed in connection thereof.

            "Closing" shall have the meaning set forth in Section 8.01 hereof.

            "Closing Date" shall have the meaning set forth in Section 8.01 hereof.

            "Closing Purchase Price" shall have the meaning set forth in Section
2.01 hereof.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Commission" shall have the meaning set forth in Section 2.04 hereof.

            "Company" shall have the meaning set forth in the recitals hereof.

            "Company Acquisition Proposal" shall have the meaning set forth in
Section 7.01 hereof.

            "Company Indebtedness" shall mean all obligations and liabilities of the Company for borrowed money, including without limitation, the Chase Indebtedness, the Subordinated Debt and all other bank and other loans, notes payable, capital lease obligations, guarantees of indebtedness of others, obligations in respect of letters of credit, and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto, but excluding endorsements of instruments in the ordinary course of business.

            "Company Location" shall have the meaning set forth in Section 3.29 hereof.

            "Contracts" or "Contract" shall have the meaning set forth in
Section 3.15(a) hereof.

            "Current Balance Sheet" shall have the meaning set forth in Section
3.05 hereof.

            "Current Balance Sheet Date" shall mean the date of the Current Balance Sheet.

            "Current Financial Statements" shall have the meaning set forth in
Section 3.05 hereof.

            "Damages" shall mean any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses (including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them) or the Seller Indemnified Parties (or any of them), as the case may be, in any action, dispute, claim or proceeding between any of the Purchaser Indemnified Parties, on the one hand, and any of the Seller Indemnified Parties, on the other hand, or involving a third-party claim against any of the Purchaser Indemnified Parties or any of the Seller Indemnified Parties, as the case may be) and other out-of-pocket costs and expenses incurred in connection with investigating, preparing or defending any action, suit or proceeding, commenced or threatened, or any claim whatsoever, in each case net of tax benefits actually realized.

            "Debt Documents" shall mean all agreements, promissory notes, security instruments and other documents to which the Company or any of the Assets is bound and which evidence, govern or relate to Company Indebtedness.

            "Deductible Amount" shall have the meaning set forth in Section 11.06(c) hereof.

            "Determination" shall have the meaning set forth in Section 2.02(b) hereof.

            "Development Projects" shall have the meaning set forth in the recitals to this Agreement.

            "Dispute Notice" shall have the meaning set forth in Section 2.02(b) hereof.

            "Disputed Matters" shall have the meaning set forth in Section 2.02(b) hereof.

            "Earn Out Payment" shall mean an aggregate amount equal to the amount, if any, by which (x) the product of (a) four (4) multiplied by (b) either (i) if no Security Default shall have occurred and be continuing, the 1998/1999 EBITDA or (ii) on and after the occurrence and during the continuance of a Security Default, EBITDA for the fiscal year ending October 31, 1998, exceeds (y) $24,000,000.

            "Earn Out Payment Date" shall mean either (x) if no Security Default shall have occurred, the date on which the 2000 EBITDA Notice is delivered or
(y) the date on which a Security Default shall have occurred.

            "Earn Out Shares" shall have the meaning set forth in Section 2.02(a) hereof.

            "EBITDA" shall mean the aggregate amount of consolidated net income or loss of the Purchaser and its subsidiaries for the applicable fiscal year determined in accordance with GAAP (except as otherwise expressly stated below) after deducting all amounts provided for in the Employment Agreements and, with respect to all employees and other participants of the Purchaser and its subsidiaries, pursuant to all benefits, profit sharing, bonus, incentive, deferred compensation, health, medical, dental, life insurance or other welfare or employee benefit plans or programs in which any employee or other participant of the Purchaser or any of its subsidiaries participates, or otherwise covering any employee or other participant of the Purchaser or any of its subsidiaries, and before (A) the deduction of interest expenses and factoring expenses for interest paid or accrued by the Purchaser and its subsidiaries with respect to such year, (B) the deduction of taxes based upon income, howsoever computed or denominated, paid or accrued by the Purchaser and its subsidiaries with respect to such year, and (C) the deduction by the Purchaser and its subsidiaries of depreciation and amortization for such year, with all items referred to in subsections (A) through (C) in this definition determined in accordance with GAAP (except as otherwise stated below). In determining EBITDA:

      (a) The Purchaser's books and records will be maintained in accordance with GAAP. EBITDA and its components will be derived from those books and records in accordance with the adjustments set forth below. GAAP will be applied on a consistent basis in the preparation of balance sheets of the Purchaser and its subsidiaries as at November l, 1997, October 31, 1998 and November 6, 1999 and in the related calculation of EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (b) The calculation of EBITDA will be unaffected by GAAP first applicable to the Purchaser after January 31, 1997.

      (c)   EBITDA shall without duplication:

            (i) Exclude any and all acquisition costs and other costs related to this Agreement, including, but not limited to, extra accounting and auditing fees, legal fees and due diligence costs.

            (ii)  Compute inventory cost using FIFO.

            (iii) Exclude any and all debt costs (other than those relating to anticipation or sales discounts, letter of credit availability and commitment fees and letter of credit commissions), including without limitation, interest expense, amortization of capitalized debt costs, debt restructuring costs, debt acquisition costs, commitment fees (other than letter of credit commitment fees), reimbursement of attorney or due diligence fees, availability fees (other than letter of credit availability fees), prepayment fees, prepayment penalties and any other debt related fees and penalties of any kind.

            (iv)  Exclude any hedging gains or losses.

            (v) Exclude expense reimbursement and fees paid to members of the Purchaser's

                  Board of Directors.

            (vi) Exclude the effects of extraordinary or unusual items as defined in accordance with GAAP.

            (vii) Exclude any foreign exchange gains or losses.

            (viii) Exclude any and all expense allocations from Norton or any
                  Norton affiliate, other than as set forth in (d) below.

            (ix)  Exclude all factoring expenses of any kind.

            (x) Exclude all management or other fees charged by Norton or any Norton affiliate.

            (xi) Exclude gains or losses from the sale of any fixed assets or investments.

      (d) If Norton or any affiliate charges the Purchaser for its ratable share, based upon sales, number of employees or other appropriate measure, of any expense for unaffiliated third party services (e.g., insurance expenses, legal and accounting expenses and payroll services), EBITDA shall be calculated by taking into account such ratable share, provided that (i) on or before October 1, 1997, Norton shall provide to the Company information concerning estimated rates of expense for unaffiliated third party services provided to the Purchaser, and (ii) in the event that the Company determines in good faith on or before November 1, 1997 by notice to Norton that, based upon historical cost analysis, the Purchaser could have arranged for such commensurate services with the Company's existing service suppliers, as adjusted for any increase or decrease in sales, number of employees or other appropriate circumstances, at rates of expense that are lower than those obtainable by the Purchaser, then in such event, such rates of expense shall be utilized for the calculation of EBITDA on the basis of such Company determined cost, adjusted annually for the foregoing increases or decreases and as further adjusted for the change in the Consumer Price Index for the applicable period.

      (e) Neither the anticipated nor the actual Earn Out Payment will affect the preparation of balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 and November 6, 1999 or the related calculation of EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (f) Only sales returns of goods shipped prior to year end actually received within 90 days after the end of the period will affect the calculation of EBITDA for such period. No additional reserve for returns will be recorded on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (g) Credits for overbillings on shipments preceding the end of a period will be expensed for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (h) The maximum balance of accounts receivable or other assets in respect of chargebacks relating to overbillings for shipments after the end of a period shall be $250,000 at the end of the fiscal years ended October 31, 1998 and November 6, 1999. Any chargebacks relating to overbillings in excess of such amount taken either prior to the end of the period or in the 90 day period after a fiscal year end will be fully expensed for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (i) Trade discounts available to customers on shipments preceding the end of a period shall be accrued in full on the balance sheets of the Purchaser and its subsidiaries as at

            November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (j) A reserve for allowances shall be recorded in the amount of total chargebacks taken by customers within 90 days after the end of the period in payment of invoices for goods shipped prior to the end of the period for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999. It shall be understood that chargebacks disputed in good faith shall remain as accounts receivable until such dispute is resolved.

      (k)   No sales reserves other than those described in paragraphs (f), (g),
            (h), (i), (j) and (q) shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31 1998 and November 6, 1999.

      (l) Only total direct costs, which include f.o.b. origin merchandise cost, ocean or air freight, duty, custom, tariffs, brokerage and agent commission, shall be recorded as inventory on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999. No other costs shall be capitalized into inventory on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (m) A year end markdown equal to 20% of the adjusted perpetual inventory cost of non-current goods valued as described in (l) above less outstanding orders for such goods shall be included in the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999. Noncurrent goods at the end of any year are Fall and prior goods. Non-current goods do not include goods which are or are intended to be offered consistent with past practices at original selling price in future collections.

      (n) No inventory reserves other than those described in (m) above shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (o) The reserves for bad debts existing at the Closing Date will be maintained through November 5, 1999 to cover the potential write-off of non-collectable accounts receivable which exist at the Closing Date in preparing the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997 or October 31, 1998 for purposes of calculating the related EBITDA for the year ended October 31, 1998. Unless a Security Default shall have occurred and be continuing, this reserve will be reduced through November 5, 1999 only by actual write-offs of accounts receivable which exist at the Closing Date. This reserve will be reduced to zero (i) if a Security Default shall not have occurred and be continuing, at November 6, 1999 for purposes of calculating the related EBITDA for the year ending November 6, 1999 and (ii) if a Security Default shall have occurred and be continuing, at October 31, 1998 for purposes of calculating the related EBITDA for the year ending October 31, 1998. No write off of an account receivable which exists at the Closing Date will affect the calculation of EBITDA unless the sum of all such write-offs exceeds the amount of the accounts receivable reserve at the Closing Date.

      (p) A reserve for bad debts equal to 100% of accounts receivable at year end arising after the Closing Date and not factored, which are 90 days past due (excluding accounts which are current on a payment plan) subject to any additional reserve amount required by the application of (r) below, will be maintained in preparing the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31,

            1998 and November 6, 1999.

      (q)   No reserves for accounts receivable other than those described in
            (k), (o) and (p) above shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (r) No account shall be written off unless and until all collection efforts have ceased (in accordance with the Company's past practices), unless write off of all or a portion of such account is warranted as a result of any bankruptcy filing or other insolvency proceeding by such account, without duplication, for purposes of preparing the balance sheets of the Purchaser and its subsidiaries as of November 1, 1997, October 31, 1998 and November 6, 1999 and calculating EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (s) No expense reserves, accruals for expense contingencies or other general expense accruals, other than (i) normal expense accruals for services or goods provided in the period, (ii) accruals in accordance with GAAP under FASB 5, or (iii) those described in (f),
            (g), (h), (i), (j), (m), (o) and (p) above shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (t) No accruals for fees for professional services to be rendered after the end of a period shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 if there is already one full year of such expense included within each period, for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (u) No accruals for travel and entertainment expenses to be incurred after the end of a period shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (v) In computing pension and OPEB liabilities, the same assumptions, including assumptions regarding interest rates, discount rates, mortality and retention shall be used in preparing the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 and November 6, 1999 for purposes of calculating the related EBITDA for the years ended October 31, 1998 and November 6, 1999.

      (w) No accruals for Christmas bonuses to be paid after the end of a period shall be recorded on the balance sheets of the Purchaser and its subsidiaries as at November 1, 1997, October 31, 1998 or November 6, 1999 if there is already one full year of such expense included within each period, if applicable to such period, for purposes of calculating the related EBITDA for the years ended October 31, 1999 and November 6, 1999.


      (x) If (A) the Management Stockholders shall have requested that a documentary letter of credit be issued by the Purchaser's primary lender for the payment of amounts which would become due pursuant to a bona fide proposed purchase order (which purchase order is included in the Purchaser's business plan, as approved by the Board of Directors of Norton) for Inventory from one of the Purchaser's suppliers, (B) at the time such letter of credit is so requested both of the Management Stockholders certify to Norton in writing that they in good faith believe that such Inventory would be saleable in the ordinary course of business at substantially the same gross profit margin as the other Inventory being ordered during that Spring/Transition or Fall/Holiday Season (as used in the books and records of the Purchaser, each, a "Season"), (C) the issuance of such letter of credit is denied by such primary lender and (D) such lender confirms in writing that such letter of credit would be issuable but for the failure of Norton and its subsidiaries

            (other than the Purchaser and its subsidiaries) to meet the requirements for the issuance thereof under applicable credit agreements, then there shall be added to EBITDA for that fiscal year an amount equal to the product of (i) the total cost of such Inventory which would have been incurred had such letter of credit been issued, (ii) a fraction (1) the numerator of which shall be the total cost of goods sold related to Inventory purchased for such Season, calculated in accordance with paragraph (l) above, and (2) the denominator of which shall be the total cost of Inventory purchased for such Season, calculated in accordance with paragraph
            (l) above, and (iii) a fraction (1) the numerator of which shall be the EBITDA for that fiscal year, without taking into account this paragraph (x), and (2) the denominator of which is the total net sales during such fiscal year, without taking into account this paragraph (x), calculated in accordance with paragraph (l) above.

            "Employee" shall have the meaning set forth in Section 7.08 hereof.

            "Employment Agreements" shall mean the employment agreements dated as of the date hereof between the Purchaser and each of Stuart Bregman, Howard Zwilling, Roberta Ciacci, Elizabeth Moser, Kenny Tse and Samuel Glaser.

            "Endorsements" shall have the meaning set forth in Section 7.09(b) hereto.

            "Environmental Claim" means any notice or claim by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the generation, treatment, storage, transportation or recycling of any Hazardous Substance or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Substance at the Premises or any other real property, whether or not presently or formerly owned or leased by the Company or (B) any violation, or alleged violation, of any Environmental Laws.

            "Environmental Laws" means all Laws relating to environmental, health and safety matters, the pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and safety from environmental and other hazards, including existing Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

            "ERISA" shall have the meaning set forth in Section 3.17(a) hereof.

            "Exchange Act" shall have the meaning set forth in Section 5.05 hereof.

            "Excluded Assets" shall have the meaning set forth in Section 1.01(b) hereof.

            "Excluded Liabilities" shall have the meaning set forth in Section 1.01(d) hereof.

            "Final Earn Out Payment" shall have the meaning set forth in Section 2.02(b)(v) hereof.

            "First Listed Sections" shall have the meaning set forth in the introductory paragraph of Section III hereof.

            "Full Year Financial Statements" shall have the meaning set forth in
Section 3.05 hereof.

            "GAAP" shall mean generally accepted accounting principles in the United States.

            "Governmental Authority" shall mean the collective reference to any court, tribunal, government, or governmental agency, authority or instrumentality, Federal, state or local, or domestic or foreign.

            "Hazardous Substance" shall have the meaning set forth in Section 3.13(c).

            "HSR Act" shall have the meaning set forth in Section 7.10 hereof.

            "Health Contract" shall mean, collectively, the Company's Blue Select Benefit Program (policy no. 00-89660) from Blue Cross and Blue Shield of New Jersey, Inc., the Company's group life insurance policy no. J00189-001 (Class I) issued by Medical Life Insurance Company and the Company's dental insurance policy no. 0022103 issued by Prudential Health Care Group.

            "Income Taxes" shall mean all Federal, state, local, foreign and other income or gains taxes, howsoever computed or denominated, and all estimated payments, interest, penalties, fines, costs and assessments in respect thereof.

            "Income Tax Returns" shall mean all Federal, state, local, foreign and other Income Tax returns, reports and declarations.

            "Indemnification Matter" shall have the meaning set forth in Section 11.03(a) hereof.

            "Indemnitee" shall have the meaning set forth in Section 11.03(a) hereof.

            "Indemnitor" shall have the meaning set forth in Section 11.03(a) hereof.

            "Indemnity Notice" shall have the meaning set forth in Section 11.03(a).

            "Indemnity Notice Period" shall have the meaning set forth in
Section 11.03(b) hereof.

            "Independent Auditor" shall have the meaning set forth in Section 2.02(b) hereof.

            "Initial Earn Out Payment" shall have the meaning set forth in
Section 2.02(b)(ii) hereof.

            "Intellectual Property" shall have the meaning set forth in Section 3.22.

            "Inventory" shall have the meaning set forth in Section 1.01(a)(iii) hereof.

            "Laws" shall mean all currently existing Federal, state, local and foreign laws, statutes, ordinances, regulations, rules, directives and executive orders.

            "Lien" shall mean any mortgage, pledge, charge, security interest, easement or other encumbrance of any kind or nature whatsoever and however arising.

            "Listed Sections" shall have the meaning set forth in the introductory paragraph of Section III hereof.

            "Lockbox" shall have the meaning set forth in Section 1.01(a)(xii) hereof.

            "Management Bonuses" shall have the meaning set forth in Section 1.01(c) hereof.

            "Material Adverse Effect" shall have the meaning set forth in
Section 3.01 hereof and shall mean a Material Adverse Effect on the Purchaser in the conduct of the Business (other than in respect of Development Projects) after the Closing.

            "Multiemployer Plan" shall have the meaning set forth in Section 3.17(a) hereof.

            "New Jersey Audit" shall have the meaning set forth in Section 1.01(d)(v)(2) hereof.

            "New York Audit" shall have the meaning set forth in Section 1.01(d)(v)(2) hereof.

            "1997 Balance Sheet" shall have the meaning set forth in Section
3.05 hereof.

            "1997 Balance Sheet Date" shall mean the date of the 1997 Balance Sheet.

            "1998/1999 EBITDA" shall mean (A) the sum of (x) EBITDA for the fiscal year ending October 31, 1998 and (y) EBITDA for the fiscal year ending November 6, 1999, divided by (B) two.

            "Non Income Taxes" shall mean all Federal, state, local, foreign and other taxes which are not Income Taxes, and all interest, penalties, fines, costs and assessments in respect thereof.

            "Non Income Tax Returns" shall mean all Federal, state, local, foreign and other Non Income Tax returns, reports and declarations.

            "Non Listed Sections" shall have the meaning set forth in the introductory paragraph of Section III hereof.

            "Norton Common Stock" shall have the meaning set forth in Section 2.02(a) hereof.

            "Outstanding Checks" shall have the meaning set forth in Section 1.01(d)(vi) hereof.

            "Permits" shall have the meaning set forth in Section 3.13(b) hereof.

            "Permitted Liens" shall mean (a) Liens for Income Taxes and Non Income Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records of the Company, (b) mechanics', materialmen's, shippers', suppliers', vendors' or similar Liens arising by operation of law and in the ordinary course of business securing amounts which are not delinquent, (c) deposits made in compliance with workers compensation, unemployment insurance and social security laws, (d) deposits to secure the performance of bids, trade agreements, leases, statutory obligations and surety and appeal bonds, (e) any provision of any Contract pursuant to which the Premises are leased or any such Contract which might constitute or give rise to a Lien, (f) minor imperfections of title to any Asset which do not materially affect the use or value of such Asset, and (g) prior to the Closing, "Permitted Liens" shall include Liens securing the Chase Indebtedness, but in connection with and after the Closing, "Permitted Liens" shall not include such Liens.

            "Person" shall mean an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a Governmental Authority.

            "Preferred Stock" shall mean all issued and outstanding shares of 10% Cumulative Preferred Stock, $.01 par value per share, of the Company.

            "Premises" shall have the meaning set forth in Section 3.13(c) hereof.

            "Products" shall mean any and all products and merchandise of the Company.

            "Property" shall have the meaning set forth in Section 1.01(a)(ii).

            "Pro Rata Percentage" shall have the meaning set forth in Section 2.02(b)(vi) hereof.

            "Purchase Price" shall have the meaning set forth in Section 2.01 hereof.

            "Purchaser Group" shall mean the Purchaser, Norton and the Purchaser's and Norton's subsidiaries, affiliates and parent entities.

            "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 11.01 hereof.

            "Receivables" shall have the meaning set forth in Section 1.01(a)(v) hereof.

            "Retained Contracts" shall mean, without duplication, (i) all of the Company's (or any affiliate's) insurance policies, (ii) except for the Health Contract which shall be a "Contract" for purposes hereof, all agreements, instruments and other documents evidencing, governing or in respect of Benefit Plans, Multiemployer Plans and all of the Company's (or any affiliate's) other retirement, employee benefit, health (including post-retirement health), dental, medical, welfare, severance, bonus, profit sharing and similar plans or programs, (iii) all Debt Documents evidencing, governing or in respect of Company

Indebtedness, (iv) all other Contracts evidencing, governing or in respect of Excluded Liabilities, (v) this Agreement, including all rights and entitlements hereunder, (vi) all agreements with any of the Stockholders and (vii) the Severance Contract, dated April 4, 1997, between the Company and Samuel Glaser.

            "Rule 144" shall have the meaning set forth in Section 3.29(iii) hereof.

            "Schedules" shall mean the Schedules attached hereto and made a part of this Agreement.

            "Second Listed Section" shall have the meaning set forth in the introductory paragraph of Section III hereof.

            "Security Default" shall mean the failure of Norton to have the Earn Out L/C issued or to pay the Secured Earn Out Amount if and when required pursuant to Section 2.02(b)(viii).

            "SEC Documents" shall have the meaning set forth in Section 3.29(i) hereof.

            "Secured Earn Out Amount" shall have the meaning set forth in
Section 2.02(b)(viii).

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Securities Exchange" shall have the meaning set forth in the definition of Average Market Value.

            "Seller Indemnified Parties" shall have the meaning set forth in
Section 11.02 hereof.

            "Stock Earn Out Amount" shall have the meaning set forth in Section 2.02(a) hereof.

            "Stock Earn Out Cap" shall mean a number of shares of Norton Common Stock which, after giving effect to their issuance, does not exceed a number of shares of Norton Common Stock constituting 12% of the aggregate number of outstanding shares of Norton Common Stock determined on the third business day preceding the Earn Out Payment Date.

            "Stockholders Representative" shall have the meaning set forth in
Section 13.14 hereof.

            "Subordinated Debt" shall mean all Company Indebtedness arising under (i) the 20% Subordinated Note, dated December 31, 1991, in the original principal amount of $3,185,470 issued by Miss Erika Holding Corporation in favor of Terold, N.V., due in full on December 31, 1999, (ii) the 20% Subordinated Note, dated December 31, 1991, in the original principal amount of $3,000,000 issued by Miss Erika Holding Corporation in favor of Triumph Capital L.P., II, due in full on December 31, 1999, and (iii) the 20% Subordinated Note, dated December 31, 1991, in the original principal amount of $814,530 issued by Miss Erika Holding Corporation in favor of TCR International Partners, due in full on December 31, 1999.

            "Taxes" shall mean Income Taxes and Non Income Taxes.

            "Tax Returns" shall mean Income Tax Returns and Non Income Tax Returns.

            "Third Listed Sections" shall have the meaning set forth in the introductory paragraph of Section III hereof.

            "Warehouses" shall have the meaning set forth in Section 1.01(a)(iii) hereof.


                         *          *          *

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                              MISS ERIKA, INC.


                              By: /s/ STUART BREGMAN
                                 ----------------------
                                 Name: Stuart Bregman
                                 Title:Chairman/CEO


                              ME ACQUISITION CORP.


                              By: /s/ PETER BONEPARTH
                                ----------------------
                                Name: Peter Boneparth
                                Title:Vice Chairman


                              NORTON MCNAUGHTON, INC.


                              By: /s/ PETER BONEPARTH
                                -----------------------
                                Name: Peter Boneparth
                                Title:President


                              TRIUMPH CAPITAL, L.P. II

                              By Triumph Management, L.P., its general partner


                              By: /s/ MICHAEL E. NUGENT
                                 -----------------------
                                Name: Michael E. Nugent
                                Title:General Partner


                              TERBEM LIMITED


                              By: /s/ JOHN STEIN
                                 ---------------------------
                                 Name: John Stein
                                 Title:Attorney-in-Fact


                              BOBST INVESTMENT CORP.


                              By: /s/  JOHN STEIN
                                 --------------------------
                                 Name: John Stein
                                 Title:Attorney-in-Fact

                              TCRI OFFSHORE PARTNERS C.V.

                              By Three Cities Management Partners, L.P., its general partner

                              By Three Cities Research, Inc., its
                              general partner

                              By: /s/  WILLEM DE VOGEL
                                 ------------------------------
                                 Name:  Willem De Vogel
                                 Title: President


                              TCR INTERNATIONAL PARTNERS L.P.

                              By Three Cities Management Partners, L.P., its general partner

                              By Three Cities Research, Inc., its
                              general partner


                              By: /s/ WILLEM DE VOGEL
                                  -------------------------
                                 Name:  Willem De Vogel
                                 Title: President




                                  /s/ STUART BREGMAN
                                  --------------------
                                      Stuart Bregman




                                  /s/ HOWARD ZWILLING
                                  ----------------------
                                      Howard Zwilling




                                  /s/ SIDNEY GOLDSTEIN
                                  -----------------------
                                      Sidney Goldstein




                                  /s/ JOHN STEIN
                                  ---------------------------
                                      Christian Baillet
                                      Attorney-in-Fact

                            Schedule 1.01A

                     Lenders and Lenders' Commitments


                                    Revolving
                                    Credit                    Term Loan
         Lender                     Commitment                Commitment                Percentage
         ------                     ----------                ----------                ----------
NationsBanc Commercial              $62,500,000               $7,500,000                50%
Corporation
The CIT Group/Commercial            $62,500,000               $7,500,000                50%
Services, Inc.

                                 SCHEDULE 1.01B

                    FISCAL YEAR, FISCAL MONTH, FISCAL QUARTER


PART A:           "FISCAL YEAR"

                  Each fiscal year end for the Company and its Consolidated Subsidiaries is October 31st, if such date falls on a Saturday, or the first Saturday following October 31st. The Company and its Consolidated Subsidiaries operate on a 52 or 53-week fiscal year.
                  See below for examples of actual fiscal years.

PART B:           "FISCAL MONTH"

                  Each fiscal month end for the Company and its Consolidated Subsidiaries is the 30th or 31st of such month, if such date falls on a Saturday, or the first Saturday following the 30th or 31st.
                  See below for examples of actual fiscal months.

PART C:           "FISCAL QUARTER"

                  Each fiscal quarter end for the Company and its Consolidated Subsidiaries is January 31st, April 30th, July 31st and October 31st, if such date falls on a Saturday, or the first Saturday following January 31st, April 30th, July 31st and October 31st. The Company and its Consolidated Subsidiaries operate on a 13-week quarter (4 weeks, 4 weeks, 5 weeks). See below for examples of actual fiscal quarters.


                                                            FY PERIOD ENDING DATES FOR:
                                                            ------------------------------------------------
                                                            1997            1998         1999          2000
QUARTER    PERIOD #        MONTH            # WKS/MTH       96-97           97-98        98-99         99-00
-------    --------        -----            ---------       -----           -----        -----         -----
              1            November             4                           11/29/97     11/28/98     12/04/99
1st           2            December             4                           12/27/97     12/26/98     01/01/00
              3            January              5                           01/31/98     01/30/99     02/05/00
              4            February             4                           02/28/98     02/27/99     03/04/00
2nd           5            March                4                           03/28/98     03/27/99     04/01/00
              6            April                5                           05/02/98     05/01/99     05/06/00
              7            May                  4                           05/30/98     05/29/99     06/03/00
3rd           8            June                 4                           06/27/98     06/26/99     07/01/00
              9            July                 5          08/02/97         08/01/98     07/31/99     08/05/00
             10            August               4          08/30/97         08/29/98     08/28/99     09/02/00
4th          11            September            4          09/27/97         09/26/98     09/25/99     09/30/00
             12            October              5          11/01/97         10/31/98     11/06/99     11/04/00

Note:    Fiscal 1999 is a 53-wk year

                                 SCHEDULE 1.01C
                             PRIOR SEASON INVENTORY

------------------------------------------------------------------------------------------------------
             DATE                              ELIGIBLE %                         INELIGIBLE
             ----                              ----------                         ----------
------------------------------------------------------------------------------------------------------
1.  July 1 - Sept.30 Year 2         -  75% Fall Year 1 without         -  All Prior Season inventory
                                       confirmed purchase order           not set forth in Eligible
                                                                          Amount column

                                    -  50% Holiday, Spring and
                                       Transition Year 1 without
                                       confirmed purchase order

                                    -  100% Prior Season
                                       Inventory with confirmed
                                       purchase order
------------------------------------------------------------------------------------------------------

2.  Oct. 1 - Nov. 30 Year 2         -  75% Fall and Holiday            -  All Prior Season Inventory
                                       Year 1 without confirmed           not set forth in Eligible
                                       purchase order                     Amount column

                                    -  50% Spring and Transition
                                       Year 1 without confirmed
                                       purchase order

                                    -  100% Prior Season
                                       Inventory with confirmed
                                       purchase order
------------------------------------------------------------------------------------------------------

3.  Dec. 1 - Dec.31 Year 2          -  75% Holiday Year 1              -  All Prior Season Inventory
                                       without confirmed                  not set forth in Eligible
                                       purchase order                     Amount column

                                    -  50% Spring, Transition
                                       and Fall Year 1 without
                                       confirmed purchase order

                                    -  100% Prior Season
                                       Inventory with confirmed
                                       purchase order
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
4.  Jan. 1 - Mar. 31 Year 2         -  75% Spring Year 1               -  All Prior Season Inventory
                                       without confirmed                  not set forth in Eligible
                                       purchase order                     Amount column

                                    -  50% Transition, Fall and
                                       Holiday Year 1 without
                                       confirmed purchase order

                                    -  100% Prior Season
                                       Inventory with confirmed
                                       purchase order
------------------------------------------------------------------------------------------------------

5.  Apr. 1 - May 31 Year 2          -  75% Spring and Transition       -  All Prior Season Inventory
                                       Year 1 without confirmed           not set forth in Eligible
                                       purchase order                     Amount column

                                    -  50% Fall and Holiday
                                       Year 1 without confirmed
                                       purchase order

                                    -  100% Prior Season
                                       Inventory with confirmed
                                       purchase order
------------------------------------------------------------------------------------------------------

6.  Jun. 1 - Jun. 30 Year 2         -  75% Transition Year 1           -  All Prior Season Inventory
                                       without confirmed                  not set forth in Eligible
                                       purchase order                     Amount column

                                    -  50% Fall, Holiday and
                                       Spring Year 1 without
                                       confirmed purchase order

                                    -  100% Prior Season
                                       Inventory with confirmed
                                       purchase order
------------------------------------------------------------------------------------------------------

                           SCHEDULE 5.01(d)(v)

                         ADDITIONAL PLEDGED STOCK


NORTON MCNAUGHTON, INC.

None

NORTON MCNAUGHTON OF SQUIRE, INC.

None

Norty's Inc.

None


MISS ERIKA, INC.

1.  C.R. Anthony Company                           859 shares of common stock
2.  Richman Gordman 1/2-Price Stores, Inc.      55,449 shares of common stock
3.  Salant Corporation                           2,675 shares of common stock
4.  Chester Holdings, Ltd.                         354 shares of common stock
5.  Paul Harris Stores, Inc.                     2,267 shares of common stock

                              SCHEDULE 5.01(d)(xxi)

                                   CONTRACTORS

NORTON MCNAUGHTON, INC.

None

NORTON MCNAUGHTON OF SQUIRE, INC.

Cutting Edge Services, Inc.                          3349 Whelan Road
                                                     East Rutherford, NJ 07073

Railroad Enterprises, Inc.                           5 Empire Boulevard
                                                     South Hackensack, NJ 07606

G.A.G.U. Inc.                                        450 Murray Hill Parkway/
                                                     75-85 Madison Circle Drive
                                                     East Rutherford, NJ 07303

Major/Newmark Trucking                               7585 Madison Circle
                                                     East Rutherford, NJ 07303


NORTY'S INC.

None

MISS ERIKA, INC.

None

                            SCHEDULE 6.01(e), PART A

                               INVENTORY LOCATIONS


NORTON MCNAUGHTON, INC.

None


NORTON MCNAUGHTON OF SQUIRE, INC.

VDR #             CONTRACTOR                         VDR #             CONTRACTOR
-----             ----------                         -----             ----------
703               Nerely (Nova Sportswear)           748               Fancy Inc. #2
                  1027 Grand Street                                    4510 94th Street
                  Brooklyn, NY 11211                                   Elmhurst, NY 11373

705               Pure Gold                          757               Tan Fashion, Inc.
                  (formerly Lees H, Pretty H)                          40-22 College Point Blvd.
                  96-35 43rd Avenue                                    Flushing, NY 11354
                  Corona, NY 11368

707               Evertop Fashions                   759               Grandex Inc. (A.G. Royal)
                  (Formerly Terry)                                     36-19 Prince Street
                  6102 Fifth Street                                    Flushing, NY 11380

708               Glossy Corp (H&K)                  775               Whitehorse (Winner)
                  47-28 37th Street                                    947 61st Street
                  LIC, NY 11101                                        Brooklyn, NY 11219

712               J&N (Suyen)                        780               Milano Fashions
                  36-01 36th Ave., 3rd Flr                             813 63rd Street
                  LIC, NY 11106                                        Brooklyn, NY

714               K-11 (SKK)                         782               Supreme
                  247 36th St.                                         225 W. 35th St., 6th Flr
                  New York, NY 10018                                   New York, NY 10018

719               Ado Fashions                       783               Kingsway
                  338 West 39th Street, 5th Floor                      42-05 97th Place, 2nd Flr
                  New York, NY                                         Corona, NY 11368

727               Advance                            786               K.A.K.
                  6103 Seventh Avenue                                  40-22 College Point Blvd
                  AKA 707 61st Street                                  Flushing, NY 11354
                  Brooklyn, NY 11220

747               Qiao Jing (Cosmo)                  789               Tri Fortune (Anna & Taylor)
                  530 63rd St                                          45-46 Davis St., 2nd Flr
                  Brooklyn, NY                                         LIC, NY 11101

See Parts B, C and D of Exhibit 6.01(e) for additional Inventory locations.

                            SCHEDULE 6.01(e), PART A

                               INVENTORY LOCATIONS

NORTY'S INC.

See Parts B, C and D of Exhibit 6.01(e) for additional Inventory locations.


MISS ERIKA, INC.: CONSIGNED INVENTORY W/ ASHLEY ROSE, INC. STORES


STORE #           LOCATION                           TRADENAME
-------           --------                           ---------
192               Conway Crossings                   Jonathan Logan
                  Rte 16 & Washington Street
                  Conway, NH 03818

197               Belz Outlet Mall #2                Jonathan Logan
                  4949 International Drive
                  Extended Suite #62
                  Orlando, FL 32819

202               Rockvale Square Store #2           Jonathan Logan
                  Lincoln Highway East
                  35 South Willowday Drive
                  Lancaster, PA 17602

242               West Kentucky Outlet Center        Jonathan Logan
                  145 Outlet Ave - Suite #45
                  Eddyville, KY 42038

251               250 Outlet Avenue                  Jonathan Logan Family Discount Apparel
                  Eddyville, KY 42038

276               The Crossings Factory Stores       Jonathan Logan
                  475 Crossings Outlet Square
                  Tannersville, PA 18372

277               Grove City Factory Shops           Jonathan Logan
                  Interstate #79 & US Route #208
                  Grove City, PA 16127

278               209 North 2nd Avenue               Vaughn's
                  Alpena, MI 49707


See Parts B, C and D of Exhibit 6.01(e) for additional Inventory locations.

                            SCHEDULE 6.01(e), PART B

                               INVENTORY LOCATIONS

Company                                     Legal Name                                  Address
-------                                     ----------                                  -------
Norton McNaughton of Squire, Inc.   Norton McNaughton of Squire, Inc.           3349 Whelan Road
                                    (Piece Goods Warehouse)                     East Rutherford, NJ 07073

Norton McNaughton of Squire, Inc.   Cutting Edge Services, Inc.                 3349 Whelan Road
                                    (Cutting)                                   East Rutherford, NJ 07073

Norton McNaughton of Squire, Inc.   Railroad Enterprises, Inc.                  5 Empire Boulevard
                                                                                South Hackensack, NJ 07606

Norton McNaughton of Squire, Inc.   G.A.G.U. Inc.                               450 Murray Hill Parkway/
                                                                                75-85 Madison Circle Drive
                                                                                East Rutherford, NJ 07303

Norton McNaughton of Squire, Inc.   Major/Newmark Trucking                      7585 Madison Circle
                                                                                East Rutherford, NJ 07303

Norton McNaughton of Squire, Inc.   Dynamic Distribution Center                 90 Caven Point
                                                                                Jersey City, NJ

Norty's Inc.                        Norty's Inc.                                40 Willow St.
                                                                                Kutztown, PA 19503

Miss Erika, Inc.                    Miss Erika, Inc.                            333 North Street
                                                                                Teterboro, NJ 07608

                            SCHEDULE 6.01(e), PART C

                               INVENTORY LOCATIONS

                 CHIEF EXECUTIVE OFFICES AND PLACES OF BUSINESS



NORTON MCNAUGHTON, INC.

463 Seventh Avenue
New York, NY 10018
(Chief Executive Office)


NORTON MCNAUGHTON OF SQUIRE, INC.

463 Seventh Avenue
New York, NY 10018
(Chief Executive Office)

1407 Broadway
New York, NY 10018
(Showroom)


NORTY'S INC.

463 Seventh Avenue
New York, NY 10018
(Chief Executive Office)

See Schedule 6.01(e) Part D for Norty's retail locations


MISS ERIKA, INC.

1407 Broadway
New York, NY 10018
(Chief Executive Office/Showroom)

333 North Street
Teterboro, NJ 07608
(Accounting Office)

                            SCHEDULE 6.01(e), PART D

                               INVENTORY LOCATIONS


COMPANY                    STATE    LEASE LOCATION                     LESSOR/PAYEE
-------                    -----    --------------                     ------------
Norty's Inc.               PA       35 S. Willowdale Drive             Rockvale Square
                                    Lancaster, PA 18447                P.O. Box 10636
                                    Telephone (717)394-0474            Lancaster, PA 17605-0636

Norty's Inc.               GA       Tanger Factory Outlet              Tanger Properties L.P.
                                    800 Steven B. Tanger Blvd.         P.O. Box 29168
                                    Suite 108                          Greensboro, NC 27429
                                    Commerce, GA 30529                 Telephone (910) 274-1666
                                    Telephone (706) 335-5545

Norty's Inc.               PA       Reading Liquidation Center         Moss Realty Company
                                    850 Moss Street                    801 North 9th Street
                                    Reading, PA 19604                  Reading, PA 19604
                                    Telephone (215)373-4368

Norty's Inc.               GA       1000 Tanger Drive                  Tanger Properties L.P.
                                    Locust Grove, GA 30248             P.O. Box 29168
                                    Telephone (770) 957-0660           Greensboro, NC 27429
                                                                       Telephone (910) 274-1666

Norty's Inc.               TN       Five Oaks Factory Stores           Five Oaks Outlet Center
                                    1645 Parkway, Suite 440            Epoch Projects Inc.
                                    Sevierville, TN 37862              626 Bernard Avenue
                                    Telephone (615) 429-2701           Knoxville, TN 37921

Norty's Inc.               OH       8330 Factory Shops Blvd.           Ohio Factory Shops
                                    Jeffersonville, OH 43128           P.O. Box 630487
                                    Telephone (614) 948-2809           Baltimore, MD 21263-0487

Norty's Inc.               PA       121 Outlet Square                  Potmac Associates
                                    Hershey, PA 17033                  Factory Stores at Hershey
                                    Telephone (717) 534-2821           Dept 3214
                                                                       Chicago, IL 60674-3214

Norty's Inc.               TN       645 Outlet Center Drive            Music Valley Partners
                                    Nashville, TN 37214                P.O. Box 1395
                                    Telephone (615) 889-5750           Smithfield, NC 27577

Norty's Inc.               FL       St. Augustine Outlet Center        New Plan Realty
                                    2700 SR. 16, Suite 907             1120 Ave. of the Americas
                                    St. Augustine, FL 32092            New York, NY 10036
                                    Telephone (904) 826-3484

Norty's Inc.               PA       I79 & US Route 208, Suite 220      Grove City Factory Shop
                                    Grove City, PA 16127               100 E. Pratt Street 19th Floor
                                    Telephone (412) 748-3351           Baltimore, MD 21202

                            SCHEDULE 6.01(e), PART D

                               INVENTORY LOCATIONS




COMPANY                    STATE    LEASE LOCATION                     LESSOR/PAYEE
-------                    -----    --------------                     ------------
Norty's Inc.               FL       Orlando Shopping Center            Belz Enterprises
                                    5247 International Drive           530 Oak Court Drive, Suite 300
                                    Orlando, FL 32819                  Memphis, TN 38117
                                    Telephone (407) 352-0644

Norty's Inc.               SC       Outlet Park at Waccamaw Mall       Belz Enterprises
                                    3200 Pottery Road                  530 Oak Court Drive, Suite 300
                                    Myrtle Beach, SC 29577             Memphis, TN 38117

Norton McNaughton          NY       463 Seventh Avenue                 The Arsenal Co.
of Squire, Inc.                     9th and 10th Floors                c/o Adams & Co. Real Estate, Inc.
                                    New York, NY 10018                 411 Fifth Avenue
                                                                       New York, NY 10016

Norton McNaughton          NY       1407 Broadway                      Gettinger Associates, LLP
of Squire, Inc.                     26th Floor                         1407 Broadway
                                    New York, NY 10018                 New York, NY 10018

Miss Erika, Inc.           NY       1407 Broadway                      Gettinger Associates, LLP
                                    4th Floor                          1407 Broadway
                                    New York, NY 10018                 New York, NY 10018

Norty's Inc.               PA       40 Willow St.                      Lantek
                                    Kutztown, PA 19503                 40 Willow Street
                                                                       P.O. Box 324
                                                                       Kutztown, PA 19530

Norton McNaughton          NJ       3349 Whelan Road                   Sublessor:
of Squire, Inc.                     East Rutherford, NJ 07073          Cutting Edge (formerly Toni
                                                                       Linda Productions)
                                                                       5 Empire Blvd.
                                                                       South Hackensack, NJ 07606
                                                                       Lessor:
                                                                       Braun Management Inc.
                                                                       160 Broadway
                                                                       New York, NY 10038

Miss Erika, Inc.           NJ       333 North Street                   Teterboro Associates
                                    Teterboro, NJ 07608                90 Main Street
                                                                       Hackensack, NJ 07601

Norton McNaughton          NJ       1400 Broadway                      Sublessee:
of Squire, Inc.                     New York, NY 10018                 Orient Consulting
                                                                       1001 6th Avenue
                                                                       New York, NY 10018

                                SCHEDULE 6.01(f)

                                  SUBSIDIARIES



NAME                                OWNERSHIP                          STATE OF INCORP.
----                                ---------                          ----------------
Miss Erika, Inc.                    100% of the capital stock          Delaware
(f/k/a ME Acquisition Corp.)        owned by Norton
                                    McNaughton, Inc.

Norton McNaughton of Squire,        100% of the capital stock          New York
Inc.                                owned by Norton
                                    McNaughton, Inc.

Norty's Inc.                        100% of the capital stock          Delaware
                                    owned by Norton
                                    McNaughton of Squire, Inc.

                                SCHEDULE 6.01(g)

                                   LITIGATION


NORTON MCNAUGHTON, INC.

TAX AUDITS
 See Schedule 6.01(k)


NORTON MCNAUGHTON OF SQUIRE, INC.

TAX AUDITS
 See Schedule 6.01(k)

SILK INDIA, INC., vs. NORTON MCNAUGHTON OF SQUIRE, INC.
  Supreme Court of the State of New York - County of New York Index No. 97-602695 (complaint alleges Norton improperly rejected fabric and refused to pay and is demanding a judgment in the sum of $38,131.88 with interest since 1/2/97, costs and disbursements.


NORTY'S INC.

TAX AUDITS
  See Schedule 6.01(k)


MISS ERIKA, INC.

TAX AUDITS
  See Schedule 6.01(k)

YEILDINGS, INC.; MAX C. POPE, TRUSTEE v. MISS ERIKA
  United States Bankruptcy Court - Northern District of Alabama, Case No. 96-07068-BGC-7 (complaint alleges a preferential transfer in the amount of $24,397.60 from Yeildings, Inc. to Miss Erika).

VIOLATION OF THE STATE UNIFORM CONSTRUCTION CODE ACT AND REGULATIONS
  Notice of Violation and Order to Terminate and Notice of Order of Penalty issued August 19, 1997, for occupation of adjacent storage space at warehouse and for having opened a wall without securing permits.

ALLEGED COPYRIGHT INFRINGEMENT
  Pursuant to a letter to Miss Erika, Inc. dated March 20, 1997, By-Design, L.L.C. alleged that a sweater appearing at J.C. Penney and purportedly infringing By-Design's copyright in a fabric design was being promoted and/or sold by Miss Erika, Inc. Miss Erika, Inc. denies that the sweater design in question has ever been promoted or sold by Miss Erika, Inc. No further correspondence from By-Design has been received and the matter is considered closed.

ORAL CLAIM BY EMPLOYEE

  A former employee of Miss Erika, Inc. whose employment terminated on August 15, 1997, has made an oral claim of harassment which is currently under investigation by Miss Erika, Inc.

                                SCHEDULE 6.01(j)

                                      ERISA


NORTON MCNAUGHTON, INC.

None


NORTON MCNAUGHTON OF SQUIRE, INC.

Norton McNaughton of Squire, Inc. 401(k) Savings Plan administered by Mass
  Mutual, effective as of January 1, 1995.

Norton McNaughton of Squire, Inc. Group Dental administered by First Fortis
  Insurance Co., effective as of November 1, 1996.

Norton McNaughton of Squire, Inc. Group Health administered by Oxford Health
  Plans, Inc., effective as of July 1, 1995.

Norton McNaughton of Squire, Inc. Group Health administered by HIP, effective as of November 1, 1995. As of September 10, 1997 there are only 3 participating members, therefore it is not necessary to complete a Form 5500 Series for this plan.

Norton McNaughton of Squire, Inc. Group Long Term Disability/Short Term
  Disability administered by First Fortis effective as of April 1, 1995.

Norton McNaughton of Squire, Inc. Cafeteria Plan - Section 125, effective as of
  January 1, 1994. This Plan includes a Flexible Spending Account and its administration is handled by PayPro Inc.

Medical insurance covered for life for Jay Greenberg under the Separation
  Agreement between Jay Greenberg and Norton McNaughton of Squire, Inc dated as of May 1, 1997.

Medical insurance covered for life for Norton Sperling under the Separation
  Agreement between Norton Sperling and Norton McNaughton of Squire, Inc dated as of May 3, 1997.

                               SCHEDULE 6.01(j)

                                     ERISA



NORTY'S INC.

None


MISS ERIKA, INC.

Miss Erika, Inc. Employees' Pension Trust, effective as of March 31, 1970, as amended. This plan will terminate after the closing of the transactions contemplated by the Acquisition Agreement.

Miss Erika, Inc. Employees' Deferred Profit Sharing Plan and Trust, effective as of January 1, 1989, as amended. This plan will terminate after the closing of the transactions contemplated by the Acquisition Agreement.

Miss Erika, Inc. Health & Welfare Plan, effective May 1, 1992, held by Blue
  Cross Blue Shield of New Jersey, Inc.

Group Dental Plan for Miss Erika, Inc., control number 0022103, held by The
  Prudential Insurance Co.

Group Life Insurance Plan, insured by Medical Life Insurance Company

Medical insurance covered for Sidney Goldstein pursuant to section 1.01(c)(i) of the Agreement of Purchase and Sale by and among Miss Erika, Inc., Certain of the Stockholders of Miss Erika, Inc., ME Acquisition Corp. and Norton McNaughton, Inc.

                                SCHEDULE 6.01(k)

                                   TAXES, ETC.


NORTON MCNAUGHTON, INC.

TAX AUDITS

  New York City Income Tax for Norton McNaughton, Inc. and Subsidiaries for 1995 tax return - in process by the City of New York

  Federal Income Tax for Norton McNaughton, Inc. and Subsidiaries for the fiscal year ended 11/4/95 (1994 tax return) - received notice from the Internal Revenue Service ("IRS")

NORTON MCNAUGHTON OF SQUIRE, INC.

TAX AUDITS

  Federal Income Tax for Norton McNaughton of Squire, Inc. and Subsidiaries for the fiscal year ended 11/6/92 (1991 tax return) - in process by the IRS

  Federal Income Tax for Norton McNaughton of Squire, Inc. and Subsidiaries for the fiscal year ended 11/5/93 (1992 tax return) - in process by the IRS

  Federal Income Tax for NM Acquisition for the period 7/17/91 to 11/1/91 - in process by the IRS

  See 'Tax Audits' under Norton McNaughton, Inc.


NORTY'S INC.

TAX AUDITS
  Federal Income Tax for Norton McNaughton of Squire, Inc. and Subsidiaries for the fiscal year ended 11/6/92 (1991 tax return) - in process by the IRS

  See 'Tax Audits' under Norton McNaughton, Inc.


MISS ERIKA, INC.

TAX AUDITS

  State of New Jersey - pending tax audit for Sales and Use Tax

  New York City Income Tax - pending desk audit

                                SCHEDULE 6.01(s)

                           OPERATING LEASE OBLIGATIONS


NORTON MCNAUGHTON, INC.

None


NORTON MCNAUGHTON OF SQUIRE, INC.

See Schedule 6.01(e), Part D for list of Real Property Leases

See attached Schedule of Lease Commitments

See attached Schedule of Leased Automobiles


NORTY'S INC.

See Schedule 6.01(e), Part D for list of Real Property Leases


MISS ERIKA, INC.

See Schedule 6.01(e), Part D for list of Real Property Leases

See attached Schedule of Leased Automobiles

Copy equipment contract, dated 2/11/96 between Xerox Corporation and Miss Erika, Inc., expiring 2/11/99, for equipment at 1407 Broadway, New York, New York

Copy equipment contract, dated 8/30/94 between Xerox Corporation and Miss Erika, Inc., expiring 8/30/99, for equipment at 1407 Broadway, New York, New York

Copy equipment contract, dated 12/31/96 between Xerox Corporation and Miss Erika, Inc., expiring 12/31/00, for equipment at 1407 Broadway, New York, New York

Telephone equipment contract, (undated) between Miss Erika, Inc. and Precision Interconnect Conversions Corp. for Toshiba telephone/voicemail equipment at Teterboro office

Equipment contract, dated as of 4/24/96, between Miss Erika, Inc. and Caterpillar Financial Services Corporation for Caterpillar Lift Truck

                                      LEASE
TYPE OF LEASE                         REFERENCE PAYEE/PREMISES                           LEASE TERM     ANNUAL RENT    MONTHLY RENT
-----------------------------------------------------------------------------------------------------------------------------------
MACHINE LEASES:

Toshiba 4550 copier w/20 bin sorter   M -  1 Scriptex (E. Rutherford)                    6/96-6/00         $ 11,422         $   952

Toshiba 5540 copier                   M -  2 Scriptex (Walter)                           8/96-7/00            8,873             739

CANON COLOR COPIER                    M -  3 Copelco (463 Seventh Avenue)                12/95-11/98         19,848           1,654

PITNEY BOWES CREDIT CORP              M -  4 Postage Machine (E580 E510-463 7th)         3/20/97-6/20/01      2,741             228

PITNEY BOWES - CARLSTADT              M -  5 Model #'s G305 & 5976 + Other               Month to Month      12,466           1,039

Toshiba 5540 copier w/20 bin sorter   M -  6 AT&T (L#605426 - Ace. Dept)                 1/97-12/99          13,588           1,132

Toshiba 2550 w/20 bin sorter & stand  M -  7 Scriptex (DPS 10th floor 463 office)        9/1/95-12/11/98      6,760             563

Toshiba 3550 w/20 bin sorter & stand  M -  8 Scriptex (Prod 463-10th floor - Roz)        9/11/95-1/11/98      9,167             764

Toshiba 2550 w/20 bin sorter & stand  M -  9 Scriptex (Cutting 463-10th floor Casanova)  9/13/95-12/13/98     7,750             646

Toshiba 2550 w/20 bin sorter & stand  M - 10 Scriptex (NS Norton Studio Copier)          9/13/95-12/13/98     7,748             646

Panas 1307 Copier                     M - 11 Tokai (E. Rutherford)                       Month to Month         999              83

Canon NP 6050                         M - 12 Danka (Design)                              4/97-4/00            8,766             730

Kodak 2085                            M - 13 Danka (463 Seventh Avenue)                  7/97-7/02           15,960           1,330

Panasonic EP 4080 & FP 7113           M - 14 Panasonic Lease Program - E. Rutherford     12/7/95-3/7/99       3,844             320

Town Lift Truck - 50FCTT              M - 15 Crown Credit Company - E. Rutherford        7/28/94-6/99         5,657             471

Town Lift Truck - 60 PE               M - 16 Crown Credit Company - E. Rutherford        3/21/94-2/99         1,779             148

Town Lift Truck - RR3520              M - 17 Crown Credit Company - E. Rutherford        7/28/94-6/99         7,143             595

                                                                                                        ---------------------------

TOTAL EQUIPMENT LEASE COMMITMENTS                                                                          $144,511         $12,043
                                                                                                        ===========================

NORTON McNAUGHTON OF SQUIRE, INC.

SCHEDULE OF LEASED AUTOMOBILES
ATTACHMENT FOR SCHEDULE 6.01(s)


EMPLOYEE                AUTOMOBILE                   REF #   PAYEE/LESSOR                     SEC. DEP.       LEASE TERM
--------                ----------                   -----   ------------                     ---------       ----------
 1  Bokman, Amanda      1997 BMW 740IL               3775   Country Imported Car Corp          1,055*           1/28/97 - 4/20/99
 2  Boneparth, Peter    1997 Audi A8 Quattro         4583   VW Credit                          1,225            5/10/97 - 5/10/00
 3  Burkhard, Alan      1997 Nissan Pathfinder       5177   Biener Pontiac                         0            12/5/96 - 12/5/99
 4  Ciampi, Ed          1997 Jeep Grand Cherokee     3607   UB Leasing                           575           12/16/96 - 12/16/99
 5  Daniels, Harvey     1998 BMW 740IL               9615   Wide World of Cars, Inc.           1,153*           7/08/97 - 7/08/00
 6  Greenberg, David    1995 BMW 540I                4121   BMW Financial Services             1,050           10/27/95 - 4/27/98
 7  Greenberg, Howard   1997 BMW 7401A               5602   BMW Financial Services             1,024*           7/25/96 - 7/25/99
 8  Greenberg, Sandy    1997 Mercedes S 500V         5958   Mercedes Benz Credit Corp.             0           11/26/96 - 11/24/98
 9  Imbesi, Dennis      1995 Grand Jeep Cherokee     5322   Chase                                525           11/22/94 - 11/21/97
10  Langholtz, Larry    1996 Jeep Grand Cherokee     5411   Westbury Jeep                        650             2/8/96 - 2/8/99
11  Lorusso, Chris      1997 Jeep Grand Cherokee     3671   U.B. Vehicle Leasing                 525           12/05/96 - 12/05/99
12  Miller, Andrew      1997 Land Rover              9518   Land Rover Glen Cove                 900            1/31/97 - 1/31/00
13  Monshine, Alan      1997 Ford Expedition         0366   First Union                          625            1/27/97 - 1/27/00
14  Sperling, Norty     1997 Mercedes S 500          3892   Mercedes Benz Credit Corp.             0            9/31/96 - 9/30/98
15  Stettner, Adam      1995 Porsche 993             0894   Champion Leasing Group                 0            5/23/96 - 4/22/00

                TOTAL


* Security Deposit is actually Last Monthly Payment



D.O.B.       DRIVER                MAKE/MODEL                 VEHICLE ID#s          VALUE      GARAGED
--------------------------------------------------------------------------------------------------------------
3/30/37     Stuart Bregman         1995 BMW 7401              WBAGF632XSDH02447     63,740     Telerboro, NJ
--------------------------------------------------------------------------------------------------------------
3/26/52     Samuel Glaser          1997 Jeep Grand Cherokee   IJ4GZ78Y2VC725543     36,815     Telerboro, NJ
--------------------------------------------------------------------------------------------------------------
9/19/45     Michael Kornweiser     1992 Volvo 964             YV1KS9500N0025076     32,000     Telerboro, NJ
--------------------------------------------------------------------------------------------------------------
5/6/46      Lisa Moser             1995 Lexus LS400           JTBUF22E750025774     55,553     Telerboro, NJ
--------------------------------------------------------------------------------------------------------------
8/13/52     Kenny Tse              1996 Mercedes 320          WDBJF557TJ011331      47,000     Telerboro, NJ
--------------------------------------------------------------------------------------------------------------
4/5/47      Alteon ST Louis-WH     1996 Dodge Van Cargo       287GB11X7TK101338     18,435     Telerboro, NJ
--------------------------------------------------------------------------------------------------------------
1/11/55     Howard Zwilling        1994 BMW 740l              WBAGD4324RDE69122     57,400     New York, NY
--------------------------------------------------------------------------------------------------------------
9/19/45     Billy Rossier          1996 Jeep Grand Cherokee   1JUGZ78Y5TC156765     35,700     Telerboro, NJ
--------------------------------------------------------------------------------------------------------------

                                                    MONTHLY
                                                    LEASE
D.O.B.  COLLISION   COMP      LICENSE#               AMOUNT    EXPIRES
----------------------------------------------------------------------
3/30/37     500     500     B181894991227249337      889.02     Sep-97
----------------------------------------------------------------------
3/26/52     500     500     G50936887403524          472.00     Apr-00
----------------------------------------------------------------------
9/19/45     500     500     K66315447309452          280.67     Jun-98
----------------------------------------------------------------------
5/6/46      500     500     172107707                760.00     Jun-98
----------------------------------------------------------------------
8/13/52     500     500     T80144317208522          763.00     Mar-99
----------------------------------------------------------------------
4/5/47      500     500     S0131789253952626 47     328.49     Sep-98
----------------------------------------------------------------------
1/11/55     500     500     Z2335381061700856 55     882.67     Aug-97
----------------------------------------------------------------------
9/19/45     500     500     R1572081714766058 45     539.02     Jan-98
----------------------------------------------------------------------

                                SCHEDULE 6.01(y)

                                   TRADENAMES



NORTON MCNAUGHTON, INC.

None

NORTON MCNAUGHTON OF SQUIRE, INC.

Norton McNaughton                                    Danielle Paige
Norton McNaughton Petite                             D.P.S.
Maggie McNaughton                                    D.P.S. Woman
Maggie McNaughton Petite                             Norton Studio
Pant-Her                                             Norton Studio Woman
Pant-Her Woman                                       Katherine Marie
Pant-Her Petite                                      Katherine Marie Petite
Modiano                                              Katherine Marie Woman
Modiano Woman                                        Norty's
Modiano Petite
McNaughton Wear


NORTY'S INC.

None


MISS ERIKA, INC.

Alyssa Brooke
Erika
Erika Dimensions
Private Party
Return to Nature
Ricki
Sugar Blues
Sugar Co. Ltd.
White Mountain College

                                SCHEDULE 6.01(aa)

                               MATERIAL CONTRACTS


NORTON MCNAUGHTON, INC.

1 Split Dollar Agreement dated March 8, 1994 between Norton McNaughton, Inc. and Northwestern Mutual Life Insurance Company for Sanford Greenberg.

2 Split Dollar Agreement dated March 8, 1994 between Norton McNaughton, Inc. and Northwestern Mutual Life Insurance Company for Norton Sperling.

3 Split Dollar Agreement dated March 8, 1994 between Norton McNaughton, Inc. and Northwestern Mutual Life Insurance Company for Jay Greenberg.


NORTON MCNAUGHTON OF SQUIRE, INC.

1 Amended and Restated Factoring Agreement dated September 25, 1997 between NationsBanc Commercial Corporation and Norton McNaughton of Squire, Inc.

2 Agreement dated March 17, 1993 between Norton McNaughton of Squire, Inc. and Toni-Linda Productions, Inc. (now known as Cutting Edge Services, Inc.), as amended December 15, 1993 and November 7, 1995.

3 Agreement dated January 7, 1993 between Norton McNaughton of Squire, Inc. and Railroad Enterprises, Inc.

4 Amended and Restated Non-Negotiable Limited Recourse Promissory Note of Sanford Greenberg dated as of November 5, 1993 payable to Norton McNaughton of Squire, Inc. in the original principal amount of $920,000, as amended July 15, 1994 and March 27, 1995.

5 Amended and Restated Non-Negotiable Limited Recourse Promissory Note of Norton Sperling dated as of November 5, 1993 payable to Norton McNaughton of Squire, Inc. in the original principal amount of $920,000, as amended July 15, 1994 and March 27, 1995.

6 Amended and Restated Non-Negotiable Limited Recourse Promissory Note of Jay Greenberg dated as of November 5, 1993 payable to Norton McNaughton of Squire, Inc. in the original principal amount of $920,000, as amended July 15, 1994 and March 27, 1995.

7 Letter Agreement dated February 1, 1993 between Norton McNaughton of Squire, Inc. and The May Department Stores Company for "Pant-Her".

8 License Agreement effective as of June 1, 1995 between Norton McNaughton of Squire, Inc. and Federated Merchandising for "Lauren Alexandra".

9        See Schedule 6.01(e), Part D for the list of real property leases.

10       See Schedule 7.02(c)(iii) for the list of Guaranties.

11 See Schedule 7.02(m) for the Employment Agreements for Sanford Greenberg and Peter Boneparth.

                                SCHEDULE 6.01(aa)

                               MATERIAL CONTRACTS



NORTY'S INC.

None


MISS ERIKA, INC.

1 Factoring Agreement dated September 25, 1997 between NationsBanc Commercial Corporation and Miss Erika, Inc.

2 Consignment Agreement dated June 20, 1997 between Miss Erika, Inc. and Ashley Rose, Inc.

3        See Schedule 6.01(e), Part D for the list of real property leases.

                              SCHEDULE 7.02(a)(ii)

                                      LIENS


NORTON MCNAUGHTON, INC.

See attached schedule of Liens


NORTON MCNAUGHTON OF SQUIRE, INC.

Interest recorded on February 16, 1990 by Wilmington Trust Company for the 'Pant-Her' Trademark (does not secure any obligations).

Deposits made to landlords in connection with the leases set forth on Schedule 6.01(e), Part D.

See items 1, 2, 4, 5, 6, 7, 9, 10, 11, 12, 13 of Schedule 6.01(s) for Leased
Automobiles holding a security deposit.

See attached schedule of Liens


NORTY'S INC.

See attached schedule of Liens


MISS ERIKA, INC.

See attached schedule of Liens

See Schedule 6.01(s) for Leased Automobiles. All automobiles, except the auto for Kenny Tse, have a security deposit.

                              SCHEDULE 7.02(b)(ii)

                                  INDEBTEDNESS


NORTON MCNAUGHTON, INC.

See Schedule 7.02(c)(iii) for Guaranties.


NORTON MCNAUGHTON OF SQUIRE, INC.

See Schedule 7.02(c)(iii) for Guaranties.


NORTY'S INC.

None


MISS ERIKA, INC.

None

                              SCHEDULE 7.02(c)(iii)

                                   GUARANTIES


NORTON MCNAUGHTON, INC.

Guaranty by Norton McNaughton, Inc. of Miss Erika, Inc. under the lease for the premises located at 333 Teterboro, NJ 07608.


NORTON MCNAUGHTON OF SQUIRE, INC.

Limited Guaranty dated December 30, 1993 made by Norton McNaughton of Squire, Inc. in favor of Braun Management Inc. for Toni-Linda Productions, Inc. (now known as Cutting Edge Services, Inc.), as amended November 7, 1995 (6 months' rent, currently approximately $250,000).


Guaranty dated May 19, 1992 made by Norton McNaughton of Squire, Inc. in favor of 5 Empire Boulevard Associates for Railroad Enterprises, Inc. (currently approximately $500,000).


NORTY'S INC.

None


MISS ERIKA, INC.

None

                              SCHEDULE 7.02(f)(ii)

                                   INVESTMENTS


NORTON MCNAUGHTON, INC.

1 Norton McNaughton, Inc. owns all of the issued and outstanding capital stock of each of Norton McNaughton of Squire, Inc. and Miss Erika, Inc.


NORTON MCNAUGHTON OF SQUIRE, INC.

1 Norton McNaughton of Squire, Inc. owns all of the issued and outstanding capital stock of Norty's Inc.

2 Amended and Restated Non-Negotiable Limited Recourse Promissory Note of Sanford Greenberg dated as of November 5, 1993 payable to Norton McNaughton of Squire, Inc. in the original principal amount of $920,000, as amended July 15, 1994 and March 27, 1995.

3 Amended and Restated Non-Negotiable Limited Recourse Promissory Note of Norton Sperling dated as of November 5, 1993 payable to Norton McNaughton of Squire, Inc. in the original principal amount of $920,000, as amended July 15, 1994 and March 27, 1995.

4 Amended and Restated Non-Negotiable Limited Recourse Promissory Note of Jay Greenberg dated as of November 5, 1993 payable to Norton McNaughton of Squire, Inc. in the original principal amount of $920,000, as amended July 15, 1994 and March 27, 1995.

5 Amended and Restated Non-Negotiable Limited Recourse Promissory Note of Andrew Miller dated as of November 5, 1993 payable to Norton McNaughton of Squire, Inc. in the original principal amount of $120,000, as amended July 15, 1994 and March 27, 1995.

6 Amended and Restated Non-Negotiable Limited Recourse Promissory Note of Howard Greenberg dated as of November 5, 1993 payable to Norton McNaughton of Squire, Inc. in the original principal amount of $120,000, as amended July 15, 1994 and March 27, 1995.

7 Promissory Note of Railroad Enterprises, Inc. in favor of Norton McNaughton of Squire, Inc. for the original principal amount of $300,000.

                              SCHEDULE 7.02(f)(ii)

                                   INVESTMENTS



NORTY'S INC.

None


MISS ERIKA, INC.

1 Miss Erika, Inc. has acquired the following securities of the following companies in the following amounts as a result of the bankruptcy or liquidation of such company:

         1.   C.R. Anthony Company                           859   shares of common stock
         2.   Richman Gordman 1/2-Price Stores, Inc.      55,449   shares of common stock
         3.   Salant Corporation                           2,675   shares of common stock
         4.   Chester Holdings, Ltd.                         354   shares of common stock
         5.   Paul Harris Stores, Inc.                     2,267   shares of common stock
         6.   Paul Harris Stores, Inc.                    11.375%  Note due January 21, 2000 in
                                                                   the amount of $4,800
         7.   Paul Harris Stores, Inc.                    11.375%  Note due January 21, 2000 in
                                                                   the amount of $300

                              SCHEDULE 7.02(k)(ii)

                                PROMISSORY NOTES


NORTON MCNAUGHTON, INC.

None


NORTON MCNAUGHTON OF SQUIRE, INC.

See Schedule 7.02(f)(ii), items 2 through 6 under the heading "Norton McNaughton of Squire, Inc."


NORTY'S INC.

None


MISS ERIKA, INC.

None

                                SCHEDULE 7.02(m)

                          TRANSACTIONS WITH AFFILIATES


NORTON MCNAUGHTON, INC.

Norton McNaughton, Inc. 1994 Stock Option Plan


NORTON MCNAUGHTON OF SQUIRE, INC.

Amended and Restated Employment Agreement dated as of December 15, 1995 between Sanford Greenberg and Norton McNaughton of Squire, Inc.

Employment Agreement dated as of April 30, 1997 between Peter Boneparth and Norton McNaughton of Squire, Inc.

Amended and Restated Employment Agreement dated as of November 5, 1993 between Andrew Miller and Norton McNaughton of Squire, Inc.

Amended and Restated Employment Agreement dated as of November 5, 1993 between Howard Greenberg and Norton McNaughton of Squire, Inc.

Employment Agreement dated as of November 5, 1993 between Amanda J. Bokman and Norton McNaughton of Squire, Inc., as amended April 1, 1995.

Consulting arrangements as per the Separation Agreement dated as of May 3, 1997 between Norton Sperling and Norton McNaughton of Squire, Inc.

See items 4, 5 and 6 of Schedule 6.01(aa).


NORTY'S INC.

None

                                SCHEDULE 7.02(m)

                          TRANSACTIONS WITH AFFILIATES



MISS ERIKA, INC.

ME Acquisition Corp. Executive Bonus Plan for Senior Executives.

Employment Agreement dated as of August 29, 1997 between ME Acquisition Corp. and Stuart Bregman.

Employment Agreement dated as of August 29, 1997 between ME Acquisition Corp. and Howard Zwilling.

Employment Agreement dated as of August 29, 1997 between ME Acquisition Corp. and Roberta Ciacci.

Employment Agreement dated as of August 29, 1997 between ME Acquisition Corp. and Elizabeth Moser.

Employment Agreement dated as of August 29, 1997 between ME Acquisition Corp. and Kenny Tse.

Employment Agreement dated as of August 29, 1997 between ME Acquisition Corp. and Samuel Glaser.





                                       2